AGREEMENT AND PLAN OF MERGER

among

FINDEX.COM, INC., a Nevada Corporation,

CERTAIN STOCKHOLDERS OF FINDEX.COM, INC.,

ESCT ACQUISITION CORP., a Delaware Corporation,

ECOSMART SURFACE & COATING TECHNOLOGIES, INC., a Florida Corporation

and

THE RENEWABLE CORPORATION, a Washington Corporation
_____

Dated:  January 23, 2014

5.18 Intellectual Property	26
5.19 Material Contracts	29
5.20 Litigation	31
5.21 Employee Benefit Plans	32
5.22 Labor and Employment Matters	34
5.23 Environmental	35
5.24 Related Party Transactions	36
5.25 Insurance	37
5.26 Absence of Certain Changes or Events	37
5.27 Solvency	38
5.28 Brokers or Finders	38
5.29 No Illegal Payments	38
5.30 Antitakeover Statutes	39
5.31 Compliance with Securities Laws	39
5.32 Change in Control	39
5.33 Powers of Attorney	39
5.34 Material Disclosures	39

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF THE FIND PRINCIPAL STOCKHOLDERS
6.1 Authority	39
6.2 Execution; Enforceability	39
6.3 Title to FIND Common Stock / Securities	40
6.4 No Conflicts	40
6.5 Governmental Approvals and Filings	40
6.6 Legal Proceedings	40

ARTICLE VII - REPRESENTATIONS AND WARRANTIES OF FIND AND MERGER-SUB
7.1 Organization and Qualification; Subsidiaries	41
7.2 Article of Incorporation and Bylaws	41
7.3 Books and Records	41
7.4 Capitalization	42
7.5 Authority Relative To This Agreement	43
7.6 No Conflict; Required Filings and Consents	43
7.7 Permits; Compliance	44
7.8 SEC Reports; Financial Statements	45
7.9 Notes and Accounts Receivable	45
7.10 Undisclosed Liabilities	46
7.11 Taxes	46
7.12 Title To Personal Property	48
7.13 Condition of Tangible Fixed Assets	48
7.14 Inventory	48
7.15 Product Warranty	48
7.16 Product Liability	49
7.17 Real Property	49
7.18 Intellectual Property	49
7.19 Material Contracts	53

7.20 Litigation	55
7.21 Employee Benefit Plans	55
7.22 Labor and Employment Matters	58
7.23 Environmental	59
7.24 Related Party Transactions	60
7.25 Insurance	60
7.26 Ownership of Merger-Sub; No Prior Activities	61
7.27 Absence of Certain Changes or Events	61
7.28 Solvency	62
7.29 Brokers or Finders	62
7.30 No Illegal Payments	62
7.31 Antitakeover Statutes	63
7.32 Compliance with Securities Laws	63
7.33 Change in Control	63
7.34 Powers of Attorney	63
7.35 Material Disclosures	63

ARTICLE VIII - COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER
8.1 Conduct of Business by ESCT Pending the Merger	63
8.2 Conduct of Business by FIND and Merger Sub Pending the Merger	65

ARTICLE IX - CONDITIONS TO THE MERGER
9.1 Conditions to the Obligations of Each Party to Effect the Merger	67
9.2 Conditions to the Obligations of FIND and Merger-Sub to Effect the Merger	67
9.3 Conditions to the Obligations of ESCT to Effect the Merger	68

ARTICLE X - CERTAIN PRE-CLOSING MATTERS
10.1 Further Assurances	69
10.2 Post-Closing Current Report Filing on Form 8-K	69
10.3 Name Change/Delaware Reincorporation; Trading Symbol; Reverse Stock-Split	70

ARTICLE XI - TERMINATION, AMENDMENT AND WAIVER
11.1 Termination	70
11.2 Amendment	71
11.3 Waiver	71

ARTICLE XII - GENERAL PROVISIONS
12.1 Survival of Claims; Indemnification	71
12.2 Notices	71
12.3 Certain Definitions	73
12.4 Index of Other Defined Terms	79
12.5 Interpretation	81
12.6 Survival	82
12.7 Severability	82
12.8 Assignment; Binding Effect; Benefit	82

12.9 Independent Representation; Fees and Expenses	82
12.10 Incorporation of Schedules	82
12.11 Specific Performance	83
12.12 Governing Law	83
12.13 Consent to Jurisdiction; Waiver of Jury Trial	83
12.14 Headings	83
12.15 Counterparts	83
12.16 Entire Agreement	83

EXHIBITS

Exhibit A	Form of Merger Certificate
Exhibit B	Articles of Incorporation – FIND
Exhibit C	Bylaws – FIND
Exhibit D	Form of Alvarez Employment Agreement
Exhibit E	Form of Malone Employment Agreement
Exhibit F	Certificate of Incorporation – Merger-Sub
Exhibit G	Bylaws – Merger-Sub
Exhibit H	Form of FIND Voting Agreement
Exhibit I	Articles of Incorporation – ESCT

SCHEDULES

Schedule A	The FIND Principal Stockholders
Schedule B	ESCT Disclosure Schedule
Schedule C	FIND Disclosure Schedule

This AGREEMENT AND PLAN OF MERGER, dated as of January 23, 2014 (this “Agreement”), among Findex.com, Inc., a Nevada corporation (together with any Subsidiaries, “FIND”), the undersigned principal stockholders of FIND as specifically identified on Schedule A annexed hereto and made a part hereof (the “FIND Principal Stockholders”), ESCT Acquisition Corp., a Delaware corporation and a direct, wholly-owned, special-purpose Subsidiary of FIND (“Merger-Sub”), EcoSmart Surface & Coating Technologies, Inc., a Florida Corporation (together with any Subsidiaries, “ESCT”), and The Renewable Corporation, a Washington corporation (together with any Subsidiaries, “TRC”) (FIND, the FIND Principal Stockholders, Merger-Sub, ESCT and TRC may hereinafter be referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, the common stock of FIND, $.001 par value per share, (the “FIND Common Stock”) is currently registered as a class under Section 12(g) of the Exchange Act and publicly traded on the OTC Bulletin Board;

WHEREAS, the board of directors of ESCT, currently a privately-held, non-publicly-reporting, non publicly-trading majority-owned Subsidiary of TRC, has determined it to be in the best of interests of TRC, as the controlling stockholder of ESCT, to cause there to be an independent public trading market for the common stock of ESCT;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with (i) those chapters of the Nevada Revised Statutes pertaining to corporate and related matters, including without limitation Chapters 78 and 92A thereof (the “Nevada Corporate Law”), (ii) those sections of the Delaware General Corporation Law, including without limitation Sections 252 and 259-62 thereof (the “Delaware Corporate Law”), and (iii) those chapters of the Florida Statutes, including without limitation Chapter 607 thereof (the “Florida Corporate Law”), each of FIND, Merger-Sub, and ESCT intend to enter into certain related business combination transactions;

WHEREAS, each of FIND, Merger-Sub, the FIND Principal Stockholders, ESCT and TRC desire to cause the contemplated business combination transactions, to the extent consummated, to result in ESCT being merged with and into a Delaware corporation that is a wholly-owned subsidiary of FIND, the common stock of which is currently registered under Section 12(g) of the Exchange Act and publicly trading;

WHEREAS, the board of directors of FIND (i) has determined that the Merger (as defined in Section 1.1(a) below) is fair to, advisable for, and consistent with the best interests of, FIND and its stockholders (collectively as of the Closing [as hereinafter defined], and inclusive of the FIND Principal Stockholders, the “FIND Stockholders”), and (ii) has approved this Agreement, the Merger, and the other transactions contemplated hereby (collectively, the “Transactions”);

WHEREAS, the board of directors of Merger-Sub (i) has determined that the Merger is each fair to, advisable for, and consistent with the best interests of, Merger-Sub and its sole stockholder, and (ii) has approved this Agreement, the Merger, and the Transactions;

WHEREAS, the board of directors of ESCT (i) has determined that the Merger is fair to, advisable for, and consistent with the best interests of, ESCT and the stockholders of ESCT (collectively as of the Closing [as hereinafter defined], and inclusive of TRC, the “ESCT Stockholders”), and (ii) has approved this Agreement, the Merger, and the Transactions;

WHEREAS, the board of directors of TRC (i) has determined that the Merger is fair to, advisable for, and consistent with the best interests of, TRC, as the majority, controlling stockholder of ESCT, and (ii) has approved this Agreement, the Merger, and the Transactions;

WHEREAS, for federal income tax purposes, it is intended that the acquisition of ESCT by FIND pursuant to this Agreement qualify as a tax-free reorganization under the provisions of Section 368(a)(2)(D) of the Code; and

WHEREAS, capitalized terms used throughout this Agreement shall have the meanings assigned to them in Section 12.3 hereof or in the Section of this Agreement to which reference is made within Section 12.4 hereof.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1           Generally.  Upon the terms and subject to the conditions set forth in this Agreement, and pursuant to a certificate of merger in such form as is required by and executed in accordance with each of Section 92A.200 of the Nevada Corporate Law, Section 252(c) of the Delaware Corporate Law, and Sections 1105 and/or 1109 of the Florida Corporate Law, a form of which is annexed hereto as Exhibit A (the “Merger Certificate”), at the Effective Time (as defined in Section 1.2.2), ESCT shall be merged with and into Merger-Sub as a result of which the separate corporate existence of ESCT shall thereupon cease (the “Merger”) leaving Merger-Sub as the surviving corporation (the “Surviving Corporation”).

1.2           Deferred Closing; Effective Time.

1.2.1           Generally.  The execution of this Agreement will be followed at a later date with a closing of the Merger (the “Closing”) which Closing, if not conducted remotely with document exchanges being effected via email and/or overnight courier, shall take place at the offices of ESCT in Lake Park, FL on a date and at a time to be specified by the Parties which, whether conducted remotely or in person, shall be no later than two (2) Business Days following the satisfaction or waiver (as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the Parties (the date upon which the Closing occurs is referred to hereinafter as the “Closing Date”).

1.2.2           Merger Certificate.  Simultaneously with, or as soon as practicable following the Closing, Merger-Sub, as the Surviving Corporation, shall file or cause to be filed the Merger Certificate if and as required with the Secretary of States of the State of Nevada, the State of Delaware, and the State of Florida in accordance with each of Article 92A of the Nevada Corporate Law, Section 252(c) of the Delaware Corporate Law, and Section 1101 of the Florida Corporate Law, respectively, and at such date and time as is specifically set forth in the Merger Certificate, the Merger shall become effective (the “Effective Time”).

1.3           Effects of the Merger.  At and after the Effective Time, and without any action on the part of FIND, any of the FIND Stockholders, Merger-Sub, the sole stockholder of Merger-Sub, ESCT, or TRC, the Merger shall have the effects as set forth in the applicable provisions of the Nevada Corporate Law, including without limitation Section 250 thereof, the Delaware Corporate Law, including without limitation Section 259(a) thereof, and the Florida Corporate Law, including without limitation Sections 1101 and 1106 thereof, and, without limiting the generality of the foregoing, all of the following:

(i)           The articles of incorporation of FIND, a copy of which is annexed hereto as Exhibit B, shall remain unaffected by the Merger and continue to be the certificate of incorporation of FIND until such time as it may thereafter be amended in accordance with Nevada Corporate Law.

(ii)           The corporate bylaws of FIND, a copy of which is annexed hereto as Exhibit C, shall remain unaffected by the Merger and continue to be the bylaws of FIND until such time as they may thereafter be amended in accordance with the certificate of incorporation of FIND and/or the Nevada Corporate Law.

(iii)           Joseph Alvarez, Steven Malone, John Kuehne, Donald Schoenfeld and one (1) other mutually agreed-upon designee shall become the incumbent members of the board of directors of FIND, each to hold his/her seat until their respective death, permanent disability, resignation or removal, or until their respective successors are duly elected and qualified, or otherwise duly appointed, all in accordance with the certificate of incorporation and bylaws of the FIND and applicable Law, including without limitation the Nevada Corporate Law.

(iv)           Joseph Alvarez, as chief executive officer, and Steven Malone, as president, shall be the incumbent officers of each of FIND and the Surviving Corporation, each to hold office pursuant to the terms set forth in the employment agreements entered into between each of them, on the one hand, and FIND and the Surviving Corporation, on the other, copies of which are annexed hereto as Exhibits D and E (the “Alvarez Employment Agreement” and the “Malone Employment Agreement”, respectively).

(v)           The certificate of incorporation of Merger-Sub, a copy of which is annexed hereto as Exhibit F, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Certificate”) until such time as it may thereafter be amended in accordance with the Delaware Corporate Law.

(vi)           The corporate bylaws of Merger-Sub, a copy of which is annexed hereto as Exhibit G, shall be the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”)until such time as they may thereafter be amended in accordance with the certificate of incorporation of the Surviving Corporation and the Delaware Corporate Law.

(vii)           Joseph Alvarez, Steven Malone, John Kuehne, Donald Shoenfeld and one (1) other mutually agreed-upon designee shall be the incumbent members of the board of directors of the Surviving Corporation, each to hold his/her seat until their respective death, permanent disability, resignation or removal, or until their respective successors are duly elected and qualified, or otherwise duly appointed, all in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law, including without limitation the Delaware Corporate Law.

(viii)           Joseph Alvarez, as chief executive officer, and Steven Malone, as president, shall be the incumbent officers of the Surviving Corporation, each to hold office pursuant to the terms set forth in the Alvarez Employment Agreement and Malone Employment Agreement, respectively.

(ix)           All the rights, privileges, immunities, powers and franchises (of a public as well as of a private nature) of ESCT and Merger-Sub and all property (real, personal and mixed) of ESCT and Merger-Sub and all debts due to either ESCT or Merger-Sub on any account, including subscriptions to shares, and all other choses in action, and every other interest of or belonging to or due to each of ESCT and Merger-Sub shall vest in the Surviving Corporation, and all debts, Liabilities, obligations and duties of each of ESCT and Merger-Sub shall become the debts, Liabilities, obligations and duties of the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if such debts, Liabilities, obligations and duties had been incurred or contracted by the Surviving Corporation, and all rights of creditors and all Liens upon any property of ESCT or Merger-Sub shall be preserved unimpaired in the Surviving Corporation following the Merger.

(x)           All the rights, privileges, immunities, powers and franchises (of a public as well as of a private nature) of FIND and Merger-Sub and all property (real, personal and mixed) of FIND and Merger-Sub and all debts due to either FIND or Merger-Sub on any account, including subscriptions to shares, and all other choses in action, and every other interest of or belonging to or due to each of FIND and Merger-Sub shall vest in the Surviving Corporation, and all debts, Liabilities, obligations and duties of each of FIND and Merger-Sub shall become the debts, Liabilities, obligations and duties of the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if such debts, Liabilities, obligations and duties had been incurred or contracted by the Surviving Corporation, and all rights of creditors and all Liens upon any property of FIND or Merger-Sub shall be preserved unimpaired in the Surviving Corporation following the Merger.

(xi)           Each share of FIND Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected.

(xii)           Each share of common stock, par value $0.001 per share, of Merger-Sub (the “Surviving Corporation Common Stock”) issued and outstanding immediately prior to the Effective Time shall be unaffected.

(xiii)           Each share of common stock, par value $0.0001 per share, of ESCT (the “ESCT Common Stock”) issued and outstanding immediately prior to the Effective Time, including those held by any non-consenting ESCT Stockholders who are not Dissenting ESCT Holders (as hereinafter defined)   (each, a “Cancelable ESCT Common Share”) shall be automatically converted without payment of any consideration by virtue of the Merger, into the right to receive fifty-four and 83/100 (54.83) fully paid and nonassessable shares of FIND Common Stock (such one-for- fifty-four and 83/100 [1:54.83] ratio, as may be proportionately adjusted from time to time between the date of this Agreement and the Effective Time so as to reflect any change in the number of total outstanding shares of FIND Common Stock and ESCT Common Stock, or any change of either into a different class, by reason of any stock dividend, reclassification, recapitalization, split, division, subdivision, combination, or exchange of shares, and thus maintain the relative percentage division of FIND Common Stock as of the Effective Time such that it is held eighty percent [80%] by the then former ESCT Stockholders, on the one hand, and the remaining twenty percent [20%] by the FIND Stockholders, on the other, the “ESCT Common Stock Exchange Ratio”); provided, however, that, (a) in the event that any Cancelable ESCT Common Shares are unvested or otherwise subject to a repurchase option, risk of forfeiture, or other condition under any applicable restricted stock purchase or other agreement with ESCT, then the shares of FIND Common Stock issuable in exchange for such Cancelable ESCT Common Shares shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition without regard, however, to any provisions regarding the acceleration of vesting in the event of certain transactions that may otherwise be applicable, and the certificates representing any shares of FIND Common Stock issuable in exchange for any such Cancelable ESCT Common Shares shall contain an appropriate legend reflecting such continuing restriction, (b) all Cancelable ESCT Common Shares shall be deemed no longer to be outstanding and shall be canceled for all purposes, (c) no fractional shares of FIND Common Stock otherwise issuable in exchange for any Cancelable ESCT Common Shares in accordance with this Section 1.3(xiii) after giving effect to the ESCT Common Stock Exchange Ratio shall be issuable or issued (any fractional share result thereof being rounded down to the nearest whole share) and no holder of Cancelable ESCT Common Shares shall be entitled to receive a cash payment in lieu of any otherwise issuable fractional share of FIND Common Stock, and (d) each certificate previously evidencing any Cancelable ESCT Common Shares shall represent the right to receive a certificate or certificates representing the non-fractional shares of FIND Common Stock into which such Cancelable ESCT Common Shares shall have been converted as a result of the Merger pursuant to this Section 1.3(xiii), shall be exchanged for one or more certificates representing the whole shares of FIND Common Stock issuable in exchange therefor upon the surrender of such certificates in accordance with the provisions of Section 3.1 of this Agreement, and the holders of certificates evidencing Cancelable ESCT Common Shares shall cease to have any rights with respect to such Cancelable ESCT Common Shares except as may otherwise be expressly provided herein and/or as may otherwise exist under the Florida Corporate Law.

(xiv)           Each promissory note and/or debenture of FIND issued and outstanding immediately prior to the Effective Time convertible into shares of FIND Common Stock, if any (each, a “FIND Convertible Debenture”), shall be unaffected.

(xv)           Each promissory note and/or debenture of ESCT issued and outstanding immediately prior to the Effective Time convertible into shares of ESCT Common Stock, if any (each, an “ESCT Convertible Debenture”), shall be converted by virtue of the Merger into and deemed for all purposes thereafter to be, an assumed obligation of FIND and a FIND Convertible Debenture, provided, however, that each such FIND Convertible Debenture shall (a) continue to have, and be subject to, the same terms and conditions as shall have been in effect immediately prior to the Effective Time in respect of the corresponding ESCT Convertible Debenture, (b) be convertible (or become convertible in accordance with its terms) into that number of whole shares of FIND Common Stock for which such corresponding ESCT Convertible Debenture had been convertible (for shares of ESCT Common Stock) immediately prior to the Effective Time, adjusted to give effect to the ESCT Common Stock Exchange Ratio (as rounded down to the nearest whole share), (c) be convertible (or become convertible in accordance with its terms) at a price per share of FIND Common Stock equal to the conversion price per share of ESCT Common Stock at which such corresponding ESCT Convertible Debenture shall have been convertible immediately prior to the Effective Time, adjusted to give effect to the ESCT Common Stock Exchange Ratio (the conversion price per share, as so determined, being rounded up to the nearest full cent), and (d) be deemed to refer to FIND wherever reference is made to ESCT in and throughout any agreement and/or certificates representing such corresponding ESCT Convertible Debenture.

(xvi)           Unless otherwise specifically agreed to in writing among ESCT, FIND, and the respective holder prior to the Effective Time, each warrant to purchase shares of FIND Common Stock (each, a “FIND Common Stock Purchase Warrant”) issued and outstanding immediately prior to the Effective Time, and all obligations arising and existing thereunder, shall be unaffected.

(xvii)           Unless otherwise specifically agreed to in writing among ESCT, FIND, and the respective holder prior to the Effective Time, each warrant to purchase shares of ESCT Common Stock (each, a “ESCT Common Stock Purchase Warrant”) issued and outstanding immediately prior to the Effective Time, and all obligations arising and existing thereunder, shall be deemed for all purposes thereafter to have been assumed by, and to have converted by virtue of the Merger into a FIND Common Stock Purchase Warrant, provided, however, that each such FIND Common Stock Purchase shall (a) continue to have, and be subject to, the same terms and conditions of such options as shall have been in effect immediately prior to the Effective Time, (b) be exercisable (or become exercisable in accordance with its terms) for that number of whole shares of FIND Common Stock for which such corresponding ESCT Common Stock Purchase Warrant had been exercisable (for shares of ESCT Common Stock) immediately prior to the Effective Time, adjusted to give effect to the ESCT Common Stock Exchange Ratio (as rounded down to the nearest whole share), (c) be exercisable (or become exercisable in accordance with its terms) at a price per share of FIND Common Stock equal to the exercise price per share of ESCT Common Stock at which such corresponding ESCT Common Stock Purchase Warrant shall have been exercisable immediately prior to the Effective Time, adjusted to give effect to the ESCT Common Stock Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent), and (d) be deemed to refer to FIND wherever reference is made to ESCT in and throughout any agreement and/or certificates representing the corresponding ESCT Common Stock Purchase Warrant.

(xviii)            Each option to purchase shares of FIND Common Stock issued and outstanding under any option plan or otherwise immediately prior to the Effective Time (each, a “FIND Stock Option”), whether or not vested, shall, by be unaffected.

(xix)            Each option to purchase shares of ESCT Common Stock issued and outstanding under any ESCT stock option and/or other incentive plan (an “ESCT Option Plan”) immediately prior to the Effective Time (each, a “ESCT Stock Option”), whether or not vested, shall, by virtue of the Merger, be assumed by FIND; provided, however, that each ESCT Stock Option so assumed by FIND (each, a “ESCT Replacement Option,” and collectively the “ESCT Replacement Options” and, together with all other securities issuable as a result of and in connection with the Merger in accordance with this Section 1.3 of this Agreement, the “Merger Securities”) shall (a) continue to have, and be subject to, the same terms and conditions of such options as shall have been in effect immediately prior to the Effective Time, including without limitation any repurchase rights, risk of forfeiture, or vesting provisions and any related provisions regarding the acceleration of vesting and exercisability in the event of certain transactions, (b) be exercisable (or become exercisable in accordance with its terms) for that number of whole shares of FIND Common Stock for which such ESCT Stock Option had been exercisable (for shares of ESCT Common Stock) immediately prior to the Effective Time, adjusted to give effect to the ESCT Common Stock Exchange Ratio (as rounded down to the nearest whole share), (c) be exercisable (or become exercisable in accordance with its terms) at a price per share of FIND Common Stock equal to the exercise price per share of ESCT Common Stock at which such ESCT Stock Option was exercisable immediately prior to the Effective Time, adjusted to give effect to the ESCT Common Stock Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent), and (d) be deemed to refer to FIND wherever reference is made to ESCT in and throughout any agreement and/or certificates representing ESCT Stock Options.  No representations or warranties whatsoever are made that any of ESCT Stock Options assumed by FIND hereunder shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent ESCT Stock Options qualified as incentive stock options immediately prior to the Effective Time.

ARTICLE II

CERTAIN PRE-CLOSING MATTERS

2.1  Generally.

2.1.1           FIND.  In connection with the Merger, and without in any way limiting any other acknowledgments, agreements and/or covenants of FIND contained in this Agreement, FIND hereby acknowledges, agrees and/or covenants as follows:

(a)           Contemporaneously with the execution of this Agreement, the FIND Principal Stockholders shall have delivered to each of TRC and ESCT an executed voting agreement pursuant to which the FIND Principal Stockholders have agreed to vote those shares of FIND Common Stock beneficially owned by each of them respectively in favor of authorizing the Merger as may be required and/or increasing the number of authorized shares of FIND Common Stock as FIND determines in its exclusive discretion to be advisable to consummate the Merger and any other purposes (jointly, the “FIND Required Stockholder Authorizations”), or, alternatively, to provide their written consent to such corporate action, such agreement in the form annexed hereto as Exhibit H (the “FIND Voting Agreement”).

(b)           As and to the extent required by its articles of incorporation and Section 92A.120(1) of the Nevada Corporate Law, and as soon as practicable following the date hereof, FIND shall use its good faith reasonable best efforts to duly obtain the FIND Required Stockholder Authorizations by way of written consent (“FIND Stockholder Consent”).  In accordance with Rule 14c-2(b) promulgated under the Exchange Act, as well as Section 92A.120(4) of the Nevada Corporate Law, the transaction shall be effected, if at all, no earlier than twenty (20) calendar days following the distribution and delivery to the non-consenting FIND Stockholders of notice relating thereto in the form of an information statement meeting the requirements of SEC Schedule 14C (the “FIND 14C Merger Information Statement”).

(c)           That, as and to the extent required by Merger-Sub’s certificate of incorporation and the Delaware Corporate Law, and as soon as practicable following the date hereof, Merger-Sub shall duly obtain authorization for the Merger from FIND, its sole stockholder, by written consent.

(d)           The issuance by FIND of the FIND Common Stock to the ESCT Stockholders in exchange for the shares of ESCT Common Stock owned by it, and the other exchanges of ESCT securities for the Merger Securities as provided for in Section 1.3 of this Agreement, shall be qualified for exemption pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder, including without limitation delivery to the ESCT Stockholders, prior to the time at which they shall be able to exercise any applicable dissenter’s rights relative to their ownership of ESCT Common Stock, of a private placement memorandum containing disclosure relating to the Transactions, as well as each of FIND, Merger-Sub, and the pro forma combination of FIND and ESCT contemplated by the Merger and the Transactions.

(e)           Any shares of FIND Common Stock which, under Nevada Corporate Law, entitle the holder to appraisal rights (“Dissentable FIND Shares”), and which are held by any holder (a “Dissenting FIND Holder”) who shall have demanded and not lost or withdrawn, or who shall be eligible to demand, appraisal rights with respect to such Dissentable FIND Shares in the manner provided in the Nevada Corporate Law (“Dissenting FIND Shares”) shall represent the right to receive any amounts payable therefor in accordance with applicable Law.  FIND shall give ESCT prompt notice of any demands for appraisal received by FIND, withdrawals of such demands, and/or any other communications received by FIND in connection with any demands for appraisal by holders of FIND Common Stock.  Only with the prior written consent of ESCT shall FIND make any payment with respect to any such demands, though FIND shall have the right to control all negotiations and Proceedings with respect to demands for appraisal hereunder, including the right to settle any such demands.

(f)           Except as otherwise required by applicable Law, it shall not do anything, and it shall take all reasonable steps to insure that none of its Affiliates do anything, either directly or indirectly, that is intended to, or would, encourage, or that might otherwise result in, any holder of Dissentable FIND Shares becoming a Dissenting FIND Holder.

(g)           It shall use its reasonable best efforts to take or cause to be taken by the FIND Representatives any action necessary for the Merger to qualify as a “reorganization” within the meaning of Section 368(a)(2)(D) and a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code, and it shall not take any action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a)(2)(D) of the Code or as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.

(h)           Given the cost that it has determined would likely be involved, it has further determined that the obtaining from a qualified third party firm of a fairness opinion relating to the Merger is not economically justified under the circumstances and will not be pursued.

(i)           If it is to issue any press release relating to this Agreement, it shall be a joint press release with TRC and/or ESCT the text of which shall have been agreed to in writing in advance by TRC and/or ESCT, as applicable. Thereafter, FIND shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the Transactions without the prior written consent of TRC and/or ESCT; provided, however, that FIND may, without such consent, issue such press releases and make such public statements and/or disclosures that it reasonably determines are required under applicable Law, including without limitation the Exchange Act, or the rules of any applicable trading market, quotation service or similar body.  Notwithstanding the foregoing, FIND may make public statements in response to questions from the press, analysts and investors and make internal announcements to employees, so long as such statements and announcements are accurate and not misleading, consistent with previous press releases or public statements made jointly by FIND, on the one hand, and TRC and/or ESCT, on the other, and do not contain forward-looking statements of any kind.

(j)           It shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Authority required to be obtained or made by it for the consummation of the Merger or any of the Transactions, and shall cooperate with and promptly furnish information to TRC and/or ESCT necessary in connection with any requirements imposed upon TRC and/or ESCT in connection with the consummation of the Merger or any of the Transactions.

(k)           It shall use its reasonable best efforts to obtain all Required FIND Consents.

(l)           It shall give TRC and/or ESCT reasonable prior notice of any communication with, and any proposed Contract with, any Governmental Authority regarding any Authorizations, Orders, declarations and filings with, and notices to, any Governmental Authority, and permit TRC and/or ESCT to review and discuss in advance, and consider in good faith the views of TRC and/or ESCT in connection with, any proposed communication or Contract with any Governmental Authority with respect to any of the Transactions; provided, however, that it shall not be required to, nor shall any of its Affiliates have any obligation to, contest, administratively or in court, any ruling, Order or other action of any Governmental Authority or any other Person respecting any of the Transactions.

(m)           It shall give prompt notice to TRC and/or ESCT of any fact, event or circumstance known to it (a) that individually or taken together with all other facts, events and circumstances known to it, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FIND, (b) that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (c) that would cause the failure of any condition precedent to its obligations under this Agreement, (d) regarding any consent of a third party that is or may be required in connection with the Merger but is not included in the FIND Disclosure Schedule, (e) relating to any notice or other communication from any Governmental Authority in connection with the Merger, or (f) in respect of any Proceedings commenced relating to it that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 7.20; provided, however, that (i) the delivery of any notice pursuant to this Section 2.1.1 shall not prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (ii) disclosure by FIND pursuant to this Section 2.1.1 shall not be deemed to amend or supplement the FIND Disclosure Schedule, or constitute an exception to any representation or warranty under this Agreement.

(n)           It shall reasonably cooperate with TRC and/or ESCT in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any Taxes which become payable in connection with the Transactions that are required or otherwise determined to be filed on or before the Effective Time.

(o)           At least ten (10) days prior to the Closing Date, and pursuant to the Exchange Act Section 14(f), FIND, with the fullest of cooperation and assistance of ESCT applying its reasonable good faith efforts, shall prepare, file with the SEC, and mail to its stockholders an Exchange Act Schedule 14F.

2.1.2           FIND Principal Stockholders.  In connection with the Merger, and without in any way limiting any other acknowledgments, agreements and/or covenants of the FIND Principal Stockholders contained in this Agreement, the FIND Principal Stockholders each covenant and agree to refrain from taking any action, directly or indirectly, that is intended to, would, or that might reasonably be likely to, (i) discourage FIND Stockholders from approving the Merger and/or this Agreement as required under the Nevada Corporate Law and the bylaws of FIND, or (ii) encourage, or that might otherwise result in, any holder of FIND Common Stock becoming a Dissenting FIND Holder.

2.1.3           ESCT.  In connection with the Merger, and without in any way limiting any other acknowledgments, agreements and/or covenants of ESCT contained in this Agreement, ESCT hereby acknowledges, agrees, and/or covenants as follows:

(a)           Immediately following the execution of this Agreement, it shall take whatever action as may be reasonably necessary to cause a ‘clean’ report to be issued and delivered by an independent auditing firm duly registered with the PCAOB in connection with a complete set of ESCT audited financial statements as required, directly or indirectly, pursuant to the reporting and other filing requirements of FIND and/or the Surviving Corporation arising under the Exchange Act and/or SEC Regulation S-X as a result of the Merger, and immediately make available such audited financial statements to FIND and reasonably cooperate with FIND in connection with the preparation of any pro-forma financial statements required to be included in any such SEC reports or other filings.

(b)           Any shares of ESCT Common Stock which, under Florida Corporate Law, entitle the holder to appraisal rights (“Dissentable ESCT Shares”), and which are held by any holder (a “Dissenting ESCT Holder”) who shall have demanded and not lost or withdrawn, or who shall be eligible to demand, appraisal rights with respect to such Dissentable ESCT Shares in the manner provided in the Florida Corporate Law (“Dissenting ESCT Shares”) shall represent the right to receive any amounts payable therefor in accordance with applicable Law.  ESCT shall give FIND prompt notice of any demands for appraisal received by ESCT, withdrawals of such demands, and/or any other communications received by ESCT in connection with any demands for appraisal by holders of ESCT Common Stock.  Only with the prior written consent of FIND shall ESCT make any payment with respect to any such demands, though ESCT shall have the right to control all negotiations and Proceedings with respect to demands for appraisal hereunder, including the right to settle any such demands.

(c)           Except as otherwise required by applicable Law, it shall not do anything, and it shall take all reasonable steps to insure that none of its Affiliates do anything, either directly or indirectly, that is intended to, or would, encourage, or that might otherwise result in, any holder of Dissentable ESCT Shares becoming a Dissenting ESCT Holder.

(d)           It shall use its reasonable best efforts to take or cause to be taken by the FIND Representatives any action necessary for the Merger to qualify as a “reorganization” within the meaning of Section 368(a)(2)(D) thereof and a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code, and it shall not take any action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a)(2)(D) of the Code or as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.

(e)           Given the cost that it has determined would likely be involved, it has further determined that the obtaining from a qualified third party firm of a fairness opinion relating to the Merger is not economically justified under the circumstances and will not be pursued.

(f)           If it is to issue any press release relating to this Agreement, it shall be a joint press release with FIND the text of which shall have been agreed to in writing in advance by each of FIND and ESCT.  Thereafter, ESCT shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the Transactions without the prior written consent of FIND; provided, however, that ESCT may, without such consent, issue such press releases and make such public statements and/or disclosures that it reasonably determines are required under applicable Law.  Notwithstanding the foregoing, ESCT may make internal announcements to employees, so long as such statements and announcements are accurate and not misleading, and do not contain forward-looking statements of any kind.

(g)           It shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Authority required to be obtained or made by it for the consummation of the Merger or any of the Transactions, and shall cooperate with and promptly furnish information to FIND necessary in connection with any requirements imposed upon FIND in connection with the consummation of the Merger or any of the Transactions.

(h)           It shall use its reasonable best efforts to obtain all Required ESCT Consents.

(i)           It shall give FIND reasonable prior notice of any communication with, and any proposed Contract with, any Governmental Authority regarding any Authorizations, Orders, declarations and filings with, and notices to, any Governmental Authority, and permit FIND to review and discuss in advance, and consider in good faith the views of FIND in connection with, any proposed communication or Contract with any Governmental Authority with respect to any of the Transactions; provided, however, that it shall not be required to, nor shall any of its Affiliates have any obligation to, contest, administratively or in court, any ruling, Order or other action of any Governmental Authority or any other Person respecting any of the Transactions.

(j)           It shall give prompt notice to FIND of any fact, event or circumstance known to it (a) that individually or taken together with all other facts, events and circumstances known to it, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ESCT, (b) that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (c) that would cause the failure of any condition precedent to its obligations under this Agreement, (d) regarding any consent of a third party that is or may be required in connection with the Merger but is not included in the ESCT Disclosure Schedule, (e) relating to any notice or other communication from any Governmental Authority in connection with the Merger, or (f) in respect of any Proceedings commenced relating to it or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.20; provided, however, that (i) the delivery of any notice pursuant to this Section 2.1.3 shall not prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (ii) disclosure by ESCT pursuant to this Section 2.1.3 shall not be deemed to amend or supplement the ESCT Disclosure Schedule, or constitute an exception to any representation or warranty under this Agreement.

(k)           It shall reasonably cooperate with FIND in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any Taxes which become payable in connection with the Transactions that are required or otherwise determined to be filed on or before the Effective Time.

            2.2           The FIND 14C Merger Information Statement.  FIND and ESCT, as applicable, agree and/or covenant as follows:

(a)           ESCT’s officers, directors, employees, accountants, counsel and/or other agents retained by ESCT (“ESCT Representatives”) shall reasonably cooperate in good faith with FIND’s officers, directors, employees, accountants, counsel and/or other agents retained by FIND (“FIND Representatives”) in connection with the preparation of any and all information required, as reasonably determined by FIND, to be disclosed pursuant to applicable securities Laws in the FIND 14C Merger Information Statement .  Up until the Effective Time, each of TRC and ESCT shall (i) reasonably avail themselves to FIND regarding the business of ESCT and related matters of relevance to the Merger and/or the FIND 14C Merger Information Statement or any part thereof on an as-requested basis, and provide to FIND all information concerning itself as may be reasonably requested by FIND or its counsel in this regard, (ii) afford to the FIND Representatives reasonable access to the properties (including the offices and facilities) of ESCT, its assets and records in order to obtain any information concerning ESCT’s business as FIND may reasonably request, and (iii) furnish to FIND all such documents and copies of documents and records and information with respect to ESCT as FIND may reasonably request, including without limitation (unless determined by FIND in its exclusive discretion otherwise) complete financial statements as required under the Exchange Act and/or the regulations promulgated thereunder or in connection therewith, including Regulation S-X, which financial statements shall have been fully audited by a PCAOB registered independent auditing firm.  Anything to the contrary notwithstanding, nothing in this Section 2.3(a) shall require TRC or ESCT to provide any access, or to disclose any information, if permitting such access or disclosing such information would (x) violate applicable Law, (y) violate any of its obligations with respect to confidentiality (provided, however, that TRC or ESCT, as applicable, shall, upon the request of FIND, use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure), or (z) result in the loss of attorney-client privilege (provided, however, that TRC or ESCT, as applicable, shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege).

(b)           FIND shall give ESCT, its counsel and its independent accountants/auditors a reasonable opportunity to review, comment upon, and propose edits to the FIND 14C Merger Information Statement prior to its initial filing with the SEC, and, also prior to its initial filing of the FIND 14C Merger Information Statement, FIND shall have obtained the written approval of ESCT as to the accuracy and completeness of the information relating to ESCT contained therein, which written approval shall be neither unreasonably delayed nor withheld.

(c)           The information provided by TRC and/or ESCT for inclusion in the FIND 14C Merger Information Statement shall not, (i) at the time provided, or (ii) at the time the FIND 14C Merger Information Statement (or any amendment thereof or supplement thereto) is first mailed to FIND Stockholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  If, at any time prior to the Effective Time, any event or circumstance relating to ESCT, or its officers or directors, is discovered by TRC and/or ESCT that should be set forth in an amendment or a supplement to the FIND 14C Merger Information Statement so that any of such documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, TRC or ESCT shall promptly inform FIND in writing of such event or circumstance.

(d)           FIND and the FIND Representatives, with the fullest of cooperation and assistance of TRC and ESCT and the ESCT Representatives applying its/their respective reasonable best efforts, shall use its/their respective reasonable best efforts to cause the FIND 14C Merger Information Statement to be filed in definitive form as promptly as practicable, including without limitation the following:

(i)           FIND shall (i) promptly provide ESCT, its counsel and independent accountants/auditors with any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC Division of Corporation Finance with respect to the FIND 14C Merger Information Statement promptly after receipt of any such comments or other communications, and (ii) provide ESCT, its counsel and its independent accountants/auditors a reasonable opportunity to participate in the response to those comments and any corresponding amendments to the  FIND 14C Merger Information Statement, including, as may be reasonably requested, participation in any discussions or meetings with the SEC; and

(ii)           FIND shall give ESCT, its counsel and its independent accountants/auditors a reasonable opportunity to review and comment on any amendment to the FIND 14C Merger Information Statement, as well any correspondence directed to the SEC (staff examiner or otherwise) filed in connection therewith, prior to its filing with the SEC, and, also prior to the filing of any such amendment to the FIND 14C Merger Information Statement, FIND shall have obtained the written approval of ESCT as to the accuracy and completeness of the information relating to ESCT contained in the FIND 14C Merger Information Statement, which written approval shall be neither unreasonably delayed nor withheld.

(e)           All documents that FIND is responsible for filing with the SEC in connection with or as part of the FIND 14C Merger Information Statement shall materially comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable.

2.3           Name Change / Delaware Reincorporation; Trading Symbol Change; Reverse Stock-Split.   In order to achieve as soon as practicable the combined objectives, agreed by each of the Parties to be in their respective and combined best interests, of (i) changing the name of FIND to “EcoSmart Technologies, Inc.” or, in the alternative, effecting a reincorporation (change of domicile) of FIND from Nevada to Delaware through a parent-subsidiary merger of FIND and Merger-Sub in which Merger-Sub is the surviving corporation, together with a related changing of the name of Merger-Sub to “EcoSmart Technologies, Inc.”, (ii) changing the trading symbol currently representing the FIND Common Stock from “FIND” to another, agreed-upon symbol, and (iii) effecting a reverse split of the FIND Common Stock, any and all steps necessary or advisable in the reasonable determination of FIND shall be taken to initiate and pursue such objectives, as and to the extent it deems necessary or advisable in its exclusive discretion, including without limitation any required corporate authorizations, state or regulatory filings and/or other regulatory compliance (including any arising under the Exchange Act and/or FINRA Rule 6490); provided, however, that neither of such objectives shall be deemed conditions of Closing hereunder.

ARTICLE III

CERTAIN MERGER-RELATED ADMINISTRATION

3.1           Exchange of Certificates.

(a)           Following the execution hereof, and before or as of the Effective Time, FIND and ESCT shall enter into an agreement with Continental Stock Transfer & Trust or such other transfer agent, bank, trust company or other qualified third party that may be designated by either of FIND or ESCT and is determined to be reasonably satisfactory to the other (the “Exchange Agent”).

(b)           Upon scheduling of the Closing pursuant to Section 1.2.1 of this Agreement, FIND shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Cancelable ESCT Common Shares and for exchange in accordance with this Article III through the Exchange Agent, certificates representing (i) the whole shares of FIND Common Stock issuable pursuant to Section 1.3 of this Agreement (such certificates being hereinafter referred to collectively as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable joint instructions from FIND and ESCT, deliver as appropriate the various certificates for securities to be issued pursuant hereto out of the Exchange Fund.

(c)           As promptly as reasonably practicable after the Effective Time, FIND shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced Cancelable ESCT Common Shares (i) a letter of transmittal, and (ii) instructions for use in effecting the surrender of such certificates for Cancelable ESCT Common Shares in exchange for certificates evidencing shares of FIND Corporation Common Stock, which instructions shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the shares of FIND Common Stock shall pass, only upon proper delivery of the certificates representing the shares of FIND Common Stock to the Exchange Agent for use in exchanging the Cancelable ESCT Common Shares for the shares of FIND Common Stock.  Upon surrender to the Exchange Agent of a certificate representing Cancelable ESCT Common Shares for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Cancelable ESCT Common Shares shall be entitled to receive certificates evidencing the shares of FIND Common Stock due to such holder in accordance with Section 1.3 of this Agreement, together with any dividends or distribution to which such holder may otherwise be entitled, and the certificate(s) so surrendered shall immediately be canceled.  Subject to Section 3.1(h) of this Agreement, under no circumstances shall any holder of a certificate representing Cancelable ESCT Common Shares be entitled to receive any shares of FIND Common Stock or certificates evidencing the same until such holder shall have surrendered any and all certificates reflecting the corresponding Cancelable ESCT Common Shares from which such entitlement derives.

(d)           In the event of a transfer of ownership of Cancelable ESCT Common Shares which has not been registered in the transfer records of ESCT, the shares of FIND Common Stock into which the Cancelable ESCT Common Shares were converted in the Merger may be delivered by the Exchange Agent in accordance with this Article III to the Person other than the Person in whose name the surrendered certificate is surrendered if (i) the certificate(s) evidencing such Cancelable ESCT Common Shares is/are presented to the Exchange Agent, properly endorsed and accompanied by all documents required to evidence and effect such transfer, including without limitation an opinion of counsel, satisfactory to FIND that such transfer was effected in compliance with all federal and state securities Laws, and (ii) evidence is presented in form satisfactory to the Exchange Agent that any applicable Taxes have been duly paid, or, if not paid, the Person requesting such issuance pays to the Exchange Agent any and all Taxes required as a result of the issuance to a Person other than the registered holder of the certificate.  Until surrendered or transferred as contemplated by this Section 3.1(d), each certificate representing Cancelable ESCT Common Shares shall represent at all times after the Effective Time solely the right to receive, upon such surrender or transfer, in accordance with the terms hereof, shares of FIND Common Stock, together with any amounts payable pursuant to Section 3.1(e) of this Agreement.

(e)           Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to the shares of FIND Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate(s) evidencing Cancelable ESCT Common Shares until the holder of such Cancelable ESCT Common Shares shall surrender such certificate(s) to the Exchange Agent in accordance with Section 3.1(c).  Subject to the effect of applicable Laws, following surrender of any such certificate(s) reflecting Cancelable ESCT Common Shares, there shall be paid to the holder of such certificate(s), in addition to the shares of FIND Common Stock to which such holder is entitled pursuant to Section 1.3 of this Agreement, without interest, the corresponding amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to any of such shares of FIND Common Stock, less the amount of any withholding Taxes which may be required thereon.  No holder of Cancelable ESCT Common Shares shall be entitled, until the surrender of any certificate for any such Cancelable ESCT Common Shares, to vote any shares of FIND Common Stock which such holder shall have the right to receive pursuant to Section 1.3 of this Agreement.

(f)           All shares of FIND Common Stock issued upon conversion of Cancelable ESCT Common Shares in accordance with Section 1.3 of this Agreement, and any cash paid or other distributions made pursuant to Section 3.1(e) of this Agreement, shall be deemed to have been issued or paid, respectively, in full satisfaction of all rights pertaining to such Cancelable ESCT Common Shares.  From and after the Effective Time, holders of Cancelable ESCT Common Shares shall cease to have any rights with respect to such Cancelable ESCT Common Shares outstanding immediately prior to the Effective Time, except as otherwise provided in this Agreement or by Law.

(g)           Any portion of the Exchange Fund which remains undistributed to the holders of Cancelable ESCT Common Shares for six (6) months after the Effective Time shall be returned to FIND, and, subject to Section 3.1(h), any holders of Cancelable ESCT Common Shares which have not theretofore complied with this Section 3.1 shall thereafter look only to FIND for the shares of FIND Common Stock and any dividends or other distributions to which they are entitled.  Any portion of the Exchange Fund remaining unclaimed by holders of Cancelable ESCT Common Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of FIND free and clear of any claims or interest of any Person previously entitled thereto.  To the fullest extent permitted by Law, neither FIND, ESCT, nor the Surviving Corporation shall be liable to any holders of Cancelable ESCT Common Shares for any shares, cash or other property delivered from the Exchange Fund to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)           If any certificate representing Cancelable ESCT Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the party claiming such certificate to be lost, stolen or destroyed and, if required by FIND and/or the Exchange Agent, the posting by such party of a bond, in such reasonable amount as FIND and/or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such certificate and the amount of any fee charged by the Exchange Agent for such service, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of FIND Common Stock, together with any unpaid dividends and distributions deliverable in respect thereof.

3.2           Withholding.  Each of the Exchange Agent and FIND, either for its own account or as successor-in-interest to ESCT, shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of Cancelable ESCT Common Shares, Dissenting FIND Shares, or Dissenting ESCT Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Exchange Agent or FIND, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Cancelable ESCT Common Shares, Dissenting FIND Shares, or Dissenting ESCT Shares in respect of which such deduction and withholding was made by the Exchange Agent or FIND, as the case may be.

3.3           Stock Transfer Books.  As soon as practicable immediately preceding the Effective Time, the stock transfer books of each of FIND and ESCT shall be closed and there shall be no further registration of transfers of Cancelable ESCT Common Shares thereafter on the records of either FIND or ESCT.  As of or after the Effective Time, any certificates reflecting Cancelable ESCT Common Shares presented to the Exchange Agent for any reason shall carry only those rights as expressly stated in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TRC

TRC represents and warrants to FIND, including without limitation Merger-Sub, that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

4.1           Authority.  TRC has all necessary corporate power and authority to execute and deliver this Agreement and all of the other agreements with respect to the Transactions in relation to which it is contemplated as a party under this Agreement, and to perform its obligations and consummate the Transactions.  The execution and delivery of this Agreement and all of the other agreements with respect to the Transactions in relation to which TRC is contemplated as a party under this Agreement, and the consummation of the Transactions, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of TRC are necessary to authorize this Agreement or to consummate the Transactions, other than, with respect to the Merger, the filing and recordation of the Merger Certificate with the Secretary of States of each of Nevada, Florida, and Delaware in accordance with this Agreement and applicable Law.  This Agreement has been duly and validly executed and delivered by TRC, and, assuming the due authorization, execution and delivery of this Agreement by FIND, inclusive of Merger-Sub, the FIND Principal Stockholders, and ESCT, constitutes a legal, valid and binding obligation of TRC, enforceable against TRC in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

4.2           Title to ESCT Common Stock.  It is the record and Beneficial Owner of seven million two hundred thousand (7,200,000) shares of ESCT Common Stock, representing 95.24% of the total issued and outstanding shares of ESCT Common Stock as of the date hereof, owns such shares free and clear of any Liens as of the date hereof, and, immediately prior to the Effective Time, will own such securities free and clear of any Liens.

4.3           No Conflicts.  To the best of its Knowledge, the execution and delivery by it of this Agreement does not, and the performance by it of its obligations under this Agreement do not and will not:

(a)           subject to obtaining the consents, approvals and actions, making the filings and providing the notices referred to in Section 4.5 below, if any, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to it or any of its assets and properties; or

(b)           (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require It to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated, or guaranteed payments under, or result in the creation or imposition of any Lien upon, It or any of Its assets and properties under, any Contract to which It is a party or by which any of Its assets and properties is bound.

4.4           Governmental Approvals and Filings.  Except as may otherwise be set forth in this Agreement, to the best of its Knowledge, no consent, approval or action of, filing with or notice to, any Governmental Authority on its part is required in connection with the execution, delivery and performance of this Agreement.

4.5           Legal Proceedings.  To the best of its Knowledge, there are no Proceedings pending or threatened against, relating to, or affecting either it or any of its assets and properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions or otherwise result in a material diminution of the benefits contemplated by this Agreement to either FIND or the FIND Stockholders.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF TRC AND ESCT

Except as set forth in the Disclosure Schedule annexed hereto as Schedule B and made a part hereof (the “ESCT Disclosure Schedule”), which identifies exceptions by specific section references, each of TRC and ESCT hereby represent and warrant to FIND, inclusive of Merger-Sub, that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V).

5.1           Organization and Qualification; Subsidiaries.  ESCT is a corporation, and each Subsidiary of ESCT is a corporation, in each case duly organized, validly existing and in good standing under the Laws of the State of Florida and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  ESCT and each Subsidiary of ESCT are duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on ESCT.  As of the date hereof, a true and correct list of all ESCT Subsidiaries, together with the jurisdiction of organization of each such ESCT Subsidiary and the percentage of the outstanding capital stock or other equity interests of each such Subsidiary owned by ESCT and each other Subsidiary, is set forth in Section 5.1 of the ESCT Disclosure Schedule.  Except as specifically set forth in Section 5.1 of the ESCT Disclosure Schedule, ESCT does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

5.2           Articles of Incorporation and Bylaws.  Exhibit I annexed hereto is a complete and correct copy of ESCT’s articles of incorporation, as amended to date.  As of the date hereof, ESCT has not adopted a set of corporate bylaws.

5.3           Books and Records.

(a)         The books of account, minute books, stock record books, and other records of ESCT and its Subsidiaries are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of ESCT and its Subsidiaries contain accurate and complete records of all meetings held of, consents of, and corporate action taken by, the stockholders, the boards of directors, and any committees of the boards of directors of each of ESCT and such Subsidiaries, and no meeting of such stockholders, boards of directors or committees has been held for which minutes have not been prepared and are not contained in such minute books.

(b)         None of the records, systems, data or information of either ESCT or any of its Subsidiaries is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, but not limited to, an electronic, mechanical or photographic process computerized or not) which are not under the exclusive ownership and direct control of either ESCT or its Subsidiaries, as the case may be.

5.4           Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of ESCT consists of (i) one hundred million (100,000,000) shares of ESCT Common Stock.  As of the date of this Agreement, seven million five hundred sixty thousand (7,560,000) shares of ESCT Common Stock were issued and outstanding, all of which  were validly issued, fully paid and nonassessable and not subject to preemptive rights, no shares of ESCT Common Stock were held in the treasury of ESCT, and no (-0-) shares of ESCT Common Stock were reserved for future issuance pursuant to outstanding stock options.  Except as set forth in this Section 5.4(a) or as may be specified in Section 5.4(a) of the ESCT Disclosure Schedule, as of the date of this Agreement, (i) there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of, or other equity interests in, ESCT or any Subsidiary obligating ESCT or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, ESCT or any Subsidiary, (ii) there are no outstanding contractual obligations of ESCT or any Subsidiary to repurchase, redeem or otherwise acquire any shares of ESCT Common Stock, or any other capital stock of ESCT, nor any capital stock of, or any equity interest in, any of its Subsidiaries, (iii) there are no declared or accrued unpaid dividends with respect to any of ESCT’s outstanding securities, and (iv) ESCT does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.  Each outstanding share of capital stock of, or other equity interest in, each Subsidiary is duly authorized, validly issued, fully paid and nonassessable.

(b)           Except as may be specified in Section 5.4(b) of the ESCT Disclosure Schedule, as of the date of this Agreement, of ESCT’s outstanding equity, convertible and/or equity-linked securities (including options and warrants), only ESCT Common Stock provide the holders thereof with any voting rights of any kind.

(c)           Except as may be specified in Section 5.4(c) of the ESCT Disclosure Schedule, as of the date of this Agreement, neither ESCT nor any of its Subsidiaries have outstanding any bonds, debentures, notes or other obligations or debt securities, and also except as set forth in Section 5.4(c) of the ESCT Disclosure Schedule, no outstanding bonds, debentures, notes or other obligations or debt securities carry with them any voting rights of any kind.

5.5           Authority Relative To This Agreement.

(a)           ESCT has all necessary corporate power and authority to execute and deliver this Agreement and all of the other agreements with respect to the Transactions and to perform its obligations and consummate the Transactions.  The execution and delivery of this Agreement and all of the other agreements with respect to the Transactions in relation to which ESCT is contemplated as a party under this Agreement, and the consummation by ESCT of the Transactions, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of ESCT are necessary to authorize this Agreement or to consummate the Transactions, other than, with respect to the Merger, the filing and recordation of the Merger Certificate with the Secretary of States of each of Nevada, Florida, and Delaware in accordance with this Agreement and applicable Law.  This Agreement has been duly and validly executed and delivered by ESCT, and, assuming the due authorization, execution and delivery of this Agreement by FIND, inclusive of Merger-Sub, the FIND Principal Stockholders, and TRC, constitutes a legal, valid and binding obligation of ESCT, enforceable against ESCT in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)           Through unanimous written consent as permitted pursuant the Florida Corporate Law and the bylaws of ESCT, the board of directors of ESCT has heretofore taken action (i) duly approving the Merger based on a determination that the Merger is fair and in the best interests of TRC, the sole stockholder of ESCT, and (ii) duly approving this Agreement and the Transactions and recommending approval of this Agreement and the Transactions by TRC, the sole stockholder of ESCT.  As of the date hereof, such action has not been rescinded and is in full force and effect.

(c)           In accordance with ESCT’s articles of incorporation, bylaws, and the Florida Corporate Law, the affirmative vote of the combined holders of at least a majority of a quorum of the then-outstanding shares of ESCT Common Stock is the only vote of the holders of any class or series of capital stock of ESCT necessary to approve the Merger, and such vote, in accordance with ESCT’s articles of incorporation, bylaws, and the Florida Corporate Law, has heretofore been duly obtained by written consent in lieu of a meeting.

5.6           No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement and all of the other agreements with respect to the Transactions in relation to which it is contemplated as a party under this Agreement by ESCT do not, and the performance of this Agreement and all of the other agreements with respect to the Transactions in relation to which it is contemplated as a party under this Agreement by ESCT will not (in each case, with or without the giving of notice or lapse of time, or both), subject to obtaining the consents, approvals, Authorizations and permits (the “Required ESCT Consents”) and making the filings described in Section 5.6(b) and Section 5.6(b) of the ESCT Disclosure Schedule, (i) conflict with or violate the articles of incorporation, bylaws or equivalent organizational documents of ESCT or any of its Subsidiaries, (ii) conflict with or violate any Law applicable to ESCT or any of its Subsidiaries or by which any property or asset of ESCT or any of its Subsidiaries is bound or affected, or (iii) except as may be specified in Section 5.6(a)(iii) of the ESCT Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination,  unilateral amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of ESCT or any of its Subsidiaries, or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, Contract, permit, franchise or other instrument or obligation to which ESCT or any of its Subsidiaries is a party or by which ESCT or any of its Subsidiaries or any property or asset of ESCT or any of its Subsidiaries is bound or affected, except for such conflicts, violations, breaches, defaults or other occurrences, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on ESCT or any of its Subsidiaries.

(b)           The execution and delivery of this Agreement and all of the other agreements with respect to the Transactions in relation to which it is contemplated as a party under this Agreement by ESCT do not, and the performance of this Agreement and all of the other agreements with respect to the Transactions in relation to which it is contemplated as a party under this Agreement by ESCT will not, require any consent, approval, Authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) as otherwise set forth in Articles I and II of this Agreement, (ii) as may be specified in Section 5.6(b) of the ESCT Disclosure Schedule, and (iii) where failure to obtain any such consents, approvals, Authorizations or permits, or to make such filings or notifications would not have a Material Adverse Effect on ESCT and would not prevent or delay consummation of the Merger, or otherwise prevent ESCT from performing its obligations under this Agreement or any of the other agreements with respect to the Transactions in relation to which it is contemplated as a party under this Agreement.

5.7           Permits; Compliance.  Except as may be specified in Section 5.7 of the ESCT Disclosure Schedule, each of ESCT and its Subsidiaries is in possession of all franchises, grants, Authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for ESCT or any such Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except for those which the failure to possess would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on ESCT (the “ESCT Permits”) and, as of the date hereof, no suspension or cancellation of any ESCT Permits is pending or, to the Knowledge of ESCT, threatened, except such suspension or termination as would not reasonably be expected to have a Material Adverse Effect on ESCT.  Except as disclosed in Section 5.7 of the ESCT Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on ESCT, neither ESCT nor any of its Subsidiaries is in conflict with, or in default or violation of, or, with the giving of notice or the passage of time, would be in conflict with, or in default or violation of, (a) any Law applicable to ESCT or any of its Subsidiaries or by which any property or asset of ESCT or any of its Subsidiaries is bound or affected, or (b) any ESCT Permits.

5.8           Financial Statements.  (a)  Section 5.8(a)(i) of the ESCT Disclosure Schedule contains true and complete copies of the following ESCT consolidated financial statements, in each case internally prepared: (i) balance sheets at December 31, 2012 and December 31, 2013, and (ii) income statements for all fiscal years since inception, including without limitation, those ended December 31, 2012 and December 31, 2013 (jointly, the “Preliminary ESCT Internal Financial Statements”).    ESCT shall, within no more than thirty (30) days of the date hereof, supplement the Preliminary ESCT Financial Statements with (i) statements of stockholders’ equity for the years ended December 31,

2012 and December 31, 2013, and (ii) statement of cash flow for the years ended December 31, 2012 and December 2013 (the “Deliverable ESCT Internal Financial Statements” and, together with the Preliminary ESCT Internal Financial Statements, the “ESCT Financial Statements”) by delivery of the same to FIND.  Each of the Preliminary ESCT Internal Financial Statements (including, in each case, any notes thereto) are true, complete and correct, and fairly presented in all material respects the financial position, results of operations and changes in shareholders’ equity and cash flows of ESCT at the respective dates thereof and for the respective periods indicated therein (subject to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on ESCT or any of its Subsidiaries). Upon supplementation of the Preliminary ESCT Internal Financial Statements by ESCT to FIND in accordance with this Section 5.8 of the Deliverable ESCT Internal Financial Statements, the Deliverable ESCT Internal Financial Statements shall conform in all respects to the Preliminary ESCT Internal Financial Statements and each of the Deliverable ESCT Internal Financial Statements (including, in each case, any notes thereto) shall be true, complete and correct, and fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity and cash flows of ESCT at the respective dates thereof and for the respective periods indicated therein (subject to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on ESCT or any of its Subsidiaries).

(b)           Except (i) to the extent set forth on the Most Recent ESCT Balance Sheet, including the notes thereto, or (ii) as may be specified in Section 5.8(b) of the ESCT Disclosure Schedule, ESCT does not have any Liability which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, applied on a consistent basis, which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on ESCT.

5.9           Notes and Accounts Receivable.  All notes and accounts receivables of ESCT appearing on the Most Recent ESCT Balance Sheet and all of the receivables which have arisen or been acquired by ESCT since the date thereof (collectively, the “ESCT Receivables”), are bona fide trade receivable and have arisen or were acquired in the Ordinary Course of Business of ESCT and in a manner consistent with their normal past credit practices.  Since the date of the Most Recent ESCT Balance Sheet, ESCT has not cancelled or agreed to cancel, in whole or in part, any ESCT Receivables except in the Ordinary Course of Business consistent with demonstrated past practices.  All ESCT Receivables are reflected properly on the books and records of ESCT, and, except as set forth on Section 5.9 of the ESCT Disclosure Schedule, are current and collectible and not subject to set-off or counterclaim, and will be collected in accordance with their terms at their recorded amounts, subject only to reserve for bad debts or doubtful accounts set forth on the Most Recent ESCT Balance Sheet  as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ESCT.  For purposes of the foregoing, the ESCT Receivables shall be deemed to be “collected in accordance with their terms at their recorded amounts” if they are collected in full within ninety (90) days of the date such receivables are billed.

5.10           Undisclosed Liabilities.  ESCT does not have any material Liability, except for (i) Liabilities set forth in the Most Recent ESCT Balance Sheet (inclusive of any notes thereto), and (ii) Liabilities which have arisen since the date of the Most Recent ESCT Balance Sheet in the Ordinary Course of Business.

5.11           Taxes.

(a)           Except as may be specified in Section 5.11(a) of the ESCT Disclosure Schedule, (i) ESCT has duly and timely filed all Tax Returns required to have been filed by or with respect to it (inclusive of any of its Subsidiaries), (ii) each such Tax Return correctly and completely reflects all liability for Taxes and all other information required to be reported thereon, (iii) all Taxes owed by ESCT (whether or not shown on any Tax Return) have been timely paid, and (iv) ESCT has adequately provided for, in its books of account and related records, all Liability for unpaid Taxes, being current Taxes not yet due and payable.

(b)           Except as may be specified in Section 5.11(b) of the ESCT Disclosure Schedule, ESCT has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(c)           Except as may be specified in Section 5.11(c) of the ESCT Disclosure Schedule, neither ESCT nor any of its Subsidiaries (i) is the beneficiary of any extension of time within which to file any Tax Return, nor has ESCT or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions, or (ii) has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(d)           Section 5.11(d) of the ESCT Disclosure Schedule indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit.  Except as set forth in Section 5.11(d) of the ESCT Disclosure Schedule (i) there is no Proceeding now pending or threatened against or with respect to ESCT or any of its Subsidiaries in respect of any Tax or any assessment or deficiency, and (ii) there are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of ESCT.

(e)           Section 5.11(e) of the ESCT Disclosure Schedule lists, as of the date of this Agreement, all jurisdictions in which ESCT or any of its Subsidiaries currently files Tax Returns.  No claim has been made by any Taxing Authority in a jurisdiction where ESCT or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

(f)           None of the assets or properties of ESCT or any of its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code.  Neither ESCT nor any of its Subsidiaries is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. Neither ESCT nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  ESCT is not a “foreign person” within the meaning of Section 1445 of the Code.

(g)           Neither ESCT nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code.  Neither ESCT nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement.

(h)           No Subsidiary of ESCT that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code.  No Subsidiary of ESCT is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code and neither ESCT nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company.  No Subsidiary of ESCT that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.

(i)           Neither ESCT nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group, or (iii) has any Liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by Contract or otherwise.  Neither ESCT nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

(j)           Neither ESCT nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Effective Time, or (iii) prepaid amount received on or prior to the Effective Time.

(k)           ESCT has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l)           Section 5.11(l) of the ESCT Disclosure Schedule lists each person who ESCT reasonably believes is, with respect to ESCT or any Affiliate of ESCT, a “disqualified individual” within the meaning of Section 280G of the Code and the Regulations thereunder.

(m)           Neither ESCT nor, to the Knowledge of ESCT, any of its Affiliates, has taken or agreed to take any action (other than actions contemplated by this Agreement) that would reasonably be expected to prevent the Merger from constituting a “reorganization” under Section 368(a) of the Code.  ESCT is not aware of any agreement or plan to which ESCT or any of its Affiliates is a party or other circumstances relating to ESCT or any of its Affiliates that could reasonably be expected to prevent the Merger from so qualifying as a “reorganization” under Section 368(a) of the Code.

(n)           Except as may be specified in Section 5.11(n) of the ESCT Disclosure Schedule, the unpaid Taxes of ESCT (i) did not, as of the date of the Most Recent ESCT Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent ESCT Balance Sheet, and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ESCT in filing its Tax Returns.  Since the date of the Most Recent ESCT Balance Sheet, ESCT has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

5.12           Title to Personal Property.

(a)           Except as specifically set forth in Section 5.12(a) of the ESCT Disclosure Schedule, with respect to personal properties and assets purported to be owned by ESCT (inclusive of its Subsidiaries), including all properties and assets reflected as owned on the Most Recent ESCT Balance Sheet (other than inventory sold and items of obsolete equipment disposed of in the Ordinary Course of Business since the date thereof), ESCT (inclusive of such Subsidiaries) has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens.

(b)           Except as specifically set forth in Section 5.12(b) of the ESCT Disclosure Schedule, with respect to personal properties and assets that are leased, ESCT or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party/ies thereto. Neither ESCT nor any of its Subsidiaries nor any other party thereto is in violation of any of the terms of any such lease.

5.13           Condition of Tangible Fixed Assets.  Except as specifically set forth in Section 5.13 of the ESCT Disclosure Schedule, all buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by ESCT are structurally sound, free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and Ordinary Course of Business and conform in all material respects to all Laws and Authorizations relating to their construction, use and operation.

5.14           Inventory.  Except as may be specified in Section 5.14 of the ESCT Disclosure Schedule, the inventory of ESCT and its Subsidiaries consists of raw materials and supplies, manufactured and processed parts, work-in-process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent ESCT Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of ESCT and its Subsidiaries.

5.15           Product Warranty.  Except as may be specified in Section 5.15(a) of the ESCT Disclosure Schedule, substantially all of the products manufactured, sold, leased, and delivered by ESCT and its Subsidiaries have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and none of ESCT and its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Most Recent ESCT Balance Sheet (as distinct from any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of ESCT and its Subsidiaries.  Substantially all of the products manufactured, sold, leased, and delivered by ESCT and its Subsidiaries are subject to standard terms and conditions of sale or lease.  Section 5.15(b) of the ESCT Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of ESCT and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

5.16           Product Liability.  Neither ESCT nor any of its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by either ESCT or any of its Subsidiaries.

5.17           Real Property.

(a)           Section 5.17(a) of the ESCT Disclosure Schedule contains (i) a list of all real property and interests in real property owned in fee by ESCT or any of its Subsidiaries (the “ESCT-Owned Real Property”), and (ii) a list of all real property and interests in real property leased by ESCT (inclusive of any of its Subsidiaries) (the “ESCT-Leased Real Property”).

(b)           With respect to each parcel of ESCT-Owned Real Property, and except as may otherwise be set forth in Section 5.17(b) of the ESCT Disclosure Schedule, ESCT or one of its Subsidiaries has good and marketable title in its name to each such parcel of ESCT-Owned Real Property free and clear of all Liens, except (A) Permitted Liens and (B) zoning and building restrictions, easements, covenants, rights-of-way and other similar restrictions of record, none of which materially impairs the current or proposed use of such ESCT-Owned Real Property.  There are no outstanding options or rights of first refusal to purchase such parcel of ESCT-Owned Real Property, or any portion thereof or interest therein.

(c)           Each lease with respect to ESCT-Leased Real Property (each, a “ESCT Lease”) is in full force and effect.  Neither ESCT nor any of its Subsidiaries is in default under any such ESCT Lease and, to ESCT’s Knowledge, no other party thereto is in default under any such ESCT Lease.

5.18           Intellectual Property .  Except to the extent as would not have a Material Adverse Effect, individually or in the aggregate, on ESCT:

(a)           Section 5.18(a) of the ESCT Disclosure Schedule lists (by name, owner and, as applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by ESCT and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person, or otherwise) (“ESCT-Owned Intellectual Property”); provided, however, that the ESCT Disclosure Schedule does not include items of ESCT-Owned Intellectual Property which are both (i) economically and otherwise immaterial to ESCT and its Subsidiaries and (ii) not registered or the subject of an application for registration.  Except as specifically set forth in the ESCT Disclosure Schedule, ESCT or one of its Subsidiaries owns the entire right, title and interest to all ESCT-Owned Intellectual Property free and clear of all Liens.

(b)           Section 5.18(b) of the ESCT Disclosure Schedule lists all licenses, sublicenses and other Contracts (“ESCT In-Bound Licenses”) pursuant to which a third party authorizes ESCT or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into ESCT’s or any of its Subsidiaries’ products and, with respect to each ESCT In-Bound License, whether ESCT In-Bound License is exclusive or non-exclusive; provided, however, that the ESCT Disclosure Schedule is not required to list ESCT In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user computer software licenses.

(c)           Section 5.18(c) of the ESCT Disclosure Schedule lists all licenses, sublicenses and other Contracts (“ESCT Out-Bound Licenses”) pursuant to which ESCT or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any ESCT Owned Intellectual Property or pursuant to which ESCT or any of its Subsidiaries grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each ESCT Out-Bound License, whether ESCT Out-Bound License is exclusive or non-exclusive.

(d)           Except as may be specified in Section 5.18(d) of the ESCT Disclosure Schedule, each ESCT In-Bound License and each ESCT Out-Bound License is in full force and effect and valid and enforceable in accordance with its terms, and neither ESCT nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without the giving of notice or lapse of time, or both, would constitute a default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any ESCT In-Bound License or ESCT Out-Bound License, and neither ESCT nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured.

(e)           Except as may be specified in Section 5.18(e) of the ESCT Disclosure Schedule, ESCT and/or one or more of its Subsidiaries (i) exclusively own the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of ESCT and its Subsidiaries as they are currently conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property pursuant to the terms of a valid and enforceable ESCT In-Bound License that is listed in the ESCT Disclosure Schedule or that is a “shrink-wrap” or similar commercially available end-user computer software license.  ESCT-Owned Intellectual Property, together with ESCT’s and its Subsidiaries’ rights under ESCT In-Bound Licenses listed in Section 5.18(b) of the ESCT Disclosure Schedule or that are “shrink-wrap” and similar commercially available end-user computer software licenses (collectively, the “ESCT Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of ESCT’s (inclusive of its Subsidiaries’) businesses as they are currently conducted.

(f)           Except as may be specified in Section 5.18(f) of the ESCT Disclosure Schedule, (i) all registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by ESCT or any of its Subsidiaries (collectively, “ESCT Registered Intellectual Property”) that are currently due have been paid and all documents and certificates related to such ESCT Registered Intellectual Property have been filed with the relevant Governmental Authority or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such ESCT Registered Intellectual Property, (ii) all ESCT Registered Intellectual Property is in good standing, held in compliance with all applicable legal requirements and enforceable by ESCT (inclusive of any one or more of its Subsidiaries), and (iii)  all Patents that have been issued to ESCT (inclusive of any of its Subsidiaries) are valid.

(g)           Except as may be specified in Section 5.18(g) of the ESCT Disclosure Schedule, ESCT is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any ESCT Intellectual Property.  ESCT (inclusive of its Subsidiaries) has not taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver, or unenforceability of any ESCT Intellectual Property.  Section 5.18(g) of the ESCT Disclosure Schedule lists all previously held ESCT Registered Intellectual Property that ESCT or any of its Subsidiaries has abandoned, cancelled, forfeited or relinquished during the twelve (12) months preceding the date of this Agreement.

(h)           Except as may be specified in Section 5.18(h) of the ESCT Disclosure Schedule, or as would not have a Material Adverse Effect on ESCT in the event of any related claim, (i) none of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed, by ESCT or any of its Subsidiaries, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party, (ii) neither ESCT nor any of its Subsidiaries, by conducting its business as currently conducted, has infringed or is infringing upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party, (iii) neither ESCT nor any of its Subsidiaries has received any communication alleging that ESCT or any of its Subsidiaries or any of their respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to ESCT’s Knowledge, is there any basis therefor, (iv) no Action has been instituted, or, to ESCT’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by ESCT or any of its Subsidiaries and none of the ESCT Intellectual Property is subject to any outstanding Order, and (v) to ESCT’s Knowledge, no Person has infringed or is infringing upon any Intellectual Property Rights of ESCT or any of its Subsidiaries or has otherwise misappropriated or is otherwise misappropriating any ESCT Intellectual Property.

(i)           With respect to ESCT’s or any of its Subsidiaries’ Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others.  ESCT and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by ESCT and its Subsidiaries that is not covered by an issued Patent.  Without limiting the generality of the foregoing, the Proprietary Information of ESCT and its Subsidiaries (other than Proprietary Information that is covered by an issued Patent) is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than ESCT (inclusive of its Subsidiaries).

(j)           Except as specified in Section 5.18(j) of the ESCT Disclosure Schedule, (i) all current and former employees, consultants and contractors of ESCT and its Subsidiaries have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for ESCT (inclusive of its Subsidiaries), and (ii) no current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the ESCT Intellectual Property.

(k)           No employee, consultant or contractor of ESCT or any of its Subsidiaries has been, is or will be, by performing services for ESCT or such Subsidiary, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or independent contractor’s employment by ESCT or any of its Subsidiaries or any services rendered by such employee, consultant or independent contractor.

(l)           The execution and delivery of this Agreement and all of the other agreements with respect to the Transactions in relation to which it is contemplated as a party under this Agreement by ESCT does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of ESCT’s or any of its Subsidiaries’ rights to own any of its Intellectual Property or their respective rights under any ESCT Out-Bound License or ESCT In-Bound License, nor require the consent of any Governmental Authority or other third party in respect of any such Intellectual Property.

(m)           Software.

(i)           The Software owned, or purported to be owned by ESCT (inclusive of any of its Subsidiaries) (collectively, the “ESCT-Owned Software”), has been either (A) developed by employees of ESCT or one or more of its Subsidiaries within the scope of their employment by ESCT or such Subsidiary, (B) developed by independent contractors who have assigned all of their right, title and interest therein to ESCT or one of its Subsidiaries pursuant to written Contracts, or (C) otherwise acquired by ESCT or one of its Subsidiaries from a third party pursuant to a written Contract in which such third party assigns all of its right, title and interest therein.  No ESCT-Owned Software contains any programming code, documentation or other materials or development environments that embody Intellectual Property Rights of any Person other than ESCT and its Subsidiaries, other than such materials obtained by ESCT and its Subsidiaries from other Persons who make such materials generally available to all interested Persons or end-users on standard commercial terms.

(ii)           Each of ESCT’s and its Subsidiaries’ existing and currently supported and marketed Software (including Software-embedded) products performs, in all material respects, the functions described in any agreed specifications or end-user documentation or other information provided to customers of ESCT or such Subsidiary on which such customers relied when licensing or otherwise acquiring such products, subject only to routine bugs and errors that can be corrected promptly by ESCT or such Subsidiary in the course of providing customer support without further liability to ESCT or such Subsidiary, and all of the code of such products has been developed in a manner that meets common industry practice, including the use of regression test and release procedures.  To ESCT’s Knowledge, each of ESCT’s and its Subsidiaries’ existing and currently supported and marketed Software (including Software-embedded) products is free of all viruses, worms, trojan horses and material known Contaminants and does not contain any bugs, errors, or problems in each case that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

(iii)           The ESCT and its Subsidiaries have taken all actions customary in the Software industry to document ESCT-Owned Software and its operation, such that the materials comprising ESCT-Owned Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(iv)           Neither ESCT nor any of its Subsidiaries has exported or transmitted Software or other material in connection with ESCT’s or such Subsidiaries’ business to any country to which such export or transmission is restricted by any applicable Law, without first having obtained all necessary and appropriate Authorizations.

(v)           All ESCT-Owned Software is free of any Disabling Code or Contaminants that may, or may be used to, access, modify, delete, damage or disable any Systems or that may result in damage thereto.  The ESCT and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that its and their internal computer systems used in connection with ESCT’s and its Subsidiaries’ business are free from Disabling Codes and Contaminants.  The Software licensed by ESCT is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable the Systems of ESCT or its Subsidiaries or that might result in damage thereto.  The ESCT and its Subsidiaries have taken all reasonable steps to safeguard their respective Systems and restrict unauthorized access thereto.

(vi)           No Public Software (x) forms part of any ESCT Intellectual Property, (y) was, or is, used in connection with the development of any ESCT-Owned Intellectual Property or any products or services developed or provided by ESCT or any of its Subsidiaries, or (z) was, or is, incorporated or distributed, in whole or in part, in conjunction with any of the ESCT Intellectual Property.

5.19           Material Contracts

(a)           Section 5.19 of the ESCT Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which ESCT or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

(i)           for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (x) annual payments by ESCT or any of its Subsidiaries of $50,000 or more, or (y) aggregate payments by ESCT or any of its Subsidiaries of $50,000 or more;

(ii)           (x)           for the sale by ESCT or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, and that provides for (1) a specified annual minimum dollar sales amount by ESCT or any of its Subsidiaries of $50,000 or more, or (2) aggregate payments to ESCT or any of its Subsidiaries of $50,000 or more, or (y) pursuant to which ESCT or any of its Subsidiaries received payments of more than $50,000 in the year ended December 31, 2012, or expects to receive payments of more than $50,000 in the year ending December 31, 2013;

(iii)           that continues over a period of more than ninety (90) days from the date hereof and provides for payments to or by ESCT or any of its Subsidiaries exceeding $50,000, except for arrangements disclosed pursuant to the preceding subparagraphs (i) and/or (ii) of this Subsection 5.19(a);

(iv)           that is an employment, consulting, termination or severance Contract that involves or would reasonably be expected to involve the payment of $50,000 or more by ESCT or any of its Subsidiaries following the date hereof, except for any such Contract that is terminable at-will by ESCT or any of its Subsidiaries without liability to ESCT or any such Subsidiary;

(v)           that is a distribution, dealer, representative or sales agency Contract, other than Contracts entered into in the Ordinary Course of Business with distributors, representatives and sales agents that are cancelable without penalty on not more than one hundred eighty (180) days’ notice and does not deviate in any material respect from ESCT’s standard form;

(vi)           that is (x) a ESCT Lease, or (y) a Contract for the lease of personal property, in each case which provides for payments to or by ESCT or any of its Subsidiaries in any one case of $50,000 or more annually or $50,000 or more over the term of such ESCT Lease or lease;

(vii)           which provides for the indemnification by ESCT or any of its Subsidiaries of any Person, the undertaking by ESCT or any of its Subsidiaries to be responsible for consequential damages, or the assumption by ESCT or any of its Subsidiaries of any Tax, environmental or other Liability;

(viii)           that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the Ordinary Course of Business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(ix)           for any capital expenditure or leasehold improvement in any one case in excess of $50,000 or any such Contracts in the aggregate greater than $100,000;

(x)           that restricts or purports to restrict the right of ESCT or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xi)           that is a partnership, joint venture, joint development or similar Contract;

(xii)           that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(xiii)           that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(xiv)           that is a Contract or series of Contracts, the termination or breach of which would reasonably be expected to have a Material Adverse Effect on ESCT and not previously disclosed pursuant to this Subsection 5.19(a).

(b)           Each Contract required to be listed in Schedule 5.19(a) of the ESCT Disclosure Schedule (collectively, the “ESCT Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms, except to the extent a failure to be in full force and effect and valid or enforceable in accordance with its terms would not have a Material Adverse Effect on ESCT.

(c)           Neither ESCT nor any of its Subsidiaries is, and to ESCT’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any ESCT Material Contract, and neither ESCT nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any ESCT Material Contract.

(d)           As of the date hereof, ESCT has provided accurate and complete copies to FIND of each ESCT Material Contract.

(e)           All Contracts other than ESCT Material Contracts to which ESCT or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound (collectively, the “ESCT Minor Contracts”), are in all material respects valid and enforceable in accordance with their terms.  Neither ESCT nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by ESCT or any of its Subsidiaries, except in either case where any such default or defaults could not reasonably be expected have, individually or in the aggregate, a Material Adverse Effect on ESCT taken as a whole.

5.20           Litigation.  Except as may be specified in Section 5.20 of the ESCT Disclosure Schedule, (i) there is no Proceeding pending or, to the Knowledge of ESCT, threatened against ESCT or any if its Subsidiaries, which (x) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on ESCT, or (y) seeks to and is reasonably likely to significantly delay or prevent the consummation of the Merger, (ii) there is no Proceeding against any current or, to ESCT’s Knowledge, former director or employee of ESCT or any of its Subsidiaries with respect to which ESCT or any of its Subsidiaries has or is reasonably likely to bear an indemnification obligation, and (iii) neither ESCT or any of its Subsidiaries, nor any property or asset of ESCT or any of its Subsidiaries is in violation of any Order having, individually or in the aggregate, a Material Adverse Effect on ESCT.

5.21           Employee Benefit Plans.

(a)           Section 5.21(a) of the ESCT Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans sponsored, maintained or contributed to by ESCT, any of its Subsidiaries, or any ESCT ERISA Affiliate, or with respect to which ESCT, any of its Subsidiaries, or any ESCT ERISA Affiliate otherwise has any present or future Liability (each, a “ESCT Benefit Plan”).  A current, accurate and complete copy of each ESCT Benefit Plan has been provided to FIND.  Neither ESCT nor any of its Subsidiaries has any intent or commitment to create any additional ESCT Benefit Plan or amend any ESCT Benefit Plan.

(b)           Each ESCT Benefit Plan has been and is currently administered in compliance in all material respects with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such ESCT Benefit Plan.  Each ESCT Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “ESCT Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination.  No ESCT Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(c)           None of ESCT, any Subsidiary of ESCT, any ESCT ERISA Affiliate or any trustee or agent of any ESCT Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject ESCT, any Subsidiary of ESCT, any ESCT ERISA Affiliate or any trustee or agent of any ESCT Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(d)           There is no event or condition existing which could be deemed a “reportable event” (within the meaning of Section 4043 of ERISA) with respect to which the thirty (30)-day notice requirement has not been waived.  To ESCT’s Knowledge, no condition exists which could subject ESCT or any of its Subsidiaries to a penalty under Section 4071 of ERISA.

(e)           None of ESCT, any Subsidiary of ESCT, nor any ESCT ERISA Affiliate is, or has been, party to any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.

(f)           True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each ESCT Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each ESCT Pension Plan have been provided to FIND.

(g)           With respect to each ESCT Benefit Plan, there are no Proceedings (other than routine claims for benefits in the ordinary course) pending or, to ESCT’s Knowledge, threatened against any ESCT Benefit Plan, ESCT, any Subsidiary of ESCT, any ESCT ERISA Affiliate or any trustee or agent of any ESCT Benefit Plan.

(h)           With respect to each ESCT Benefit Plan to which ESCT, any Subsidiary of ESCT or any ESCT ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such ESCT Benefit Plan complies, and in each case has complied, in all material respects with all applicable requirements of Section 4980B of the Code.

(i)            Full payment has been made of all amounts which ESCT, any Subsidiary of ESCT or any ESCT ERISA Affiliate was required to have paid as a contribution to any ESCT Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement, and no ESCT Benefit Plan has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such ESCT Benefit Plan ended prior to the date of this Agreement.

(j)           Each ESCT Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in all material respects in compliance with, and none of ESCT, any Subsidiary of ESCT or any ESCT ERISA Affiliate has received any claim or notice that any such ESCT Benefit Plan is not in material compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

(k)           None of ESCT, any Subsidiary of ESCT and any ESCT ERISA Affiliate is in default in any material respect in performing any of its contractual obligations under any ESCT Benefit Plans or any related trust agreement or insurance contract.

(l)           There are no material outstanding Liabilities of any ESCT Benefit Plan other than Liabilities for benefits to be paid to participants in any ESCT Benefit Plan and their beneficiaries in accordance with the terms of such ESCT Benefit Plan.

(m)           Subject to ERISA and the Code, each ESCT Benefit Plan may be amended, modified, terminated or otherwise discontinued by ESCT, a Subsidiary of ESCT or a ESCT ERISA Affiliate at any time without liability.

(n)           No ESCT Benefit Plan other than a ESCT Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.

(o)           The consummation of the Merger will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of ESCT or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in the payment or series of payments by ESCT or any of its Affiliates to any person of an “excess parachute payment”  within the meaning of Section 280G of the Code.

(p)           With respect to each ESCT Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of ESCT, any Subsidiary of ESCT or any ESCT ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

(q)           Each ESCT Benefit Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by ESCT, any Subsidiary of ESCT or any ESCT ERISA Affiliate as deductions under any provision of the Code, is in compliance in all material respects with all applicable requirements pertaining to such deduction.  With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code.  All welfare benefit funds intended to be exempt from tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

(r)           Section 5.21(r) of the ESCT Disclosure Schedule sets forth all ESCT Benefit Plans covering employees of ESCT or any of its Subsidiaries outside of the United States (the “ESCT Foreign Plans”).  The ESCT Foreign Plans have been operated in accordance, and are in compliance, in all material respects with their constituent documents and all applicable Laws.  There are no material unfunded Liabilities under or in respect of any ESCT Foreign Plans, and all contributions or other payments required to be made to or in respect of ESCT Foreign Plans prior to the Closing Date have been made or will be made prior to the Closing Date.

5.22           Labor and Employment Matters.

(a)           Neither ESCT nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract. There have not been since ESCT began operations and there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of ESCT or any of its Subsidiaries.  There is no unfair labor practice, charge or complaint pending, unresolved or, to ESCT’s Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

(b)           Each of ESCT and its Subsidiaries has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person.  Each of ESCT and its Subsidiaries has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(c)           Each of ESCT and its Subsidiaries has paid or properly accrued in the Ordinary Course of Business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(d)           Neither ESCT nor any of its Subsidiaries is a party to any Contract which restricts ESCT or any of its Subsidiaries from relocating, closing or terminating any of its operations or facilities or any portion thereof.  Neither ESCT nor any of its Subsidiaries have effectuated a “plant closing” (as defined in the WARN Act) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of ESCT or any of its Subsidiaries, except in accordance with the WARN Act.  The consummation of the Merger will not create Liability for any act by ESCT or any of its Subsidiaries on or prior to the Closing Date under the WARN Act or any other Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.

5.23             Environmental.

(a)           Each of ESCT and its Subsidiaries has secured, and is in compliance in all material respects with, all Environmental Permits required in connection with its operations and the Real Property.  Each Environmental Permit, together with the name of the Governmental Authority issuing such Environmental Permit, is set forth in Section 5.23(a) of the ESCT Disclosure Schedule.  All such Environmental Permits are valid and in full force and effect and none of such Environmental Permits will be terminated or impaired or become terminable as a result of the Merger.  Each of ESCT and its Subsidiaries has been, and are currently, in compliance in all material respects with all Environmental Laws. Neither ESCT nor any of its Subsidiaries has received any notice alleging that ESCT or any of its Subsidiaries is not in such compliance with Environmental Laws.

(b)           There are no past, pending or, to ESCT’s Knowledge, threatened Environmental Actions against or affecting ESCT or any of its Subsidiaries, and ESCT is not aware of any facts or circumstances which could be expected to form the basis for any Environmental Action against ESCT or any of its Subsidiaries.

(c)           Neither ESCT nor any of its Subsidiaries has entered into or agreed to any Order, and neither ESCT nor any of its Subsidiaries is subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

(d)           No Lien has been attached to, or asserted against, the assets, property or rights of ESCT or any of its Subsidiaries pursuant to any Environmental Law, and, to ESCT’s Knowledge, no such Lien has been threatened.  There are no facts, circumstances or other conditions that could be expected to give rise to any Liens on or affecting any Real Property.

(e)           There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property or any other property currently or formerly owned, operated or leased by ESCT or any of its Subsidiaries.  No Hazardous Substances are present in, on, about or migrating to or from any Real Property that could be expected to give rise to an Environmental Action against ESCT or any of its Subsidiaries.

(f)           Neither ESCT nor any of its Subsidiaries has received a CERCLA 104(e) information request nor has ESCT or any of its Subsidiaries been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state Law.  Neither ESCT nor any of its Subsidiaries has received an analogous notice or request from any non-U.S. Governmental Authority.

(g)           There are no aboveground tanks or underground storage tanks on, under or about the Real Property.  Any aboveground or underground tanks previously situated on the Real Property or any other property currently or formerly owned, operated or leased by ESCT or any of its Subsidiaries have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards.

(h)           There are no PCBs leaking from any article, container or equipment on, under or about the Real Property and there are no such articles, containers or equipment containing PCBs.  There is no asbestos containing material or lead-based paint containing materials in at, on, under or within the Real Property.

(i)           Neither ESCT nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

(j)           None of the Real Property is an Environmental Clean-up Site.

(k)           The ESCT has provided to FIND true and complete copies of, or access to, all written environmental assessment materials and reports that have been prepared by or on behalf of ESCT or any of its Subsidiaries.

5.24           Related Party Transactions.  There are no Contracts of any kind, written or oral, entered into by ESCT or any of its Subsidiaries with, or for the benefit of, any officer, director or stockholder of ESCT or, to the Knowledge of ESCT, any Affiliate of any of them, except in each case, for (a) employment agreements, indemnification agreements fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the Ordinary Course of Business) and copies of which have been provided to FIND and are listed in Section 5.24 of the ESCT Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, (c) amounts paid pursuant to ESCT Benefit Plans of which copies have been provided to FIND, (d) the occupancy of certain of ESCT’s facilities which do not provide for the payment of significant amounts of rent, and (e) those loans made to ESCT listed in, and the details of which are specifically set forth in, Section 5.24 of the ESCT Disclosure Schedule.  To the Knowledge of ESCT, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which ESCT or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with ESCT or any of its Subsidiaries (other than ownership of securities in a publicly-traded company representing less than one percent of the outstanding stock of such company).  No officer or director of ESCT or any of its Subsidiaries or member of his or her immediate family or greater than 5% stockholder of ESCT or, to the Knowledge of ESCT, any Affiliate of any of them or any employee of ESCT or any of its Subsidiaries is directly or indirectly interested in any ESCT Material Contract.

5.25           Insurance. Section 5.25 of the ESCT Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which any of ESCT and its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

(i)           the name, address, and telephone number of the agent;

(ii)           the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)           the policy number and the period of coverage;

(iv)           the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)           a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither ESCT, any of its Subsidiaries nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof.  Section 5.25 of the ESCT Disclosure Schedule describes any material self-insurance arrangements affecting ESCT and/or any of its Subsidiaries.

5.26           Absence of Certain Changes or Events.  Since September 30, 2013, except as may be contemplated by, or disclosed pursuant to, this Agreement, including Section 5.26 of the ESCT Disclosure Schedule:

(a)           there has not been any event or events (whether or not covered by insurance), individually or in the aggregate, which have had a Material Adverse Effect on ESCT or any of its Subsidiaries, including without limitation the imposition of any security interests on any of the assets of ESCT or any of its Subsidiaries;

(b)           there have not been any amendments or other modifications to the certificate of incorporation or bylaws of either ESCT or any of its Subsidiaries;

(c)           there has not been any entry by ESCT nor any of its Subsidiaries into any commitment or transaction material to ESCT or such Subsidiaries, except in the Ordinary Course of Business and consistent with past practice, including without limitation any (i) borrowings or the issuance of any guaranties, (ii) any capital expenditures in excess of $50,000, or (iii) any grant of any increase in the base compensation payable, or any loans, to any directors, officers or employees;

(d)           there has not been, other than pursuant to the Plans, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the Ordinary Course of Business consistent with past practice.

(e)           there have not been any material changes by ESCT in its accounting methods, principles or practices;

(f)           neither ESCT nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(g)           neither ESCT nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities;

(h)           there has not been any material damage, destruction or loss with respect to the property and assets of ESCT or any of its Subsidiaries, whether or not covered by insurance;

(i)           there has not been any revaluation of ESCT’s or any of its Subsidiaries’ assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the Ordinary Course of Business consistent with past practice; and

(j)           neither ESCT nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

5.27           Solvency. No Order has been made, petition presented, or resolution passed for the winding up (or other process whereby the business is terminated and the assets of the subject company are distributed among its creditors and/or shareholders) of either ESCT or any of its Subsidiaries.  There are no cases or Proceedings of any kind pending under any applicable insolvency, reorganization or similar Law in any jurisdiction concerning ESCT or any of its Subsidiaries, and no circumstances exist which, under applicable Law, would justify any such cases or Proceedings.  No receiver or trustee has been  appointed with respect to all or any portion of ESCT or any of its Subsidiaries business or assets.

5.28           Brokers or Finders. Neither ESCT nor any of its Subsidiaries has any contractual obligations with any third Party which has given rise, may give rise to or will give rise to any obligation or Liability upon consummation of the Merger and/or the Transactions.

5.29           No Illegal Payments.  None of ESCT, any of its Subsidiaries or, to the Knowledge of ESCT, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to ESCT or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which ESCT, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payor or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records, or (e) had any off-book bank or cash accounts or “slush funds.”

5.30           Antitakeover Statutes.  ESCT has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement, and the Transactions from the “control share acquisition,” “fair price,” “moratorium” or other anti-takeover provisions of the Florida Corporate Law, the Nevada Corporate Law, and the Delaware Corporate Law, and no other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws apply to this Agreement or any of the Transactions.

5.31           Compliance with Securities Laws.  Except to the extent as would not have a Material Adverse Effect, individually or in the aggregate, on ESCT or any of its Subsidiaries, the offering and issuance by ESCT and any of its Subsidiaries of all securities to date were made and completed in compliance with all applicable state, federal and, if applicable, foreign securities Laws.

5.32           Change in Control.  Except as may be set forth in Section 5.32 of the ESCT Disclosure Schedule, ESCT is not a party to any Contract that contains a “change in control,” “potential change in control” or similar provision.

5.33           Powers of Attorney.  To the Knowledge of ESCT, there are no material outstanding powers of attorney executed on behalf of ESCT or any of its Subsidiaries.

5.34           Material Disclosures.  No statement, representation or warranty made by ESCT in this Agreement, or in any certificate, statement, list, schedule or other document furnished or to be furnished to FIND in connection with the Merger or the Transactions, contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are or will be made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE FIND PRINCIPAL STOCKHOLDERS

The FIND Principal Stockholders, respectively, represent and warrant to TRC and ESCT that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI).

6.1           Authority.  He has all legal right, power and capacity to execute and deliver and to perform his obligations under this Agreement and the Voting Agreement.

6.2           Execution; Enforceability.  He has duly and validly executed and delivered this Agreement and the Voting Agreement, and, assuming the due authorization, execution and delivery of this Agreement by ESCT, FIND, and Merger-Sub, each of this Agreement and the Voting Agreement constitute legal, valid and binding obligations, enforceable against him in accordance with their respective terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

6.3           Title to FIND Common Stock and Securities.  He is the record and Beneficial Owner of the shares of FIND Common Stock as of the date hereof and, if applicable, other securities of FIND as specifically reflected in the Voting Agreement, and immediately prior to the Effective Time, he will own such securities free and clear of any Liens.

6.4           No Conflicts.  To the best of his Knowledge, the execution and delivery by him of, and the performance by him of his obligations under, this Agreement and/or the Voting Agreement do not and will not:

(a)           subject to obtaining the consents, approvals and actions, making the filings and providing the notices referred to in Section 6.5 below, if any, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to him or any of his assets and properties; or

(b)           (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require him to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated, or guaranteed payments under, or result in the creation or imposition of any Lien upon, him or any of his assets and properties under, any Contract to which he is a party or by which any of his assets and properties are bound.

6.5           Governmental Approvals and Filings.  Except as may otherwise be set forth in this Agreement, to the best of his Knowledge, no consent, approval or action of, filing with or notice to, any Governmental Authority on Its part is required in connection with the execution, delivery and performance of this Agreement or the Voting Agreement.

6.6           Legal Proceedings.  To the best of his Knowledge, there are no Proceedings pending or threatened against, relating to, or affecting either him or any of his assets and properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions or otherwise result in a material diminution of the benefits contemplated by this Agreement to either ESCT or TRC.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF FIND

Except as set forth in the Disclosure Schedule annexed hereto as Schedule C and made a part hereof (the “FIND Disclosure Schedule”), which shall identify exceptions by specific section references, FIND, inclusive of Merger-Sub, hereby represents and warrants to each of ESCT and TRC that the statements contained in this Article VII are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VII):

7.1           Corporate Organization and Qualification.  FIND is a corporation, and each Subsidiary of FIND is a corporation, in each case duly organized, validly existing and in good standing under the Laws of the State of Nevada, and Merger-Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of FIND and Merger-Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. FIND and each of its Subsidiaries (inclusive of Merger-Sub) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not, individually or in the aggregate, have a Material Adverse Effect on either or both of FIND and/or Merger-Sub. As of the date hereof, a true and correct list of all find Subsidiaries, together with the jurisdiction of organization of each SUCH find Subsidiary and the percentage of the outstanding capital stock or other equity interests of each SUCH Subsidiary owned by find and each other Subsidiary, is set forth in Section 7.1 of the FIND Disclosure Schedule.  Except as specifically set forth in Section 7.1 of the FIND Disclosure Schedule, FIND does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

7.2           Articles of Incorporation and Bylaws.  Exhibit B annexed hereto is a complete and correct copy of FIND’s articles of incorporation, as amended to date, and Exhibit C annexed hereto is a complete and correct copy of FIND’s bylaws, as amended to date.  Exhibit F annexed hereto is a complete and correct copy of Merger-Sub’s certificate of incorporation, as amended to date, and Exhibit G annexed hereto is a complete and correct copy of the Merger-Sub’s bylaws, as amended to date.  FIND has previously delivered or otherwise made available to ESCT complete and correct copies of the articles/certificate of incorporation and bylaws of each of ESCT’s Subsidiaries.  Neither FIND nor any FIND Subsidiary (including Merger-Sub) is in violation of any provision of its articles/certificate of incorporation or bylaws.

7.3           Books and Records.

(a)         The books of account, minute books, stock record books, and other records of FIND and Merger-Sub, all of which have heretofore been furnished or made available to ESCT, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of FIND and its Subsidiaries, including Merger-Sub, contain accurate and complete records of all meetings held of, consents of, and corporate action taken by, the stockholders, the boards of directors, and any committees of the boards of directors of each of FIND and Merger-Sub, and no meeting of such stockholders, boards of directors or committees has been held for which minutes have not been prepared and are not contained in such minute books.

(b)         None of the records, systems, data or information of either FIND or any of its Subsidiaries, including Merger-Sub, is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, but not limited to, an electronic, mechanical or photographic process computerized or not) which are not under the exclusive ownership and direct control of either FIND or Merger-Sub, as the case may be.

7.4           Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of FIND consists of (i) one hundred twenty million (120,000,000) shares of FIND Common Stock, and (ii) five million (5,000,000) shares of “blank check” preferred stock, $.001 par value (“FIND Preferred Stock”).  As of the date of this Agreement, one hundred and three million, six hundred thirty-five thousand sixty (103,635,060) shares of FIND Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and not subject to preemptive rights, no shares of FIND Common Stock were held in the treasury of FIND, no shares of FIND Common Stock were reserved for future issuance pursuant to outstanding stock options or stock incentive rights granted pursuant to any stock option plan, and no shares of FIND Preferred Stock were issued or outstanding.  Except as contemplated by this Agreement and as set forth in Section 7.4(a) of the FIND Disclosure Schedule, as of the date of this Agreement, there are no options, warrants, or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of FIND obligating FIND to issue or sell any shares of capital stock of, or other equity interests in, FIND or Merger-Sub.  There are no outstanding contractual obligations of FIND to repurchase, redeem or otherwise acquire any shares of FIND Common Stock, FIND Preferred Stock or any other securities of FIND. The shares of FIND Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, FIND’s certificate of incorporation or bylaws, or any agreement to which FIND is a party or by which FIND is bound.

(b)           As of the date of this Agreement, the authorized capital stock of Merger-Sub consists of (i) one billion (1,000,000,000) shares of Merger-Sub Common stock, $.0001 par value, and (ii) ten million (10,000,000) shares of “blank check” preferred stock, $.0001 par value (“Merger-Sub Preferred Stock”).  As of the date of this Agreement, one (1) share of Merger-Sub Common Stock has been issued and is outstanding, it having been validly issued to FIND, and is fully paid and nonassessable, and not subject to any preemptive rights.  As of the date of this Agreement, no shares of Merger-Sub Common Stock are held in the treasury of Merger-Sub, no shares of Merger-Sub Common Stock have been or are reserved for future issuance pursuant to outstanding stock options or stock incentive rights granted pursuant to any stock option plan, and no shares of Merger-Sub Preferred Stock were issued or outstanding.  Except as contemplated by this Agreement, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Merger-Sub obligating Merger-Sub to issue or sell any shares of capital stock of, or other equity interests in, Merger-Sub.  There are no outstanding contractual obligations of Merger-Sub to repurchase, redeem or otherwise acquire any shares of Merger-Sub Common Stock or Merger-Sub Preferred Stock.

(c)           Except as may be specified in Section 7.4(c) of the FIND Disclosure Schedule, as of the date of this Agreement, of FIND’s outstanding equity, convertible and/or equity-linked securities (including options and warrants), only the FIND Common Stock provides the holders thereof with any voting rights of any kind.

(d)           Except as may be specified in Section 7.4(c) of the FIND Disclosure Schedule, as of the date of this Agreement, neither FIND nor any of its Subsidiaries have outstanding any bonds, debentures, notes or other obligations or debt securities, and also except as set forth in Section 7.4(c) of the FIND Disclosure Schedule, no outstanding bonds, debentures, notes or other obligations or debt securities carry with them any voting rights of any kind.

7.5           Authority Relative To This Agreement.

(a)           Each of FIND and Merger-Sub has all necessary corporate power and authority to execute and deliver this Agreement and all of the other agreements with respect to the Transactions in relation to which it is contemplated as a party under this Agreement and, with respect to the Merger, upon the approval of this Agreement and the Merger by the FIND Stockholders as may be required under applicable Law or otherwise in accordance with this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement and all of the other agreements by FIND and Merger-Sub and the consummation by FIND and Merger-Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of FIND or Merger-Sub are necessary to authorize this Agreement or to consummate the Transactions, other than, with respect to the Merger, the approval of this Agreement and the Transactions by the FIND Stockholders in accordance with applicable Law and the filing and recordation of the Merger Certificate with the Secretary of States of each of Nevada, Florida, and Delaware in accordance with this Agreement and applicable Law.  This Agreement has been duly and validly executed and delivered by each of FIND and Merger-Sub, and, assuming the due authorization, execution and delivery of this Agreement by the FIND Principal Stockholder, and TRC, constitutes a legal, valid and binding obligation of each of FIND and Merger-Sub, enforceable against FIND and Merger-Sub in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)           At a meeting duly called and held in compliance with the Nevada Corporate Law and the bylaws of FIND, or otherwise through unanimous written consent if permitted pursuant thereto, the board of directors of FIND has duly taken action (i) approving the Merger, based on a determination that the Merger is fair to and in the best interests of the FIND Stockholders, and (ii) approving this Agreement and the Transactions and recommending approval of this Agreement and the Transactions by the FIND Stockholders.  As of the date hereof, such action has not been rescinded and is in full force and effect.

(c)           At a meeting duly called and held in compliance with the Delaware Corporate Law and the bylaws of Merger-Sub, or otherwise through unanimous written consent if permitted pursuant thereto, the board of directors of Merger-Sub has duly taken action (i) approving the Merger, based on a determination that the Merger is fair to and in the best interests of Merger-Sub’s sole stockholder, and (ii) approving this Agreement and the Transactions and recommending approval of this Agreement and the Transactions by the Merger-Sub sole stockholders.  As of the date hereof, such action has not been rescinded and is in full force and effect.

7.6           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement and all of the other agreements with respect to the Transactions in relation to which it is contemplated as a party under this Agreement by FIND and Merger-Sub do not, and the performance of this Agreement and all of the other agreements with respect to the Transactions in relation to which it is contemplated as a party under this Agreement by FIND and Merger-Sub will not(in each case, with or without the giving of notice or lapse of time, or both), subject to (x) obtaining the requisite approval of this Agreement and the Merger by the FIND Stockholders in accordance with applicable Law or otherwise under this Agreement, and (y) obtaining the consents, approvals, Authorizations and permits (the “Required FIND Consents”) and making the filings described in Section 7.6(b) of this Agreement and Section 7.6(b) of the FIND Disclosure

Schedule, (i) conflict with or violate the certificate of  incorporation or bylaws of either FIND or Merger-Sub, (ii) conflict with or violate any Law applicable to FIND or any of its Subsidiaries, including Merger-Sub, or by which any property or asset of any of them is bound or affected, or (iii) except as may be specified in Section 7.6(a)(iii) of the FIND Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of FIND or any of its Subsidiaries, including Merger-Sub, or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which FIND or any of its Subsidiaries, including Merger-Sub, is a party or by which FIND or any of its Subsidiaries, including Merger-Sub, or any property or asset of any of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on FIND or any of its Subsidiaries, including Merger-Sub.

(b)           The execution and delivery of this Agreement and all of the other agreements with respect to the Transactions in relation to which it is contemplated as a party under this Agreement by FIND and Merger-Sub do not, and the performance of this Agreement and all of the other agreements with respect to the Transactions in relation to which it is contemplated as a party under this Agreement by FIND and Merger-Sub will not, require any consent, approval, Authorization or permit of, or filing with or notification to, any Governmental Authority, domestic or foreign, except (i) as otherwise set forth in Articles I and II of this Agreement, (ii) as may be specified in Section 7.6(b) of the FIND Disclosure Schedule, and (iii) where failure to obtain any such consents, approvals, Authorizations or permits, or to make such filings or notifications would not have a Material Adverse Effect on FIND or Merger-Sub and would not prevent or delay consummation of the Merger, or otherwise prevent FIND from performing its obligations under this Agreement or any of the other agreements with respect to the Transactions in relation to which it is contemplated as a party under this Agreement.

7.7           Permits; Compliance.  Except as may be specified in Section 7.7 of the FIND Disclosure Schedule, each of FIND and its Subsidiaries, including Merger-Sub, is in possession of all franchises, grants, Authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for FIND or any such Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except for those which the failure to possess would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on FIND (the “FIND Permits”) and, as of the date hereof, no suspension or cancellation of any FIND Permits is pending or, to the Knowledge of FIND, threatened, except such suspension or termination as would not reasonably be expected to have a Material Adverse Effect on FIND (inclusive of any Subsidiaries, including Merger-Sub).  Except as disclosed in Section 7.7 of the FIND Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on FIND, neither FIND nor any of its Subsidiaries is in conflict with, or in default or violation of, or, with the giving of notice or the passage of time, would be in conflict with, or in default or violation of, (a) any Law applicable to FIND or any of its Subsidiaries or by which any property or asset of FIND or any of its Subsidiaries is bound or affected, or (b) any FIND Permits.

7.8           SEC Reports; Financial Statements.

(a)           FIND has made available to ESCT all forms, reports and documents required to be filed by it with the SEC since March 15, 2000 through the date hereof (collectively, the “FIND SEC Reports”).  The FIND SEC Reports (i) at the time they were filed complied as to form in all material respects with the applicable requirements of the Exchange Act, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superceding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements (including, in each case, any related notes) contained in the FIND SEC Reports complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC) and fairly presented the consolidated financial position of FIND and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the unaudited financial statements, to normal year-end recurring adjustments).

(c)           Neither FIND nor any of its Subsidiaries, including Merger-Sub have any Liabilities except (a) those which are adequately reflected or reserved against as noted above in the financial statements included in the quarterly report on SEC Form 10-Q for the period ended September 30, 2013 (the “Most Recently Filed FIND SEC Report”), and (b) those which have been incurred in the Ordinary Course of Business and consistent with past practice since the last balance sheet date therein or which are not, individually or in the aggregate, material in amount.

7.9           Notes and Accounts Receivable.  All notes and accounts receivables of FIND reflected in the balance sheet that is made a part of the financial statements included in the Most Recently Filed FIND SEC Report, and all of the receivables which have arisen or been acquired by FIND since the date thereof (collectively, the “FIND Receivables”), are bona fide trade receivable and have arisen or were acquired in the Ordinary Course of Business of FIND and in a manner consistent with their normal past credit practices.  Since the date of the Most Recently Filed FIND SEC Report, neither FIND nor any of its Subsidiaries, including Merger-Sub, has cancelled or agreed to cancel, in whole or in part, any FIND Receivables except in the Ordinary Course of Business consistent with demonstrated past practices.  All FIND Receivables are reflected properly on the books and records of FIND, and, except as set forth on Section 7.9 of the FIND Disclosure Schedule, are current and collectible and not subject to set-off or counterclaim, and will be collected in accordance with their terms at their recorded amounts, subject only to reserve for bad debts or doubtful accounts set forth on the Most Recently Filed FIND SEC Report as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FIND.  For purposes of the foregoing, the FIND Receivables shall be deemed to be “collected in accordance with their terms at their recorded amounts” if they are collected in full within ninety (90) days of the date such receivables are billed.

7.10           Undisclosed Liabilities.  Neither FIND nor any of its Subsidiaries, including Merger-Sub, has any material Liability, except for (i) Liabilities set forth in the Most Recently Filed FIND SEC Report (inclusive of any notes thereto), and (ii) Liabilities which have arisen since the date of the Most Recently Filed FIND SEC Report in the Ordinary Course of Business.

7.11           Taxes.

(a)           Except as may be specified in Section 7.11(a) of the FIND Disclosure Schedule, (i) each of FIND and its Subsidiaries has duly and timely filed all Tax Returns required to have been filed by or with respect to FIND or such Subsidiary, (ii) each such Tax Return correctly and completely reflects all liability for Taxes and all other information required to be reported thereon, (iii) all Taxes owed by FIND and each Subsidiary of FIND (whether or not shown on any Tax Return) have been timely paid, and (iv) each of FIND and its Subsidiaries has adequately provided for, in its books of account and related records, all Liability for unpaid Taxes, being current Taxes not yet due and payable.

(b)           Except as may be specified in Section 7.11(b) of the FIND Disclosure Schedule, each of FIND and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(c)           Except as may be specified in Section 7.11(c) of the FIND Disclosure Schedule, neither FIND nor any of its Subsidiaries (i) is the beneficiary of any extension of time within which to file any Tax Return, nor has FIND or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions, or (ii) has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(d)           Section 7.11(d) of the FIND Disclosure Schedule indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit.  Except as set forth in Section 7.11(d) of the FIND Disclosure Schedule (i) there is no Proceeding now pending or threatened against or with respect to FIND or any of its Subsidiaries in respect of any Tax or any assessment or deficiency, and (ii) there are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of FIND.

(e)           Section 7.11(e) of the FIND Disclosure Schedule lists, as of the date of this Agreement, all jurisdictions in which FIND or any of its Subsidiaries currently files Tax Returns.  No claim has been made by any Taxing Authority in a jurisdiction where FIND or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

(f)           None of the assets or properties of FIND or any of its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code.  Neither FIND nor any of its Subsidiaries is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. Neither FIND nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  FIND is not a “foreign person” within the meaning of Section 1445 of the Code.

(g)           Neither FIND nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code.  Neither FIND nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement.

(h)           No Subsidiary of FIND that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code.  No Subsidiary of FIND is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code and neither FIND nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company.  No Subsidiary of FIND that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.

(i)           Neither FIND nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group, or (iii) has any Liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by Contract or otherwise.  Neither FIND nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

(j)           Neither FIND nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Effective Time, or (iii) prepaid amount received on or prior to the Effective Time.

(k)           FIND has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l)           Section 7.11(l) of the FIND Disclosure Schedule lists each person who FIND reasonably believes is, with respect to FIND or any Affiliate of FIND, a “disqualified individual” within the meaning of Section 280G of the Code and the Regulations thereunder.

(m)           Neither FIND nor, to the Knowledge of FIND, any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that would reasonably be expected to prevent the Merger from constituting a “reorganization” under Section 368(a) of the Code. FIND is not aware of any agreement or plan to which FIND or any of its Affiliates is a party or other circumstances relating to FIND or any of its Affiliates that could reasonably be expected to prevent the Merger from so qualifying as a “reorganization” under Section 368(a) of the Code.

(n)           Except as may be specified in Section 7.11(n) of the FIND Disclosure Schedule, the unpaid Taxes of FIND (i) did not, as of the date of the Most Recent FIND SEC Report, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent FIND SEC Report, and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FIND in filing its Tax Returns.  Since the date of the Most Recent FIND Balance Sheet, FIND has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

7.12           Title to Personal Property.

(a)           Except as specifically set forth in Section 7.12(a) of the FIND Disclosure Schedule, with respect to personal properties and assets purported to be owned by FIND (inclusive of its Subsidiaries), including all properties and assets reflected as owned on the Most Recent FIND SEC Report (other than inventory sold and items of obsolete equipment disposed of in the Ordinary Course of Business since the date thereof), FIND (inclusive of such Subsidiaries) has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens.

(b)           Except as specifically set forth in Section 7.12(b) of the FIND Disclosure Schedule, with respect to personal properties and assets that are leased, FIND or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither FIND nor any of its Subsidiaries nor any other party thereto is in violation of any of the terms of any such lease.

7.13           Condition of Tangible Fixed Assets.  Except as specifically set forth in Section 7.13 of the FIND Disclosure Schedule, all buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by FIND are structurally sound, free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and Ordinary Course of Business and conform in all material respects to all Laws and Authorizations relating to their construction, use and operation.

7.14           Inventory.  Except as may be specified in Section 7.14 of the FIND Disclosure Schedule, the inventory of FIND and its Subsidiaries consists of raw materials and supplies, manufactured and processed parts, work-in-process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent FIND Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of FIND and its Subsidiaries.

7.15           Product Warranty.  Except as may be specified in Section 7.15(a) of the FIND Disclosure Schedule, substantially all of the products manufactured, sold, leased, and delivered by FIND and its Subsidiaries have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and none of FIND and its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Most Recent FIND Balance Sheet (as distinct from any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of FIND and its Subsidiaries.  Substantially all of the products manufactured, sold, leased, and delivered by FIND and its Subsidiaries are subject to standard terms and conditions of sale or lease.  Section 7.15(b) of the FIND Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of FIND and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

7.16           Product Liability.  Neither FIND nor any of its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by either FIND or any of its Subsidiaries.

7.17           Real Property.

(a)           Section 7.17(a) of the FIND Disclosure Schedule contains (i) a list of all real property and interests in real property owned in fee by FIND or any of its Subsidiaries (the “FIND-Owned Real Property”), and (ii) a list of all real property and interests in real property leased by FIND (inclusive of any of its Subsidiaries) (the “FIND-Leased Real Property”).

(b)           With respect to each parcel of FIND-Owned Real Property, and except as may otherwise be set forth in Section 7.17(b) of the FIND Disclosure Schedule, FIND or one of its Subsidiaries has good and marketable title in its name to each such parcel of FIND-Owned Real Property free and clear of all Liens, except (A) Permitted Liens and (B) zoning and building restrictions, easements, covenants, rights-of-way and other similar restrictions of record, none of which materially impairs the current or proposed use of such FIND-Owned Real Property.  There are no outstanding options or rights of first refusal to purchase such parcel of FIND-Owned Real Property, or any portion thereof or interest therein.

(c)           Each lease with respect to FIND-Leased Real Property (each, a “FIND Lease”) is in full force and effect.  Neither FIND nor any of its Subsidiaries is in default under any such FIND Lease and, to FIND’s Knowledge, no other party thereto is in default under any such FIND Lease.

7.18           Intellectual Property .  Except to the extent as would not have a Material Adverse Effect, individually or in the aggregate, on FIND:

(a)           Section 7.18(a) of the FIND Disclosure Schedule lists (by name, owner and, as applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by FIND and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person, or otherwise) (“FIND-Owned Intellectual Property”); provided, however, that the FIND Disclosure Schedule does not include items of FIND-Owned Intellectual Property which are both (i) economically and otherwise immaterial to FIND and its Subsidiaries and (ii) not registered or the subject of an application for registration.  Except as specifically set forth in the FIND Disclosure Schedule, FIND or one of its Subsidiaries owns the entire right, title and interest to all FIND-Owned Intellectual Property free and clear of all Liens.

(b)           Section 7.18(b) of the FIND Disclosure Schedule lists all licenses, sublicenses and other Contracts (“FIND In-Bound Licenses”) pursuant to which a third party authorizes FIND or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into FIND’s or any of its Subsidiaries’ products and, with respect to each FIND In-Bound License, whether FIND In-Bound License is exclusive or non-exclusive; provided, however, that the FIND Disclosure Schedule is not required to list FIND In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user computer software licenses.

(c)           Section 7.18(c) of the FIND Disclosure Schedule lists all licenses, sublicenses and other Contracts (“FIND Out-Bound Licenses”) pursuant to which FIND or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any FIND Owned Intellectual Property or pursuant to which FIND or any of its Subsidiaries grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each FIND Out-Bound License, whether FIND Out-Bound License is exclusive or non-exclusive.

(d)           Except as may be specified in Section 7.18(d) of the FIND Disclosure Schedule, each FIND In-Bound License and each FIND Out-Bound License is in full force and effect and valid and enforceable in accordance with its terms, and neither FIND nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without the giving of notice or lapse of time, or both, would constitute a default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any FIND In-Bound License or FIND Out-Bound License, and neither FIND nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured.

(e)           Except as may be specified in Section 7.18(e) of the FIND Disclosure Schedule, FIND and/or one or more of its Subsidiaries (i) exclusively own the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of FIND and its Subsidiaries as they are currently conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property pursuant to the terms of a valid and enforceable FIND In-Bound License that is listed in the FIND Disclosure Schedule or that is a “shrink-wrap” or similar commercially available end-user computer software license.  FIND-Owned Intellectual Property, together with FIND’s and its Subsidiaries’ rights under FIND In-Bound Licenses listed in Section 7.18(b) of the FIND Disclosure Schedule or that are “shrink-wrap” and similar commercially available end-user computer software licenses (collectively, the “FIND Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of FIND’s (inclusive of its Subsidiaries’) businesses as they are currently conducted.

(f)           Except as may be specified in Section 7.18(f) of the FIND Disclosure Schedule, (i) all registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by FIND or any of its Subsidiaries (collectively, “FIND Registered Intellectual Property”) that are currently due have been paid and all documents and certificates related to such FIND Registered Intellectual Property have been filed with the relevant Governmental Authority or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such FIND Registered Intellectual Property, (ii) all FIND Registered Intellectual Property is in good standing, held in compliance with all applicable legal requirements and enforceable by FIND (inclusive of any one or more of its Subsidiaries), and (iii)  all Patents that have been issued to FIND (inclusive of any of its Subsidiaries) are valid.

(g)           Except as may be specified in Section 7.18(g) of the FIND Disclosure Schedule, FIND is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any FIND Intellectual Property.  FIND (inclusive of its Subsidiaries) has not taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver, or unenforceability of any FIND Intellectual Property.  Section 7.18(g) of the FIND Disclosure Schedule lists all previously held FIND Registered Intellectual Property that FIND or any of its Subsidiaries has abandoned, cancelled, forfeited or relinquished during the twelve (12) months preceding the date of this Agreement.

(h)           Except as may be specified in Section 7.18(h) of the FIND Disclosure Schedule, or as would not have a Material Adverse Effect on FIND in the event of any related claim, (i) none of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed, by FIND or any of its Subsidiaries, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party, (ii) neither FIND nor any of its Subsidiaries, by conducting its business as currently conducted, has infringed or is infringing upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party, (iii) neither FIND nor any of its Subsidiaries has received any communication alleging that FIND or any of its Subsidiaries or any of their respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to FIND’s Knowledge, is there any basis therefor, (iv) no Action has been instituted, or, to FIND’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by FIND or any of its Subsidiaries and none of the FIND Intellectual Property is subject to any outstanding Order, and (v) to FIND’s Knowledge, no Person has infringed or is infringing upon any Intellectual Property Rights of FIND or any of its Subsidiaries or has otherwise misappropriated or is otherwise misappropriating any FIND Intellectual Property.

(i)           With respect to FIND’s or any of its Subsidiaries’ Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others.  FIND and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by FIND and its Subsidiaries that is not covered by an issued Patent.  Without limiting the generality of the foregoing, the Proprietary Information of FIND and its Subsidiaries (other than Proprietary Information that is covered by an issued Patent) is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than FIND (inclusive of its Subsidiaries).

(j)           Except as specified in Section 7.18(j) of the FIND Disclosure Schedule, (i) all current and former employees, consultants and contractors of FIND and its Subsidiaries have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for FIND (inclusive of its Subsidiaries), and (ii) no current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the FIND Intellectual Property.

(k)           No employee, consultant or contractor of FIND or any of its Subsidiaries has been, is or will be, by performing services for FIND or such Subsidiary, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or independent contractor’s employment by FIND or any of its Subsidiaries or any services rendered by such employee, consultant or independent contractor.

(l)           The execution and delivery of this Agreement and all of the other agreements with respect to the Transactions in relation to which it is contemplated as a party under this Agreement by FIND does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of FIND’s or any of its Subsidiaries’ rights to own any of its Intellectual Property or their respective rights under any FIND Out-Bound License or FIND In-Bound License, nor require the consent of any Governmental Authority or other third party in respect of any such Intellectual Property.

(m)           Software.

(i)           The Software owned, or purported to be owned by FIND (inclusive of any of its Subsidiaries) (collectively, the “FIND-Owned Software”), has been either (A) developed by employees of FIND or one or more of its Subsidiaries within the scope of their employment by FIND or such Subsidiary, (B) developed by independent contractors who have assigned all of their right, title and interest therein to FIND or one of its Subsidiaries pursuant to written Contracts, or (C) otherwise acquired by FIND or one of its Subsidiaries from a third party pursuant to a written Contract in which such third party assigns all of its right, title and interest therein.  No FIND-Owned Software contains any programming code, documentation or other materials or development environments that embody Intellectual Property Rights of any Person other than FIND and its Subsidiaries, other than such materials obtained by FIND and its Subsidiaries from other Persons who make such materials generally available to all interested Persons or end-users on standard commercial terms.

(ii)           Each of FIND’s and its Subsidiaries’ existing and currently supported and marketed Software (including Software-embedded) products performs, in all material respects, the functions described in any agreed specifications or end-user documentation or other information provided to customers of FIND or such Subsidiary on which such customers relied when licensing or otherwise acquiring such products, subject only to routine bugs and errors that can be corrected promptly by FIND or such Subsidiary in the course of providing customer support without further liability to FIND or such Subsidiary, and all of the code of such products has been developed in a manner that meets common industry practice, including the use of regression test and release procedures.  To FIND’s Knowledge, each of FIND’s and its Subsidiaries’ existing and currently supported and marketed Software (including Software-embedded) products is free of all viruses, worms, trojan horses and material known Contaminants and does not contain any bugs, errors, or problems in each case that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

(iii)           The FIND and its Subsidiaries have taken all actions customary in the Software industry to document FIND-Owned Software and its operation, such that the materials comprising FIND-Owned Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(iv)           Neither FIND nor any of its Subsidiaries has exported or transmitted Software or other material in connection with FIND’s or such Subsidiaries’ business to any country to which such export or transmission is restricted by any applicable Law, without first having obtained all necessary and appropriate Authorizations.

(v)           All FIND-Owned Software is free of any Disabling Code or Contaminants that may, or may be used to, access, modify, delete, damage or disable any Systems or that may result in damage thereto.  The FIND and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that its and their internal computer systems used in connection with FIND’s and its Subsidiaries’ business are free from Disabling Codes and Contaminants.  The Software licensed by FIND is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable the Systems of FIND or its Subsidiaries or that might result in damage thereto.  The FIND and its Subsidiaries have taken all reasonable steps to safeguard their respective Systems and restrict unauthorized access thereto.

(vi)           No Public Software (x) forms part of any FIND Intellectual Property, (y) was, or is, used in connection with the development of any FIND-Owned Intellectual Property or any products or services developed or provided by FIND or any of its Subsidiaries, or (z) was, or is, incorporated or distributed, in whole or in part, in conjunction with any of the FIND Intellectual Property.

7.19           Material Contracts

(a)           Section 7.19 of the FIND Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which FIND or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

(i)           for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (x) annual payments by FIND or any of its Subsidiaries of $50,000 or more, or (y) aggregate payments by FIND or any of its Subsidiaries of $50,000 or more;

(ii)           (x)           for the sale by FIND or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, and that provides for (1) a specified annual minimum dollar sales amount by FIND or any of its Subsidiaries of $50,000 or more, or (2) aggregate payments to FIND or any of its Subsidiaries of $50,000 or more, or (y) pursuant to which FIND or any of its Subsidiaries received payments of more than $50,000 in the year ended December 31, 2012, or expects to receive payments of more than $50,000 in the year ending December 31, 2013;

(iii)           that continues over a period of more than ninety (90) days from the date hereof and provides for payments to or by FIND or any of its Subsidiaries exceeding $50,000, except for arrangements disclosed pursuant to the preceding subparagraphs (i) and/or (ii) of this Subsection 7.19(a);

(iv)           that is an employment, consulting, termination or severance Contract that involves or would reasonably be expected to involve the payment of $50,000 or more by FIND or any of its Subsidiaries following the date hereof, except for any such Contract that is terminable at-will by FIND or any of its Subsidiaries without liability to FIND or any such Subsidiary;

(v)           that is a distribution, dealer, representative or sales agency Contract, other than Contracts entered into in the Ordinary Course of Business with distributors, representatives and sales agents that are cancelable without penalty on not more than one hundred eighty (180) days’ notice and does not deviate in any material respect from FIND’s standard form;

(vi)           that is (x) a FIND Lease, or (y) a Contract for the lease of personal property, in each case which provides for payments to or by FIND or any of its Subsidiaries in any one case of $50,000 or more annually or $50,000 or more over the term of such FIND Lease or lease;

(vii)           which provides for the indemnification by FIND or any of its Subsidiaries of any Person, the undertaking by FIND or any of its Subsidiaries to be responsible for consequential damages, or the assumption by FIND or any of its Subsidiaries of any Tax, environmental or other Liability;

(viii)           that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the Ordinary Course of Business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(ix)           for any capital expenditure or leasehold improvement in any one case in excess of $50,000 or any such Contracts in the aggregate greater than $100,000;

(x)           that restricts or purports to restrict the right of FIND or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xi)           that is a partnership, joint venture, joint development or similar Contract;

(xii)           that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(xiii)           that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(xiv)           that is a Contract or series of Contracts, the termination or breach of which would reasonably be expected to have a Material Adverse Effect on FIND and not previously disclosed pursuant to this Subsection 7.19(a).

(b)           Each Contract required to be listed in Schedule 7.19(a) of the FIND Disclosure Schedule (collectively, the “FIND Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms, except to the extent a failure to be in full force and effect and valid or enforceable in accordance with its terms would not have a Material Adverse Effect on FIND.

(c)           Neither FIND nor any of its Subsidiaries is, and to FIND’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any FIND Material Contract, and neither FIND nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any FIND Material Contract.

(d)           As of the date hereof, FIND has provided accurate and complete copies to ESCT of each FIND Material Contract.

(e)           All Contracts other than FIND Material Contracts to which FIND or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound (collectively, the “FIND Minor Contracts”), are in all material respects valid and enforceable in accordance with their terms.  Neither FIND nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by FIND or any of its Subsidiaries, except in either case where any such default or defaults could not reasonably be expected have, individually or in the aggregate, a Material Adverse Effect on FIND taken as a whole.

7.20           Litigation.  Except as may be specified in Section 7.20 of the FIND Disclosure Schedule, (i) there is no Proceeding pending or, to the Knowledge of FIND, threatened against FIND or any if its Subsidiaries, including Merger-Sub, which (x) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on FIND or Merger-Sub, or (y) seeks to and is reasonably likely to significantly delay or prevent the consummation of the Merger, (ii) there is no Proceeding against any current or, to FIND’s Knowledge, former director or employee of FIND or any of its Subsidiaries with respect to which FIND or any of its Subsidiaries has or is reasonably likely to bear an indemnification obligation, and (iii) neither FIND or any of its Subsidiaries, nor any property or asset of FIND or any of its Subsidiaries is in violation of any Order having, individually or in the aggregate, a Material Adverse Effect on FIND.

7.21           Employee Benefit Plans.

(a)           Section 7.21(a) of the FIND Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans sponsored, maintained or contributed to by FIND, any of its Subsidiaries, or any FIND ERISA Affiliate, or with respect to which FIND, any of its Subsidiaries, or any FIND ERISA Affiliate otherwise has any present or future Liability (each, a “FIND Benefit Plan”).  A current, accurate and complete copy of each FIND Benefit Plan has been provided to FIND.  Neither FIND nor any of its Subsidiaries has any intent or commitment to create any additional FIND Benefit Plan or amend any FIND Benefit Plan.

(b)           Each FIND Benefit Plan has been and is currently administered in compliance in all material respects with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such FIND Benefit Plan.  Each FIND Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “FIND Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination.  No FIND Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(c)           None of FIND, any Subsidiary of FIND, any FIND ERISA Affiliate or any trustee or agent of any FIND Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject FIND, any Subsidiary of FIND, any FIND ERISA Affiliate or any trustee or agent of any FIND Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(d)           There is no event or condition existing which could be deemed a “reportable event” (within the meaning of Section 4043 of ERISA) with respect to which the thirty (30)-day notice requirement has not been waived.  To FIND’s Knowledge, no condition exists which could subject FIND or any of its Subsidiaries to a penalty under Section 4071 of ERISA.

(e)           None of FIND, any Subsidiary of FIND, nor any FIND ERISA Affiliate is, or has been, party to any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.

(f)           True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each FIND Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each FIND Pension Plan have been provided to FIND.

(g)           With respect to each FIND Benefit Plan, there are no Proceedings (other than routine claims for benefits in the ordinary course) pending or, to FIND’s Knowledge, threatened against any FIND Benefit Plan, FIND, any Subsidiary of FIND, any FIND ERISA Affiliate or any trustee or agent of any FIND Benefit Plan.

(h)           With respect to each FIND Benefit Plan to which FIND, any Subsidiary of FIND or any FIND ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such FIND Benefit Plan complies, and in each case has complied, in all material respects with all applicable requirements of Section 4980B of the Code.

(i)            Full payment has been made of all amounts which FIND, any Subsidiary of FIND or any FIND ERISA Affiliate was required to have paid as a contribution to any FIND Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement, and no FIND Benefit Plan has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such FIND Benefit Plan ended prior to the date of this Agreement.

(j)           Each FIND Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in all material respects in compliance with, and none of FIND, any Subsidiary of FIND or any FIND ERISA Affiliate has received any claim or notice that any such FIND Benefit Plan is not in material compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

(k)           None of FIND, any Subsidiary of FIND and any FIND ERISA Affiliate is in default in any material respect in performing any of its contractual obligations under any FIND Benefit Plans or any related trust agreement or insurance contract.

(l)           There are no material outstanding Liabilities of any FIND Benefit Plan other than Liabilities for benefits to be paid to participants in any FIND Benefit Plan and their beneficiaries in accordance with the terms of such FIND Benefit Plan.

(m)           Subject to ERISA and the Code, each FIND Benefit Plan may be amended, modified, terminated or otherwise discontinued by FIND, a Subsidiary of FIND or a FIND ERISA Affiliate at any time without liability.

(n)           No FIND Benefit Plan other than a FIND Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.

(o)           The consummation of the Merger will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of FIND or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in the payment or series of payments by FIND or any of its Affiliates to any person of an “excess parachute payment”  within the meaning of Section 280G of the Code.

(p)           With respect to each FIND Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of FIND, any Subsidiary of FIND or any FIND ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

(q)           Each FIND Benefit Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by FIND, any Subsidiary of FIND or any FIND ERISA Affiliate as deductions under any provision of the Code, is in compliance in all material respects with all applicable requirements pertaining to such deduction.  With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code.  All welfare benefit funds intended to be exempt from tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

(r)           Section 7.21(r) of the FIND Disclosure Schedule sets forth all FIND Benefit Plans covering employees of FIND or any of its Subsidiaries outside of the United States (the “FIND Foreign Plans”).  The FIND Foreign Plans have been operated in accordance, and are in compliance, in all material respects with their constituent documents and all applicable Laws.  There are no material unfunded Liabilities under or in respect of any FIND Foreign Plans, and all contributions or other payments required to be made to or in respect of FIND Foreign Plans prior to the Closing Date have been made or will be made prior to the Closing Date.

7.22           Labor and Employment Matters.

(a)           Neither FIND nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract. There have not been since FIND began operations and there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of FIND or any of its Subsidiaries.  There is no unfair labor practice, charge or complaint pending, unresolved or, to FIND’s Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

(b)           Each of FIND and its Subsidiaries has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person.  Each of FIND and its Subsidiaries has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(c)           Each of FIND and its Subsidiaries has paid or properly accrued in the Ordinary Course of Business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(d)           Neither FIND nor any of its Subsidiaries is a party to any Contract which restricts FIND or any of its Subsidiaries from relocating, closing or terminating any of its operations or facilities or any portion thereof.  Neither FIND nor any of its Subsidiaries have effectuated a “plant closing” (as defined in the WARN Act) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of FIND or any of its Subsidiaries, except in accordance with the WARN Act.  The consummation of the Merger will not create Liability for any act by FIND or any of its Subsidiaries on or prior to the Closing Date under the WARN Act or any other Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.

7.23             Environmental.

(a)           Each of FIND and its Subsidiaries has secured, and is in compliance in all material respects with, all Environmental Permits required in connection with its operations and the Real Property.  Each Environmental Permit, together with the name of the Governmental Authority issuing such Environmental Permit, is set forth in Section 7.23(a) of the FIND Disclosure Schedule.  All such Environmental Permits are valid and in full force and effect and none of such Environmental Permits will be terminated or impaired or become terminable as a result of the Merger.  Each of FIND and its Subsidiaries has been, and are currently, in compliance in all material respects with all Environmental Laws. Neither FIND nor any of its Subsidiaries has received any notice alleging that FIND or any of its Subsidiaries is not in such compliance with Environmental Laws.

(b)           There are no past, pending or, to FIND’s Knowledge, threatened Environmental Actions against or affecting FIND or any of its Subsidiaries, and FIND is not aware of any facts or circumstances which could be expected to form the basis for any Environmental Action against FIND or any of its Subsidiaries.

(c)           Neither FIND nor any of its Subsidiaries has entered into or agreed to any Order, and neither FIND nor any of its Subsidiaries is subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

(d)           No Lien has been attached to, or asserted against, the assets, property or rights of FIND or any of its Subsidiaries pursuant to any Environmental Law, and, to FIND’s Knowledge, no such Lien has been threatened.  There are no facts, circumstances or other conditions that could be expected to give rise to any Liens on or affecting any Real Property.

(e)           There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property or any other property currently or formerly owned, operated or leased by FIND or any of its Subsidiaries.  No Hazardous Substances are present in, on, about or migrating to or from any Real Property that could be expected to give rise to an Environmental Action against FIND or any of its Subsidiaries.

(f)           Neither FIND nor any of its Subsidiaries has received a CERCLA 104(e) information request nor has FIND or any of its Subsidiaries been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state Law.  Neither FIND nor any of its Subsidiaries has received an analogous notice or request from any non-U.S. Governmental Authority.

(g)           There are no aboveground tanks or underground storage tanks on, under or about the Real Property.  Any aboveground or underground tanks previously situated on the Real Property or any other property currently or formerly owned, operated or leased by FIND or any of its Subsidiaries have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards.

(h)           There are no PCBs leaking from any article, container or equipment on, under or about the Real Property and there are no such articles, containers or equipment containing PCBs.  There is no asbestos containing material or lead-based paint containing materials in at, on, under or within the Real Property.

(i)           Neither FIND nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

(j)           None of the Real Property is an Environmental Clean-up Site.

(k)           The FIND has provided to FIND true and complete copies of, or access to, all written environmental assessment materials and reports that have been prepared by or on behalf of FIND or any of its Subsidiaries.

7.24           Related Party Transactions.  There are no Contracts of any kind, written or oral, entered into by FIND or any of its Subsidiaries with, or for the benefit of, any officer, director or stockholder of FIND or, to the Knowledge of FIND, any Affiliate of any of them, except in each case, for (a) employment agreements, indemnification agreements fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the Ordinary Course of Business) and copies of which have been provided to FIND and are listed in Section 7.24 of the FIND Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, (c) amounts paid pursuant to FIND Benefit Plans of which copies have been provided to ESCT, (d) the occupancy of certain of FIND’s facilities which do not provide for the payment of significant amounts of rent, and (e) those loans made to FIND listed in, and the details of which are specifically set forth in, Section 7.24 of the FIND Disclosure Schedule.  To the Knowledge of FIND, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which FIND or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with FIND or any of its Subsidiaries (other than ownership of securities in a publicly-traded company representing less than one percent of the outstanding stock of such company).  No officer or director of FIND or any of its Subsidiaries or member of his or her immediate family or greater than 5% stockholder of FIND or, to the Knowledge of FIND, any Affiliate of any of them or any employee of FIND or any of its Subsidiaries is directly or indirectly interested in any FIND Material Contract.

7.25           Insurance. Section 7.25 of the FIND Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which any of FIND and its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

(i)           the name, address, and telephone number of the agent;

(ii)           the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)           the policy number and the period of coverage;

(iv)           the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)           a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither FIND, any of its Subsidiaries nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof.  Section 7.25 of the FIND Disclosure Schedule describes any material self-insurance arrangements affecting FIND and/or any of its Subsidiaries.

7.26           Ownership of Merger-Sub; No Prior Activities.

(a)           Merger-Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b)           As of the date hereof and the Effective Time, except for obligations or Liabilities incurred in connection with its incorporation or organization and the Transactions, and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger-Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

7.27           Absence of Certain Changes or Events.  Since September 30, 2013, except as may be contemplated by, or disclosed pursuant to, this Agreement, including Section 7.27 of the FIND Disclosure Schedule:

(a)           there has not been any event or events (whether or not covered by insurance), individually or in the aggregate, which have had a Material Adverse Effect on FIND or any of its Subsidiaries, including without limitation the imposition of any security interests on any of the assets of FIND or any of its Subsidiaries;

(b)           there have not been any amendments or other modifications to the certificate of incorporation or bylaws of either FIND or any of its Subsidiaries;

(c)           there has not been any entry by FIND nor any of its Subsidiaries into any commitment or transaction material to FIND or such Subsidiaries, except in the Ordinary Course of Business and consistent with past practice, including without limitation any (i) borrowings or the issuance of any guaranties, (ii) any capital expenditures in excess of $50,000, or (iii) any grant of any increase in the base compensation payable, or any loans, to any directors, officers or employees;

(d)           there has not been, other than pursuant to the Plans, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the Ordinary Course of Business consistent with past practice.

(e)           there have not been any material changes by FIND in its accounting methods, principles or practices;

(f)           neither FIND nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(g)           neither FIND nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities;

(h)           there has not been any material damage, destruction or loss with respect to the property and assets of FIND or any of its Subsidiaries, whether or not covered by insurance;

(i)           there has not been any revaluation of FIND’s or any of its Subsidiaries’ assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the Ordinary Course of Business consistent with past practice; and

(j)           neither FIND nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

7.28           Solvency. No Order has been made, petition presented, or resolution passed for the winding up (or other process whereby the business is terminated and the assets of the subject company are distributed among its creditors and/or shareholders) of either FIND or any of its Subsidiaries.  There are no cases or Proceedings of any kind pending under any applicable insolvency, reorganization or similar Law in any jurisdiction concerning FIND or any of its Subsidiaries, and no circumstances exist which, under applicable Law, would justify any such cases or Proceedings.  No receiver or trustee has been  appointed with respect to all or any portion of FIND or any of its Subsidiaries business or assets.

7.29           Brokers or Finders. Neither FIND nor any of its Subsidiaries has any contractual obligations with any third Party which has given rise, may give rise to or will give rise to any obligation or Liability upon consummation of the Merger and/or the Transactions.

7.30           No Illegal Payments.  None of FIND, any of its Subsidiaries or, to the Knowledge of FIND, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to FIND or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which FIND, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payor or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records, or (e) had any off-book bank or cash accounts or “slush funds.”

7.31           Antitakeover Statutes.  FIND has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement, and the Transactions from the “control share acquisition,” “fair price,” “moratorium” or other anti-takeover provisions of the Florida Corporate Law, the Nevada Corporate Law, and the Delaware Corporate Law, and no other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws apply to this Agreement or any of the Transactions.

7.32           Compliance with Securities Laws.  Except to the extent as would not have a Material Adverse Effect, individually or in the aggregate, on FIND or any of its Subsidiaries, the offering and issuance by FIND and any of its Subsidiaries of all securities to date were made and completed in compliance with all applicable state, federal and, if applicable, foreign securities Laws.

7.33           Change in Control.  Except as may be set forth in Section 7.33 of the FIND Disclosure Schedule, FIND is not a party to any Contract that contains a “change in control,” “potential change in control” or similar provision.

7.34           Powers of Attorney.  To the Knowledge of FIND, there are no material outstanding powers of attorney executed on behalf of FIND or any of its Subsidiaries.

7.35           Material Disclosures.  No statement, representation or warranty made by FIND in this Agreement, or in any certificate, statement, list, schedule or other document furnished or to be furnished to FIND in connection with the Merger or the Transactions, contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are or will be made, not misleading.

ARTICLE VIII

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

8.1           Conduct of Business by ESCT Pending the Merger.  Each of TRC and ESCT covenant and agree that, between the date of this Agreement and the Effective Time, except as set forth in Section 8.1 of the ESCT Disclosure Schedule or as contemplated by any other provision of this Agreement, and unless FIND shall otherwise agree in writing (which agreement shall not be unreasonably withheld), (1) the business of ESCT and any of its Subsidiaries shall be conducted only in, and ESCT and any such Subsidiaries shall not take any action except in, the Ordinary Course of Business, (2) it shall use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of ESCT and any of its Subsidiaries and to preserve the current relationships of ESCT and such Subsidiaries with customers, suppliers and other persons with which ESCT and any of its Subsidiaries has significant business relations, (3) it shall comply with all applicable Laws, (4) it shall prepare and timely file all foreign, Federal, state and local Tax Returns as required by applicable Law, and make timely payment of all applicable Taxes when due, (5) it shall use reasonable efforts to obtain, prior to the Closing Date, all Required ESCT Consents, (6) it shall take all actions to be in substantial compliance with all ESCT Permits, (7) it shall make full and timely payment of all amounts required to be contributed under the terms of each Plan and applicable Law or required to be paid as expenses under any such Plan, and (8) it will not, and will not permit any Subsidiary to:

(a)           amend or otherwise change its articles of incorporation or bylaws;

(b)           issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of ESCT or any Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of ESCT except for shares of ESCT Common Stock, if any, issuable under agreements currently in effect on the date hereof and described in Section 5.4(a) of the ESCT Disclosure Schedule, shares of capital stock issuable pursuant to any ESCT Benefit Plans currently in effect as of the date hereof and described in Section 5.21(a) of the ESCT Disclosure Schedule, or up to an additional four hundred forty thousand (440,000) shares of ESCT Common Stock, or securities exchangeable for or convertible into such number of shares of ESCT Common Stock, issuable pre-Closing in exchange for cash reasonably required by ESCT for working capital requirements and effected at a pre-money valuation for ESCT of no less the two million dollars ($2,000,000), or (ii) any of ESCT’s or any of its Subsidiaries’ assets, except for sales in the Ordinary Course of Business and in a manner consistent with past practice;

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)           reclassify, combine, split, divide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)           (i)  acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than the acquisition of assets in the Ordinary Course of Business consistent with past practice; (ii) merge with any Person (other than Merger-Sub), (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances; (iv) enter into any Contract material to the business, results of operations or financial condition of ESCT other than in the Ordinary Course of Business, consistent with past practice; (v) authorize any capital expenditure, other than capital expenditures set forth in Section 5.19(a)(ix) of the ESCT Disclosure Schedule; or (vi) enter into or amend any Contract with respect to any matter set forth in this subsection (e);

(f)            (i) increase the compensation payable or to become payable to any director, officer or other employee, or grant any bonus, to, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of ESCT or any Subsidiary or enter into or amend any collective bargaining agreement, or (ii) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund for the benefit of any director, officer or class of employees;

(g)           settle or compromise any pending or threatened litigation which is material or which relates to the Transactions;

(h)           grant or convey to any Person any rights, including, but not limited to, by way of sale, license or sub-license, in any of the ESCT Intellectual Property;

(i)           make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;

(j)           make any change in any of ESCT’s or any of its Subsidiaries accounting methods or in the manner of keeping each of their respective books and records or any change in any of their respective current practices with respect to inventory, sales, receivables, payables or accrued expenses;

(k)           file or cause to be filed any registration statements under the Securities Act or Exchange Act relating to any of its capital stock or other securities;

(l)           take any action or omit to do any act within its reasonable control which action or omission is reasonably likely to result in any of the conditions to the Merger not being satisfied, except as may be required by applicable Law;

(m)           take or omit to take any action that would result in its representations and warranties hereunder being rendered untrue in any material respect; or

(n)           agree to do any of the foregoing.

8.2           Conduct of Business by FIND and Merger-Sub Pending the Merger.  FIND, inclusive of Merger-Sub, covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 8.2 of the FIND Disclosure Schedule or as contemplated by any other provision of this Agreement, and unless ESCT shall otherwise agree in writing (which agreement shall not be unreasonably withheld), (1) the business of FIND and any of its Subsidiaries shall be conducted only in, and FIND and any such Subsidiaries shall not take any action except in, the Ordinary Course of Business, (2) it shall use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of FIND and any of its Subsidiaries and to preserve the current relationships of FIND and such Subsidiaries with customers, suppliers and other persons with which FIND and any of its Subsidiaries has significant business relations, (3) it shall comply with all applicable Laws, (4) it shall prepare and timely file all foreign, Federal, state and local Tax Returns as required by applicable Law, and make timely payment of all applicable Taxes when due, (5) it shall use reasonable efforts to obtain, prior to the Closing Date, all Required FIND Consents, (6) it shall take all actions to be in substantial compliance with all FIND Permits, (7) it shall make full and timely payment of all amounts required to be contributed under the terms of each Plan and applicable Law or required to be paid as expenses under any such Plan, and (8) it will not, and will not permit any Subsidiary to:

(a)           amend or otherwise change its articles of incorporation or bylaws;

(b)           issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of FIND or any Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of FIND, exclusive of any shares of FIND Common Stock, if any, issuable under agreements currently in effect on the date hereof and described in Section 7.4(a) of the FIND Disclosure Schedule, shares of capital stock issuable pursuant to any FIND Benefit Plans currently in effect as of the date hereof and described in Section 7.21(a) of the FIND Disclosure Schedule, or any other shares of FIND Common Stock, or securities exchangeable for or convertible into shares of FIND Common Stock, issuable pre-Closing in exchange for cash reasonably required by FIND for working capital requirements, or (ii) any of FIND’s or its Subsidiaries’ assets, except for sales in the Ordinary Course of Business and in a manner consistent with past practice;

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)           reclassify, combine, split, divide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)           (i)  acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than the acquisition of assets in the Ordinary Course of Business consistent with past practice; (ii) merge with any Person (other than Merger-Sub), (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in such amounts as may be reasonably required for pre-Closing working capital purposes; (iv) enter into any Contract material to the business, results of operations or financial condition of FIND other than in the Ordinary Course of Business, consistent with past practice; (v) authorize any capital expenditure other than capital expenditures set forth in Section 7.19(a)(ix) of the FIND Disclosure Schedule; or (vi) enter into or amend any Contract with respect to any matter set forth in this subsection (e);

(f)            (i) increase the compensation payable or to become payable to any director, officer or other employee, or grant any bonus, to, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of FIND or any Subsidiary or enter into or amend any collective bargaining agreement, or (ii) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund for the benefit of any director, officer or class of employees;

(g)           settle or compromise any pending or threatened litigation which is material or which relates to the Transactions;

(h)           grant or convey to any Person any rights, including, but not limited to, by way of sale, license or sub-license, in any of the FIND Intellectual Property;

(i)           make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;

(j)           make any change in any of FIND’s or any of its Subsidiaries accounting methods or in the manner of keeping each of their respective books and records or any change in any of their respective current practices with respect to inventory, sales, receivables, payables or accrued expenses;

(k)           file or cause to be filed any registration statements under the Securities Act or Exchange Act relating to any of its capital stock or other securities;

(l)           take any action or omit to do any act within its reasonable control which action or omission is reasonably likely to result in any of the conditions to the Merger not being satisfied, except as may be required by applicable Law;

(m)           take or omit to take any action that would result in its representations and warranties hereunder being rendered untrue in any material respect; or

(n)           agree to do any of the foregoing.

ARTICLE IX

CONDITIONS TO THE MERGER

9.1           Conditions to the Obligations of Each Party to Effect the Merger.  In addition to the other conditions set forth in this Article IX, the obligations of ESCT, FIND and Merger-Sub to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           all Authorizations and Orders of, declarations and filings with, and notices to any Governmental Authority required to permit the consummation of the Merger shall have been obtained or made and shall be in full force and effect; and

(b)           no temporary restraining order, preliminary or permanent injunction or other Order prohibiting the consummation of the Merger shall be in effect, and no Law shall have been enacted or shall be deemed applicable to the Merger which makes the consummation of the Merger unlawful.

9.2           Conditions to the Obligations of FIND and Merger-Sub to Effect the Merger.  The obligations of FIND and Merger-Sub to consummate the Merger are subject to satisfaction (or waiver by FIND in its sole discretion) on or prior to the Closing Date of the following conditions:

(a)           ESCT shall have complied with its obligation arising under Section 5.8 of this Agreement to supplement Section 5.8(a) of the ESCT Disclosure Schedule and shall thereafter have delivered to FIND a complete set of the ESCT Financial Statements, together with corresponding footnotes, fully audited by a PCAOB-registered public accounting/auditing firm and accompanied by a ‘clean’ audit opinion, with any discrepancies as between the ESCT Financial Statements, on the one hand, and such audited financial statements, on the other, either in any individual case or in the aggregate, being so insignificant as to be immaterial;

(b)           An increase shall have been duly effected in the total number of shares of FIND Common Stock authorized pursuant to its corporate charter in accordance with the FIND Required Stockholder Authorizations;

(c)           ESCT shall have delivered to FIND a complete list of ESCT Stockholders as of Closing;

(d)           FIND and Merger-Sub shall have delivered to Steven Malone the Malone Employment Agreement, duly executed by each of FIND and Merger-Sub;

(e)           each of the representations, warranties and covenants of ESCT and TRC set forth in this Agreement that is qualified by a Material Adverse Effect on ESCT shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, or;

(f)           there shall not have occurred any event, occurrence or change that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ESCT except where any such event, occurrence or change are the direct or indirect result of obligations arising under or are otherwise contemplated by any one or more provisions of this Agreement;

(g)           ESCT shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and ESCT shall have delivered to FIND a certificate signed by Joseph Alvarez, its Chief Executive Officer, to such effect;

(h)           TRC shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and TRC shall have delivered to FIND a certificate signed by Gary Smith, its Chief Executive Officer, to such effect;

(i)           each of FIND and Merger-Sub shall have received from ESCT a certificate signed by Joseph Alvarez, its Chief Executive Officer, certifying as to the satisfaction of the conditions set forth in Sections 9.1 and 9.2 as of the Closing Date; and

(j)           each of FIND and Merger-Sub shall have received from TRC a certificate signed by Gary Smith, its Chief Executive Officer, certifying as to the satisfaction of the conditions set forth in Sections 9.1 and 9.2 as of the Closing Date; and

(k)           all actions to be taken by ESCT and TRC in connection with consummation of the Transactions and all certificates, opinions, instruments, and other documents required to effect the Transactions will be reasonably satisfactory in form and substance to FIND.

9.3           Conditions to the Obligations of ESCT to Effect the Merger.  The obligation of ESCT to consummate the Merger is subject to satisfaction (or waiver by ESCT in its sole discretion) on or prior to the Closing Date of the following conditions:

(a)           ESCT shall have received resignations of each individual serving as an officer of FIND immediately prior to the Effective Time from his/her position(s) as an officer of FIND, effective, in each case, as of the Effective Time;

(b)           FIND and Merger-Sub shall have delivered to Joseph Alvarez the Alvarez Employment Agreement, duly executed by each of FIND and Merger-Sub;

(c)           each of the representations, warranties and covenants of FIND and Merger-Sub set forth in this Agreement that is qualified by a Material Adverse Effect on ESCT shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, or;

(d)           each of the representations and warranties of the FIND Principal Stockholders set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date;

(e)           there shall not have occurred any event, occurrence or change that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FIND or Merger-Sub except where any such event, occurrence or change are the direct or indirect result of obligations arising under or are otherwise contemplated by any one or more provisions of this Agreement;

(f)           each of FIND and Merger-Sub shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and FIND shall have delivered to ESCT a certificate signed by Steven Malone, its Chief Executive Officer, to such effect;

(g)           ESCT shall have received a certificate from FIND signed by Steven Malone, its Chief Executive Officer, certifying as to the satisfaction of the conditions set forth in Sections 9.1 and 9.3 as of the Closing Date; and

(h)           all actions to be taken by FIND in connection with consummation of the Transactions and all certificates, opinions, instruments, and other documents required to effect the Transactions will be reasonably satisfactory in form and substance to ESCT.

ARTICLE X

CERTAIN POST-CLOSING MATTERS

10.1           Further Assurances.  Upon the terms and subject to the conditions hereof, each of the Parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required from time to time to carry out the provisions hereof and consummate the Merger and the other Transactions.

10.2           Post-Closing Current Report Filing on Form 8-K.  Within four (4) Business Days of the Closing Date, the Surviving Corporation shall file with the SEC a current report on Form 8-K regarding consummation of the Merger pursuant to Items 4.01 5.01, 5.02, and/or 5.06 thereof (or such other form and/or items as may then otherwise be appropriate) as applicable, and amend such report thereafter as may be required by applicable Law.

10.3           Name Change / Delaware Reincorporation; Trading Symbol Change; Reverse Stock-Split.  As soon as practicable following the Closing, and unless otherwise determined by FIND following the Closing, the procedures associated with the combined corporate objectives set forth in Section 2.3 of this Agreement shall be completed (or initiated and completed if not yet initiated).

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1           Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of this Agreement and the Transactions, as follows:

(a)           by mutual written consent duly authorized by the boards of directors of each of FIND, Merger-Sub and ESCT;

(b)           by FIND:

(i)           to the extent that the Effective Time shall not have occurred on or before December 31, 2014; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to FIND if FIND’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(ii)           upon a material breach of any representation, warranty, covenant or agreement on the part of ESCT set forth in this Agreement, or if any representation or warranty of ESCT shall have become materially untrue, in either case such that the conditions set forth in Section 9.2(a)-(f) would not be satisfied (a “Terminating ESCT Breach”); provided, however, that (x) if such Terminating ESCT Breach is curable by ESCT through the exercise of its best efforts and for so long as ESCT continues to exercise such best efforts, and (y) if such Terminating ESCT Breach is the direct or indirect result of obligations arising under or are otherwise reasonably contemplated by any other provision of this Agreement, FIND may not terminate this Agreement under this Section 11.1(b)(v); or

(c)           by ESCT:

(i)           to the extent that the Effective Time shall not have occurred on or before December 31, 2014; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to ESCT if ESCT’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(ii)           upon a material breach of any representation, warranty, covenant or agreement on the part of FIND set forth in this Agreement, or if any representation or warranty of FIND shall have become materially untrue, in either case such that the conditions set forth in Section 9.3(a)-(j) would not be satisfied (“Terminating FIND Breach”); provided, however, that, (x) if such Terminating FIND Breach is curable by FIND through best efforts and for so long as FIND continues to exercise such best efforts, or (y) if such Terminating FIND Breach is the direct or indirect result of either the fulfillment of, or the failure to fulfill, any obligations of any Party arising under or that are otherwise reasonably contemplated by any other provision of this Agreement, ESCT may not terminate this Agreement under this Section 11.1(c)(iii).

11.2           Amendment.  This Agreement may be amended by ESCT, FIND and Merger-Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time;  provided, however, that any such amendment is in writing signed by each of the Parties.

11.3           Waiver.  At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  To the maximum extent permitted by Law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given, and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand.

ARTICLE XII

GENERAL PROVISIONS

12.1           Survival of Claims; Indemnification.  Any claims for breaches of any of the representations, warranties, covenants and/or other agreements under this Agreement shall survive until the earlier to occur of one (1) year from the Effective Time or December 31, 2014.  Irrespective of any termination arising under either of Section11.1(b)(ii) or Section 11.1(c)(ii) of this Agreement, any breaching Party/ies shall, as applicable, and jointly and severally, indemnify, defend and hold harmless any non-breaching Party/ies for and against all Damages, Liabilities or Orders or amounts that are incurred or paid in settlement of or in connection with any claim or Proceeding arising out of any such breach or other breaches under this Agreement, whether asserted or claimed prior to, or at or after, the Effective Time, and whether or not the Effective Time ever occurs.

12.2           Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by FedEx, UPS, USPS, or DHL as established by the sender as per courier receipt; (c) on the date sent by email as a file attachment in .pdf format; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Any such communications, to be valid, must be addressed as follows:

If to FIND, Merger-Sub, or any one or more of the FIND Principal Stockholders:

Findex.com, Inc.
18151 Lafayette Avenue
Elkhorn, NE 68022
  Att:  Steven Malone, President & CEO

Email: smalone@cox.net

with a copy to:

M.M. Membrado, PLLC
415 East 52nd Street, 8th Floor
New York, NY 10022
   Att:  Michael M. Membrado

Email: mmm@mmmembrado.com

If to ESCT:

EcoSmart Surface & Coating Technologies, Inc.
1313 South Killian Drive
Lake Park, FL 33403
  Att: Joseph Alvarez, Chief Executive Officer

Email:  info@therenewcorp.com

If to TRC:

The Renewable Corporation
1313 South Killian Drive
Lake Park, FL 33403
  Att: Gary Smith, Chief Executive Officer

Email:  info@therenewcorp.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

12.3           Certain Definitions.  For purposes of this Agreement, the following terms, in their capitalized forms, shall have the correspondingly ascribed meanings:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries, Controls, is Controlled By, or is Under Common Control With, such specified Person.

“Applicable Rate” means the corporate base rate of interest publicly announced from time to time by Citibank N.A. plus 2% per annum.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law.

“Beneficial Owner” with respect to any shares means a Person who shall be deemed to be the beneficial owner of such shares (i) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates or any Person with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder.

“Benefit Plan” means any “employee benefit plan” as defined in 3(3) of ERISA, including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day other than Saturday, Sunday or other day on which banks located in New York City are required or authorized by Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contaminant” means, in relation to any Software, any virus or other intentionally created, undocumented contaminant.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

“Control” (including the terms “Controlled By” and “Under Common Control  With”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Copyrights” means registered and unregistered copyrights in both published and unpublished works.

“Damages” means all Proceedings, demands, claims, assessments, losses, damages, costs, expenses, Liabilities, obligations, injunctions, judgments, Orders, decrees, rulings, awards, fines, sanctions, penalties, charges, Taxes and amounts paid in settlement, including, without limitation, (i) interest on cash disbursements in respect of any of the foregoing at the Applicable Rate, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof, and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of the relevant Person.

“Disabling Codes” means, with respect to any Software, any disabling codes or related instructions.

“Environment” means all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Action” means any Proceeding brought or threatened under any Environmental Law or otherwise asserting the incurrence of Environmental Liabilities.

“Environmental Clean-Up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Proceeding related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Substance.

“Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Authority relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: CERCLA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; RCRA; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

“Environmental Liabilities” means, with respect to any party, Liabilities arising out of (A) the ownership or operation of the business of such party or any of its Subsidiaries, or (B) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by such party or any of its Subsidiaries, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.

“Environmental Permit” means any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Authority under Environmental Law.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FIND ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, FIND or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means U.S. Generally Accepted Accounting Principles.

“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the Ordinary Course of Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Intellectual Property” means: (i) Proprietary Information; (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) Software; and (v) Intellectual Property Rights, including all Patents, Copyrights, Marks, trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

“Intellectual Property Rights” means all forms of legal rights and protections that may be obtained for, or may pertain to, any Intellectual Property in any country of the world.

“Knowledge” of a given Person (or any similar phrase) means, with respect to any fact or matter, the actual knowledge of any individual, or in the case of any Person other than an individual, the actual knowledge of any one or more directors, executive officers, or employees of such Person (inclusive of its Subsidiaries) or such knowledge that any such individual, or any director, executive officer or employee of a Person could be reasonably expected to discover after due investigation concerning the existence of the fact or matter in question.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.

“Liability” or “Liabilities” means any liability, Indebtedness or obligation of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether secured or unsecured, whether joint or several, whether due or to become due, whether vested or unvested, including any liability for Taxes.

“Liens” means any liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership.

“Marks” means trademarks, service marks and other proprietary indicia (whether or not registered).

“Material Adverse Effect” means, with respect to any Person, any state of facts, development, event, circumstance, condition, occurrence, or effect that, individually or taken collectively with all other preceding facts, developments, events, circumstances, conditions, occurrences or effects (a) is materially adverse to the condition (financial or otherwise), business, operations or results of operations of such Person, (b) impairs the ability of such Person to perform its obligations under this Agreement, or (c) shall or is reasonably likely to delay or affect the consummation of the Transactions or any part thereof.

“Order” means any award, injunction, judgment, decree, stay, order, ruling, subpoena or verdict, or other decision entered, issued or rendered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“OTCBB” means the Over-The-Counter Bulletin Board, owned and operated by NASDAQ.

“Patents” means letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCBs” means polychlorinated biphenyls.

“Permitted Liens” means, with respect to any party, (i) Liens for current real or personal property taxes not yet due and payable and with respect to which such party maintains adequate reserves, (ii) workers’, carriers’ and mechanics’ or other like Liens incurred in the Ordinary Course of Business with respect to which payment is not due and that do not impair the conduct of such party’s or any of its Subsidiaries’ business in any material respect or the present or proposed use of the affected property and (iii) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, Governmental Authority, a person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), or any political subdivision, agency or instrumentality of a Governmental Authority, or any other entity or body.

“Proceeding” or “Proceedings” means any actions, suits, claims, hearings, arbitrations, mediations, Proceedings (public or private) or governmental investigations that have been brought by any governmental authority or any other Person.

“Proprietary Information” means, collectively, inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials.

“Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software or similar licensing or distribution models, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License; (iv) Sun Community Source/ Industry Standard License; (v) BSD License; and (vi) Apache License.

“ESCT ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, ESCT or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

“RCRA” means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Software” means, collectively, computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (a) such party or any subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its subsidiaries.

“Systems” means, in relation to any Person, any of the hardware, software, databases or embedded control systems thereof.

“Tax” or “Taxes” means any means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental (including taxes under Code §59A), profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“$” means United States dollars.

12.4           Index of Other Defined Terms.  In addition to those terms defined above, the following terms, in their capitalized forms, shall have the respective meanings given thereto in the sections indicated below:

Defined Term	Section

“Agreement”	Preamble
“Cancelable ESCT Common Share”	1.3(ix)
“Closing”	1.2.1
“Closing Date”	1.2.1
“Delaware Corporate Law”	Recitals
“Deliverable ESCT Internal Financial Statements”	5.8(a)
“Dissentable ESCT Shares”	2.1.3(b)
“Dissentable FIND Shares”	2.1.1(e)
“Dissenting ESCT Holder”	2.1.3(b)
“Dissenting FIND Holder”	2.1.1(e)
“Dissenting ESCT Shares”	2.1.3(b)
“Dissenting FIND Shares”	2.1.1(e)
“Effective Time”	1.2.2(ii)
“ESCT”	Preamble

“ESCT Benefit Plan”	5.21(a)
“ESCT Common Stock”	1.3(ix)
“ESCT Common Stock Exchange Ratio”	1.3(ix)
“ESCT Common Stock Purchase Warrant”	1.3(xiii)
“ESCT Convertible Debenture”	1.3(xi)
“ESCT Disclosure Schedule”	Art. V Intro
“ESCT Financial Statements”	5.8(a)
“ESCT Foreign Plans”	5.21(r)
“ESCT In-Bound Licenses”	5.18(b)
“ESCT Intellectual Property”	5.18(e)
“ESCT Lease”	5.17(c)
“ESCT-Leased Real Property”	5.17(a)
“ESCT Material Contracts”	5.19(b)
“ESCT Minor Contracts”	5.19(e)
“ESCT Option Plan”	1.3(xv)
“ESCT Out-Bound Licenses”	5.18(c)
“ESCT-Owned Intellectual Property”	5.18(a)
“ESCT-Owned Real Property”	5.17(a)
“ESCT-Owned Software”	5.18(m)(i)
“ESCT Pension Plan”	5.21(b)
“ESCT Permits”	5.7
“ESCT Receivables”	5.9
“ESCT Registered Intellectual Property”	5.18(f)
“ESCT Replacement Option”	1.3(xv)
“ESCT Representatives”	2.3(a)
“ESCT Stockholders”	Recitals
“ESCT Stock Option”	1.3(xv)
“Exchange Agent”	3.1(a)
“Exchange Fund”	3.1(b)
“FIND”	Preamble
“FIND 14C Merger Information Statement ”	2.1.1(b)
“FIND Benefit Plan”	7.21(a)
“FIND Common Stock”	Recitals
“FIND Common Stock Exchange Ratio”	1.3(vii)
“FIND Common Stock Purchase Warrant”	1.3(xii)
“FIND Convertible Debenture”	1.3(x)
“FIND Disclosure Schedule”	Art. VII Intro
“FIND Foreign Plans”	7.21(r)
“FIND Information Statement”	2.1.1(a)
“FIND In-Bound Licenses”	7.18(b)
“FIND Information Statement”	2.2(a)
“FIND Intellectual Property”	7.18(e)
“FIND Lease”	7.17(c)
“FIND-Leased Real Property”	7.17(a)
“FIND Material Contracts”	7.19(b)
“FIND Minor Contracts”	7.19(e)

“FIND Out-Bound Licenses”	7.18(c)
“FIND-Owned Intellectual Property”	7.18(a)
“FIND-Owned Real Property”	7.17(a)
“FIND-Owned Software”	7.18(m)(i)
“FIND Pension Plan”	7.21(b)
“FIND Permits”	7.7
“FIND Preferred Stock”	7.4(a)
“FIND Principal Stockholders”	Preamble
“FIND Receivables”	7.9
“FIND Registered Intellectual Property”	7.18(f)
“FIND Representatives”	2.3(a)
“FIND Required Stockholder Authorizations”	2.1.1(a)
“FIND SEC Reports”	7.8(a)
“FIND Stockholder Consent”	2.1.1(b)
“FIND Stockholders”	Recitals
“FIND Stock Option”	1.3(xiv)
“FIND Voting Agreement”	2.1.1(e)
“Florida Corporate Law”	Recitals
“Merger”	1.1(a)
“Merger Certificate”	1.1(a)
“Surviving Corporation”	1.1(a)
“Merger”	1.1(b)
“Merger Securities”	1.3(xv)
“Merger-Sub”	Preamble
“Merger-Sub Common Stock”	1.3(viii)
“Merger-Sub Preferred Stock”	7.4(b)
“Most Recently Filed FIND SEC Report”	7.8(c)
“Nevada Corporate Law”	Recitals
“Party” / “Parties”	Preamble
“Preliminary ESCT Internal Financial Statements”	5.8(a)
“Preliminary ESCT Financial Statements”	5.8(a)
“Preliminary ESCT Most Recent Internal Financial Statements”	5.8(a)
“Required FIND Consents”	7.6(a)
“Required ESCT Consents”	5.6(a)
“Surviving Corporation”	1.1(b)
“Surviving Corporation Board”	1.3(iii)
“Surviving Corporation Bylaws”	1.3(ii)
“Surviving Corporation Certificate”	1.3(i)
“Surviving Corporation Common Stock”	1.3(vii)
“Terminating FIND Breach”	11.1(c)(iii)
“Terminating ESCT Breach”	11.1(b)(v)
“Transactions”	Recitals
“TRC”	Preamble

12.5           Interpretation.

(a)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)           The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)           The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)           Unless expressly stated to the contrary, a reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f)           Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)           The Parties have participated jointly in the negotiation and drafting of this Agreement.  Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h)           All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

12.6           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

12.7           Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective executors, heirs, personal representatives, successors and assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

12.8           Independent Representation; Fees and Expenses.  Each of the Parties to this Agreement have been independently represented by legal counsel in connection with the preparation and negotiation of this Agreement, the Merger, and the Transactions.  All fees and expenses incurred in connection with the Merger and the Transactions, including without limitation this Agreement, shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

12.9           Incorporation of Schedules.  The ESCT Disclosure Schedule and the FIND Disclosure Schedule are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

12.10           Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

12.11           Governing Law.  This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.12           Consent to Jurisdiction; Waiver of Jury Trial.  Each Party irrevocably submits to the exclusive jurisdiction of (a) the United States District Court for the District of Delaware, and (b)  the State of Delaware Court of Chancery, for the purposes of any Proceeding arising out of this Agreement or any of the Transactions.  Each Party agrees to commence any such Proceeding either in the United States District Court for the District of Delaware, or if such Proceeding may not be brought in such court for jurisdictional reasons, then in the State of Delaware Court of Chancery and, as may be necessary, the appellate courts thereto.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any Proceeding brought within the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 12.12 of this Agreement.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or any of the Transactions in  (i) the United States District Court for the District of Delaware, or (ii) the State of Delaware Court of Chancery, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

12.13           Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

12.14           Counterparts.  This Agreement may be executed and delivered (including by email file attachment in .pdf format) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.15           Entire Agreement.  This Agreement, the ESCT Disclosure Schedule, the FIND Disclosure Schedule and any documents identified herein and delivered by the Parties in connection herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto, including without limitation a certain letter of intent between FIND and TRC dated October 29, 2013.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused this Agreement to be executed by the respective officers thereunto duly authorized, in each case as of the date first written above.

                         FINDEX.COM, INC

                        By: _____________________________________
                        Name:                          Steven Malone
                        Title:                President & Chief Executive Officer

                        ESCT ACQUISITION CORP.

                        By:  ____________________________________
                        Name:                          Steven Malone
                        Title:                President & Chief Executive Officer

                        ECOSMART SURFACE & COATING
                        TECHNOLOGIES, INC.

                        By: _____________________________________
                        Name:                          Joseph Alvarez
                        Title:                Chief Executive Officer

                        THE RENEWABLE CORPORATION

                        By: _____________________________________
                        Name:                          Gary R. Smith
                        Title:                Chief Executive Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE FIND PRINCIPAL STOCKHOLDERS

_________________________________________
                    STEVEN MALONE

_________________________________________
                    JOHN KUEHNE

_________________________________________
                    GORDON LANDIES

EXHIBITS

Exhibit A  Form of Merger Certificate
Exhibit B Articles of Incorporation – FIND
Exhibit C Bylaws – FIND
Exhibit D  Form of Alvarez Employment Agreement
Exhibit E  Form of Malone Employment Agreement
Exhibit F Certificate of Incorporation – Merger-Sub
Exhibit G Bylaws – Merger-Sub
Exhibit H  Form of FIND Voting Agreement
Exhibit I Articles of Incorporation – ESCT
Exhibit J Bylaws – ESCT

SCHEDULES

Schedule A The FIND Principal Stockholders
Schedule B ESCT Disclosure Schedule
Schedule C FIND Disclosure Schedule

Exhibit D

Form of Alvarez Employment Agreement

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of _______ _, 2014, between FindEx.com, Inc., a Nevada corporation (“Findex”) and ESCT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Findex (jointly with Findex, the “Corporation”), and Joseph Alvarez (“Mr. Alvarez”).

WHEREAS, Mr. Alvarez desires to become employed by the Corporation as a senior level corporate executive pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, the Corporation desires to employ Mr. Alvarez in such capacity pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.           Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Balance Sheet” – a balance sheet as of the ending date of any given Fiscal Year included in any Financial Statements.

“Board of Directors” – as of any given point in time, the board of directors of the Corporation.

“FCF” – for any given Fiscal Year, Free Cash Flow.

“Financial Statements” – for any given Fiscal Year of the Corporation, the financial statements of the Corporation, inclusive of the footnotes thereto, audited by the independent auditors for the Corporation last to issue a corresponding audit report in relation thereto, and for which no resolution or other formal conclusion has been subsequently reached by the Board of Directors that reliance thereon would be ill-advised, without regard to whether such conclusion has been communicated to the public by way of current report on SEC Form 8-K or otherwise.

“Fiscal Year” – for purposes of financial reporting, the fiscal year of the Corporation, or, if the Corporation uses the calendar year, the calendar year.

“Free Cash Flow” – for any given Fiscal Year, NI + NRWDRC – NRG + NCC – NCDOB + NCWC – GCPX + NDS.

“Growth CapEx” – for any given Fiscal Year, the aggregate capital expenditures for property, plant, equipment and other fixed assets that the Corporation must reasonably but minimally make, as determined in good faith by the Board of Directors in advance of each then upcoming Fiscal Year, in order to continue to develop the Corporation’s reasonably targeted long-term revenue growth and competitive position.

“GCPX” – for any given fiscal period, Growth CapEx.

“Income Statement” – an income statement for any given Fiscal Year included in any Financial Statements.

“NCC” – for any given Fiscal Year, Non-Cash Charges.

“NCDOB” – for any given Fiscal Year, Non-Cash Deferrals and Other Benefits.

“NCWC” – for any given Fiscal Year, the Net Change in (Non-Cash) Working Capital.

“NDS” – for any given Fiscal Year, Net Debt Service.

“Net Change in (Non-Cash) Working Capital” – Working Capital, as of any Balance Sheet date, minus Working Capital as of the Balance Sheet date for the subsequent fiscal or other comparable reporting period.

“Net Debt Service” – the sum of any principal debt paydown and corresponding interest payments minus corresponding interest tax deductions.

“Net Income” for any given Fiscal Year, the after-tax net income of the Corporation, calculated in accordance with generally accepted accounting principles, as reflected in the Income Statement.

“NI” – for any given Fiscal Year, Net Income.

“Non-Cash Charges” – for any given Fiscal Year, and as reflected on the Income Statement therefor, the sum of any depreciation and amortization expense and any shared-based compensation expense.

“Non-Cash Deferrals and Other Benefits” – for any given Fiscal Year, and as reflected on the Income Statement therefor, the sum of any tax benefits from stock options and any deferred income tax benefit.

“Non-Recurring Gains” – any gains reflected in the Financial Statements which, by their nature, did not occur in the ordinary course of business and could not reasonably be expected to recur annually.

“Non-Recurring Write-Downs and Restructuring Charges” – any asset write-downs and/or restructuring charges reflected in the Financial Statements which, by their nature, did not occur in the ordinary course of business and could not reasonably be expected to recur annually.

“NRG” – for any given Fiscal Year, Non-Recurring Gains.

“NRWDRC” – for any given Fiscal Year, Non-Recurring Write-Downs and Restructuring Charges.

“Term” – the term of this Agreement as set forth in Section 3 hereof.

“Termination for Cause” – termination by the Corporation of Mr. Alvarez’s employment for reason of (i) Mr. Alvarez’s willful and persistent inattention to his duties and/or acts amounting to gross negligence or willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Corporation, (ii) Mr. Alvarez’s willful breach of any term or provision of this Agreement; or (iii) the commission by Mr. Alvarez of any act or any failure by Mr. Alvarez to act involving serious criminal conduct or moral turpitude, whether or not directly relating to the business and affairs of the Corporation.

“Termination other than for Cause” – termination by the Corporation of Mr. Alvarez’s employment other than a Termination for Cause.

“Voluntary Termination” – termination by Mr. Alvarez of Mr. Alvarez’s employment by the Corporation and shall exclude termination by reason of Mr. Alvarez’s death or disability as described in Sections 3.5 and 3.6.

“Working Capital” – as drawn from the Balance Sheet for any given fiscal period ended, current assets exclusive of cash minus current liabilities.

2.           Duties.  During the term of this Agreement, Mr. Alvarez agrees to be employed by and to serve the Corporation as President, and the Corporation agrees to employ and retain Mr. Alvarez in such capacity.  Mr. Alvarez shall devote his reasonable best efforts and all of his business time, energy, and skill to the affairs of the Corporation; provided, however, that Mr. Alvarez may undertake such additional charitable and business activities as would not be unreasonable for a full-time senior level corporate executive with comparable responsibilities to Mr. Alvarez’s employed by a company reasonably comparable to the Corporation.  In the performance of his duties hereunder, Mr. Alvarez shall at all times be subject to the reasonable directions of the Board of Directors.

3.           Term of Employment.

3.2           Basic Term.  The term of employment of Mr. Alvarez by the Corporation shall terminate, unless extended by mutual written agreement of Office and the Corporation, or unless earlier terminated in accordance with this Agreement three (3) years from the date hereof.

3.3           Termination for Cause.  Termination for Cause may be effected by the Corporation at any time during the term of this Agreement and shall be effected by written notification to Mr. Alvarez.  Upon Termination for Cause, Mr. Alvarez shall be immediately paid all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses and taxes as provided in this Agreement and vacation pay, through the date of termination, but Mr. Alvarez shall not be paid any other compensation of any kind, including without limitation, severance compensation.

3.4           Termination Other than for Cause.  Notwithstanding anything else in this Agreement, the Corporation may effect a Termination other than for Cause at any time upon giving notice to Mr. Alvarez and tendering immediately therewith all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan) reimbursements for certain expenses and taxes as specifically provided in this Agreement and vacation pay, through the date of termination in addition, the Corporation shall pay Mr. Alvarez severance compensation as provided in Section 4 of this Agreement.  Mr. Alvarez shall be entitled to no other compensation of any kind.

3.5           Termination by Reason of Disability.  In the event that Mr. Alvarez should, in the reasonable judgment of the Board of Directors of the Corporation, fail to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity shall continue for a period of more than three (3) months, the Corporation shall have the right to terminate Mr. Alvarez’s employment hereunder by written notification to Mr. Alvarez and payment to Mr. Alvarez of all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses and taxes as specifically provided in this Agreement and vacation pay.  In addition, in the event of a termination for the disability of Mr. Alvarez, the Corporation shall pay to Mr. Alvarez severance compensation as provided in Section 4 of this Agreement until the later to occur of (i) one year, or (ii) the expiration of Mr. Alvarez’s employment as provided in section 3.2 of this Agreement.

3.6           Death.  In the event of Mr. Alvarez’s death during the term of this Agreement, Mr. Alvarez’s employment shall be deemed to have terminated as of the last day of the month during which his death occurred, and the Corporation shall pay to his estate accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses and taxes as specifically provided in this Agreement and vacation days, through the date of termination.  In addition, in the event of termination for reason of the death of Mr. Alvarez, the Corporation shall pay to Mr. Alvarez’s spouse, if she survives him, or, if Mr. Alvarez is not married on the date of his death, then to his estate, severance compensation as provided in Section 4 of this Agreement until the earliest of (i) the expiration of one year from the date of Mr. Alvarez’s death, or (ii) if Mr. Alvarez is married on the date of his death, the date of death of such spouse, or (iii) the expiration of Mr. Alvarez’s employment as provided in Section 2.2 of this Agreement.

3.7           Voluntary Termination.  In the event of a Voluntary Termination, the Corporation shall immediately pay all accrued salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expense and taxes as specifically provided in this Agreement and vacation days, through the date of termination, but no other compensation of any kind, including without limitation severance pay.

4.           Salary and Benefits.

4.1           Base Salary.  As compensation for the services rendered by Mr. Alvarez as provided in Section 2 of this Agreement, and subject to the terms and conditions of Section 3 of this Agreement, the Corporation agrees to pay Mr. Alvarez a base annual salary of not less than one hundred and fifty thousand dollars ($150,000), payable in such periodic installments as the Board of Directors may establish from time to time for senior management, until the first (1st) anniversary of the effective date of this Agreement.  The base salary payable to Mr. Alvarez for each remaining year of the Term following the first (1st) anniversary of the effective date of this Agreement shall be established on an annual basis by the Board of Directors; provided, however, that such base salary be no less than one hundred and fifty thousand dollars ($150,000) for any given year during the Term.

4.2           Bonuses.  In addition to the base salary payable pursuant to Section 3.1 of this Agreement, for each Fiscal Year ended throughout the Term, the Corporation shall pay Mr. Alvarez, as an incentive-based bonus, an amount in cash equal to one percent (1%) of FCF; provided, however, that such bonus not exceed five hundred thousand dollars ($500,000) for any single Fiscal Year.  Such bonus shall be payable within thirty (30) days of the end of the first fiscal quarter following each such corresponding Fiscal Year ended.

4.3           Employee Benefit Plans.  Mr. Alvarez shall be eligible to participate in such of the Corporations’ benefit plans as may be established by the Board of Directors and made generally available of the Corporation (including without limitation any plans and programs of affiliates of the Corporation in which the Corporation has elected to participate), including any retirement, profit sharing, deferred compensation, stock option, medical, dental, and health insurance plans.

4.4           Lease of Automobile and Related Expenses.  The Corporation shall lease in the Corporation’s name an automobile for Mr. Alvarez’s use in Florida for an amount up to $550.00 per month, pay a parking allowance to Mr. Alvarez and, upon furnishing of reasonable receipts and/or other substantiation of payment, shall reimburse Mr. Alvarez for insurance and other expenses in accordance with the Internal Revenue Service guidelines regarding reimbursement of expenses incurred in connection with the use of an automobile for business purposes.

4.5           Required Travel and Accommodations.  It is hereby acknowledged that Mr. Alvarez currently resides in the greater Gainesville, FL area, and that, for the foreseeable future, Mr. Alvarez shall be commuting to and from the offices of the Corporation on a weekly or other basis and Mr. Alvarez shall be entitled to reimbursement by the Corporation for the entirety of his reasonable airfare and hotel or other hospitality accommodations incurred as a result thereof, provided, however, that Mr. Alvarez promptly furnishes to the Corporation adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate tax authorities for the substantiation of each such expenditure as an income tax deduction.

4.6           Vacations; Taxes; Other Business and Travel Expenses.  Mr. Alvarez will be entitled to vacation periods each year similar to those taken by the Corporation’s other key Mr. Alvarez up to four (4) weeks.  Mr. Alvarez will also be entitled to reimbursement for his reasonable business expenses incurred in connection with the performance of his duties hereunder commencing on the effective date hereof, including expenditures for entertainment, gifts and other travel, provided, however, that (a) each such expenditure is of a nature qualifying it as a prior deduction on the federal and state income tax returns of the Corporation, and (b) Mr. Alvarez promptly furnishes to the Corporation adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate tax authorities for the substantiation of each such expenditure as an income tax deduction.

4.7           Deferred Compensation.  Any reduction in the first year base salary, bonus, benefits, auto lease, vacation, expense, or tax reimbursement shall, nonetheless, be carried forward as deferred compensation or reimbursement and be payable in cash in full upon termination of Mr. Alvarez’s employment, without regard to the reason for such termination.

4.8           Indemnification.  The Corporation shall indemnify and hold harmless Mr. Alvarez in connection with the defense of any action, suit or proceeding to which he is a party or threat thereof, by reason of his being or having been an Mr. Alvarez or director of the Corporation to the fullest extent that may be permitted by applicable law.

5.           Severance Compensation.

5.1           Termination other than for Cause.  In the event that Mr. Alvarez’s employment is terminated in a termination other than for Cause, Mr. Alvarez shall be paid concurrently with the notice of termination a severance pay an amount equal to his then base salary as would otherwise accrue throughout the remainder of the Term.

5.2           Other Termination.  In the event of a Voluntary Termination or Termination for Cause, neither Mr. Alvarez nor his estate shall be paid or otherwise entitled to any severance pay.

6.           Non-Competition.

6.1           During the Term of Employment.  During the term of his employment under this Agreement, Mr. Alvarez shall not directly or indirectly, as an owner, partner, shareholder, employee, consultant, or in any similar manner, engage in any activity competitive with or adverse to the business in which the Corporation is engaged at the time.  Notwithstanding the foregoing, Mr. Alvarez shall be free, without the Corporation’s consent, to purchase or hold as an investment or otherwise, up to one percent (1%) of the outstanding common stock or other securities of any company or other entity which has its securities publicly traded on any recognized securities exchange or in the over-the-counter market, or two and one half percent (2.5%) of the stock or other securities of any privately held company or other entity that might be reasonably deemed to be in competition with the businesses of the Corporation.

6.2           After Termination.  In the event of a Voluntary Termination or Termination for Cause, Mr. Alvarez covenants that he shall not for one (1) year following such termination directly or indirectly as an owner, partner, shareholder, employee, consultant, or in any similar manner engage, in competition with the Corporation, in any of the same types of businesses as the Corporation is engaged at the time of the termination, it being agreed that the existence of any competitive relationship in the ownership, employment, consultation or other activity of Mr. Alvarez shall be a matter subject to determination in good faith, albeit exclusively, by the Board of Directors.  Notwithstanding the foregoing, the purchase or holding by Mr. Alvarez as an investment or otherwise of up to one percent (1%) of the outstanding common stock or other securities of any company or other entity which has its securities publicly traded on any recognized securities exchange or in the over-the-counter market, or two and one half percent (2.5%) of the stock or other securities of any privately held company or other entity, that might be reasonably deemed to be in competition with the businesses of the Corporation shall not constitute a breach of the covenant contained in this Section 6.2.

7.           Confidentiality.  Mr. Alvarez agrees that all confidential and proprietary information (including without limitation any and all information, books, records, and documents relating to the Corporation’s operations, customer lists, financial data, any and all reports to the Corporation by Mr. Alvarez during the course of his employment by the Corporation, and any and all information regarding personnel, customers, pricing, terms of sale, research and development, or otherwise relating to the business of the Corporation) relating to the business or operations of the Corporation or off its affiliates, shall be kept and treated as confidential both during and after the Term, provided, however, that Mr. Alvarez shall not incur any liability for  disclosure of information which (a) was permitted in writing by the Board of Directors, or (b) is within the public domain or comes within the public domain without any breach of this Agreement.  All notes, memoranda, reports, drawings, blueprints, manuals, computer programs, records, materials, data and other papers of every kind which were in or shall come into Mr. Alvarez’s possession at any time during Mr. Alvarez’s employment by the Corporation relating to any such confidential and proprietary information shall be the sole and exclusive property of the Corporation.  This property shall be surrendered to the Corporation upon termination of the employment period or upon request by the Corporation at any other time either before or after such termination, and Mr. Alvarez agrees not to retain any copies, notes or excerpts thereof.

8.           Copyright.  Mr. Alvarez agrees that, except as provided in the preceding sentence, any and all writings produced at any time during the term hereof by Mr. Alvarez as a part of the performance of his duties hereunder are and will be the sole property of the Corporation, and that the Corporation will have the exclusive right to copyright such writings in any country.

9.           Miscellaneous.

9.1           Waiver.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

9.2           Entire Agreement; Modification.  Except as otherwise expressly provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof and supersedes any and all prior understandings, agreements, plans and negotiations, writer or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments or entitlements to Mr. Alvarez from the Corporation.  All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

9.3           Notices.  All notices and other communications under this Agreement shall be in writing and shall be delivered personally or given by telegraph or facsimile transmission or first class mail and shall be deemed to have been duly given when personally delivered or seven days after mailing or one day after facsimile or telegraph transmission to the respective persons named below:

If to the Corporation:                           FindEx.com, Inc.
1313 South Killian Drive
Lake Park, FL 33403

If to Mr. Alvarez:                                  Joseph Alvarez
____________________
____________________

Any party may change its address for notices by notice duly pursuant to this Section 9.3.

9.4           Headings.  The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

9.5           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.  Mr. Alvarez and the Corporation each agree that service upon them in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in Section 9.3.

9.6           Injunctive Relief.  The parties acknowledge and agree that the extent of damages to the Corporation in the event of a breach of Sections 6, 7 or 8 of this Agreement would be difficult or impossible to ascertain and that there is and will be available to the Corporation no adequate remedy at law in the event of any such breach.  Accordingly, Mr. Alvarez agrees that, in the event of such breach, the Corporation shall be entitled to enforce such sections by injunctive or other equitable relief in addition to any other relief to which the Corporation may be entitled.

9.7           Attorneys.  In the event legal action in brought to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorney fees and related costs.

9.8           Survival; Non-Assignability.  The Corporation’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Corporation.  This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Corporation.  In the event any such merger, consolidation, or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and shall insure to the benefit of the surviving or resulting Corporation or person.  This Agreement shall be binding upon and insure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that, except as herein expressly provided, this Agreement shall not be assignable either by the Corporation (except to an affiliate of the Corporation) or by Mr. Alvarez.

9.9           Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

9.10           Severability.  If any portion of this Agreement is determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

______________________________
                Joseph Alvarez

COMPANY:

FINDEX.COM, INC.

By: ____________________________
Name:    Steven Malone
Title:      President

ESCT ACQUISITION CORP.

By: ____________________________
Name:    Steven Malone
Title:      President

Exhibit E

Form of Malone Employment Agreement

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of _______ _, 2014, between FindEx.com, Inc., a Nevada corporation (“Findex”) and ESCT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Findex (jointly with Findex, the “Corporation”), and Steven Malone (“Mr. Malone”).

WHEREAS, Mr. Malone desires to become employed by the Corporation as a senior level corporate executive pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, the Corporation desires to employ Mr. Malone in such capacity pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.           Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Balance Sheet” – a balance sheet as of the ending date of any given Fiscal Year included in any Financial Statements.

“Board of Directors” – as of any given point in time, the board of directors of the Corporation.

“FCF” – for any given Fiscal Year, Free Cash Flow.

“Financial Statements” – for any given Fiscal Year of the Corporation, the financial statements of the Corporation, inclusive of the footnotes thereto, audited by the independent auditors for the Corporation last to issue a corresponding audit report in relation thereto, and for which no resolution or other formal conclusion has been subsequently reached by the Board of Directors that reliance thereon would be ill-advised, without regard to whether such conclusion has been communicated to the public by way of current report on SEC Form 8-K or otherwise.

“Fiscal Year” – for purposes of financial reporting, the fiscal year of the Corporation, or, if the Corporation uses the calendar year, the calendar year.

“Free Cash Flow” – for any given Fiscal Year, NI + NRWDRC – NRG + NCC – NCDOB + NCWC – GCPX + NDS.

“Growth CapEx” – for any given Fiscal Year, the aggregate capital expenditures for property, plant, equipment and other fixed assets that the Corporation must reasonably but minimally make, as determined in good faith by the Board of Directors in advance of each then upcoming Fiscal Year, in order to continue to develop the Corporation’s reasonably targeted long-term revenue growth and competitive position.

“GCPX” – for any given fiscal period, Growth CapEx.

“Income Statement” – an income statement for any given Fiscal Year included in any Financial Statements.

“NCC” – for any given Fiscal Year, Non-Cash Charges.

“NCDOB” – for any given Fiscal Year, Non-Cash Deferrals and Other Benefits.

“NCWC” – for any given Fiscal Year, the Net Change in (Non-Cash) Working Capital.

“NDS” – for any given Fiscal Year, Net Debt Service.

“Net Change in (Non-Cash) Working Capital” – Working Capital, as of any Balance Sheet date, minus Working Capital as of the Balance Sheet date for the subsequent fiscal or other comparable reporting period.

“Net Debt Service” – the sum of any principal debt paydown and corresponding interest payments minus corresponding interest tax deductions.

“Net Income” for any given Fiscal Year, the after-tax net income of the Corporation, calculated in accordance with generally accepted accounting principles, as reflected in the Income Statement.

“NI” – for any given Fiscal Year, Net Income.

“Non-Cash Charges” – for any given Fiscal Year, and as reflected on the Income Statement therefor, the sum of any depreciation and amortization expense and any shared-based compensation expense.

“Non-Cash Deferrals and Other Benefits” – for any given Fiscal Year, and as reflected on the Income Statement therefor, the sum of any tax benefits from stock options and any deferred income tax benefit.

“Non-Recurring Gains” – any gains reflected in the Financial Statements which, by their nature, did not occur in the ordinary course of business and could not reasonably be expected to recur annually.

“Non-Recurring Write-Downs and Restructuring Charges” – any asset write-downs and/or restructuring charges reflected in the Financial Statements which, by their nature, did not occur in the ordinary course of business and could not reasonably be expected to recur annually.

“NRG” – for any given Fiscal Year, Non-Recurring Gains.

“NRWDRC” – for any given Fiscal Year, Non-Recurring Write-Downs and Restructuring Charges.

“Term” – the term of this Agreement as set forth in Section 3 hereof.

“Termination for Cause” – termination by the Corporation of Mr. Malone’s employment for reason of (i) Mr. Malone’s willful and persistent inattention to his duties and/or acts amounting to gross negligence or willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Corporation, (ii) Mr. Malone’s willful breach of any term or provision of this Agreement; or (iii) the commission by Mr. Malone of any act or any failure by Mr. Malone to act involving serious criminal conduct or moral turpitude, whether or not directly relating to the business and affairs of the Corporation.

“Termination other than for Cause” – termination by the Corporation of Mr. Malone’s employment other than a Termination for Cause.

“Voluntary Termination” – termination by Mr. Malone of Mr. Malone’s employment by the Corporation and shall exclude termination by reason of Mr. Malone’s death or disability as described in Sections 3.5 and 3.6.

“Working Capital” – as drawn from the Balance Sheet for any given fiscal period ended, current assets exclusive of cash minus current liabilities.

2.           Duties.  During the term of this Agreement, Mr. Malone agrees to be employed by and to serve the Corporation as President, and the Corporation agrees to employ and retain Mr. Malone in such capacity.  Mr. Malone shall devote his reasonable best efforts and all of his business time, energy, and skill to the affairs of the Corporation; provided, however, that Mr. Malone may undertake such additional charitable and business activities as would not be unreasonable for a full-time senior level corporate executive with comparable responsibilities to Mr. Malone’s employed by a company reasonably comparable to the Corporation.  In the performance of his duties hereunder, Mr. Malone shall at all times be subject to the reasonable directions of the Board of Directors.

3.           Term of Employment.

3.2           Basic Term.  The term of employment of Mr. Malone by the Corporation shall terminate, unless extended by mutual written agreement of Office and the Corporation, or unless earlier terminated in accordance with this Agreement three (3) years from the date hereof.

3.3           Termination for Cause.  Termination for Cause may be effected by the Corporation at any time during the term of this Agreement and shall be effected by written notification to Mr. Malone.  Upon Termination for Cause, Mr. Malone shall be immediately paid all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses and taxes as provided in this Agreement and vacation pay, through the date of termination, but Mr. Malone shall not be paid any other compensation of any kind, including without limitation, severance compensation.

3.4           Termination Other than for Cause.  Notwithstanding anything else in this Agreement, the Corporation may effect a Termination other than for Cause at any time upon giving notice to Mr. Malone and tendering immediately therewith all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan) reimbursements for certain expenses and taxes as specifically provided in this Agreement and vacation pay, through the date of termination in addition, the Corporation shall pay Mr. Malone severance compensation as provided in Section 4 of this Agreement.  Mr. Malone shall be entitled to no other compensation of any kind.

3.5           Termination by Reason of Disability.  In the event that Mr. Malone should, in the reasonable judgment of the Board of Directors of the Corporation, fail to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity shall continue for a period of more than three (3) months, the Corporation shall have the right to terminate Mr. Malone’s employment hereunder by written notification to Mr. Malone and payment to Mr. Malone of all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses and taxes as specifically provided in this Agreement and vacation pay.  In addition, in the event of a termination for the disability of Mr. Malone, the Corporation shall pay to Mr. Malone severance compensation as provided in Section 4 of this Agreement until the later to occur of (i) one year, or (ii) the expiration of Mr. Malone’s employment as provided in section 3.2 of this Agreement.

3.6           Death.  In the event of Mr. Malone’s death during the term of this Agreement, Mr. Malone’s employment shall be deemed to have terminated as of the last day of the month during which his death occurred, and the Corporation shall pay to his estate accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses and taxes as specifically provided in this Agreement and vacation days, through the date of termination.  In addition, in the event of termination for reason of the death of Mr. Malone, the Corporation shall pay to Mr. Malone’s spouse, if she survives him, or, if Mr. Malone is not married on the date of his death, then to his estate, severance compensation as provided in Section 4 of this Agreement until the earliest of (i) the expiration of one year from the date of Mr. Malone’s death, or (ii) if Mr. Malone is married on the date of his death, the date of death of such spouse, or (iii) the expiration of Mr. Malone’s employment as provided in Section 2.2 of this Agreement.

3.7           Voluntary Termination.  In the event of a Voluntary Termination, the Corporation shall immediately pay all accrued salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expense and taxes as specifically provided in this Agreement and vacation days, through the date of termination, but no other compensation of any kind, including without limitation severance pay.

4.           Salary and Benefits.

4.1           Base Salary.  As compensation for the services rendered by Mr. Malone as provided in Section 2 of this Agreement, and subject to the terms and conditions of Section 3 of this Agreement, the Corporation agrees to pay Mr. Malone a base annual salary of not less than one hundred and fifty thousand dollars ($150,000), payable in such periodic installments as the Board of Directors may establish from time to time for senior management, until the first (1st) anniversary of the effective date of this Agreement.  The base salary payable to Mr. Malone for each remaining year of the Term following the first (1st) anniversary of the effective date of this Agreement shall be established on an annual basis by the Board of Directors; provided, however, that such base salary be no less than one hundred and fifty thousand dollars ($150,000) for any given year during the Term.

4.2           Bonuses.  In addition to the base salary payable pursuant to Section 3.1 of this Agreement, for each Fiscal Year ended throughout the Term, the Corporation shall pay Mr. Malone, as an incentive-based bonus, an amount in cash equal to one percent (1%) of FCF; provided, however, that such bonus not exceed five hundred thousand dollars ($500,000) for any single Fiscal Year.  Such bonus shall be payable within thirty (30) days of the end of the first fiscal quarter following each such corresponding Fiscal Year ended.

4.3           Employee Benefit Plans.  Mr. Malone shall be eligible to participate in such of the Corporations’ benefit plans as may be established by the Board of Directors and made generally available of the Corporation (including without limitation any plans and programs of affiliates of the Corporation in which the Corporation has elected to participate), including any retirement, profit sharing, deferred compensation, stock option, medical, dental, and health insurance plans.

4.4           Lease of Automobile and Related Expenses.  The Corporation shall lease in the Corporation’s name an automobile for Mr. Malone’s use in Florida for an amount up to $550.00 per month, pay a parking allowance to Mr. Malone and, upon furnishing of reasonable receipts and/or other substantiation of payment, shall reimburse Mr. Malone for insurance and other expenses in accordance with the Internal Revenue Service guidelines regarding reimbursement of expenses incurred in connection with the use of an automobile for business purposes.

4.5           Required Travel and Accommodations.  It is hereby acknowledged that Mr. Malone currently resides in the greater Omaha, NE area, and that, for the foreseeable future, Mr. Malone shall be commuting to and from the offices of the Corporation on a weekly or other basis and Mr. Malone shall be entitled to reimbursement by the Corporation for the entirety of his reasonable airfare and hotel or other hospitality accommodations incurred as a result thereof, provided, however, that Mr. Malone promptly furnishes to the Corporation adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate tax authorities for the substantiation of each such expenditure as an income tax deduction.

4.6           Vacations; Taxes; Other Business and Travel Expenses.  Mr. Malone will be entitled to vacation periods each year similar to those taken by the Corporation’s other key Mr. Malone up to four (4) weeks.  Mr. Malone will also be entitled to reimbursement for his reasonable business expenses incurred in connection with the performance of his duties hereunder commencing on the effective date hereof, including expenditures for entertainment, gifts and other travel, provided, however, that (a) each such expenditure is of a nature qualifying it as a prior deduction on the federal and state income tax returns of the Corporation, and (b) Mr. Malone promptly furnishes to the Corporation adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate tax authorities for the substantiation of each such expenditure as an income tax deduction.

4.7           Deferred Compensation.  Any reduction in the first year base salary, bonus, benefits, auto lease, vacation, expense, or tax reimbursement shall, nonetheless, be carried forward as deferred compensation or reimbursement and be payable in cash in full upon termination of Mr. Malone’s employment, without regard to the reason for such termination.

4.8           Indemnification.  The Corporation shall indemnify and hold harmless Mr. Malone in connection with the defense of any action, suit or proceeding to which he is a party or threat thereof, by reason of his being or having been an Mr. Malone or director of the Corporation to the fullest extent that may be permitted by applicable law.

5.           Severance Compensation.

5.1           Termination other than for Cause.  In the event that Mr. Malone’s employment is terminated in a termination other than for Cause, Mr. Malone shall be paid concurrently with the notice of termination a severance pay an amount equal to his then base salary as would otherwise accrue throughout the remainder of the Term.

5.2           Other Termination.  In the event of a Voluntary Termination or Termination for Cause, neither Mr. Malone nor his estate shall be paid or otherwise entitled to any severance pay.

6.           Non-Competition.

6.1           During the Term of Employment.  During the term of his employment under this Agreement, Mr. Malone shall not directly or indirectly, as an owner, partner, shareholder, employee, consultant, or in any similar manner, engage in any activity competitive with or adverse to the business in which the Corporation is engaged at the time.  Notwithstanding the foregoing, Mr. Malone shall be free, without the Corporation’s consent, to purchase or hold as an investment or otherwise, up to one percent (1%) of the outstanding common stock or other securities of any company or other entity which has its securities publicly traded on any recognized securities exchange or in the over-the-counter market, or two and one half percent (2.5%) of the stock or other securities of any privately held company or other entity that might be reasonably deemed to be in competition with the businesses of the Corporation.

6.2           After Termination.  In the event of a Voluntary Termination or Termination for Cause, Mr. Malone covenants that he shall not for one (1) year following such termination directly or indirectly as an owner, partner, shareholder, employee, consultant, or in any similar manner engage, in competition with the Corporation, in any of the same types of businesses as the Corporation is engaged at the time of the termination, it being agreed that the existence of any competitive relationship in the ownership, employment, consultation or other activity of Mr. Malone shall be a matter subject to determination in good faith, albeit exclusively, by the Board of Directors.  Notwithstanding the foregoing, the purchase or holding by Mr. Malone as an investment or otherwise of up to one percent (1%) of the outstanding common stock or other securities of any company or other entity which has its securities publicly traded on any recognized securities exchange or in the over-the-counter market, or two and one half percent (2.5%) of the stock or other securities of any privately held company or other entity, that might be reasonably deemed to be in competition with the businesses of the Corporation shall not constitute a breach of the covenant contained in this Section 6.2.

7.           Confidentiality.  Mr. Malone agrees that all confidential and proprietary information (including without limitation any and all information, books, records, and documents relating to the Corporation’s operations, customer lists, financial data, any and all reports to the Corporation by Mr. Malone during the course of his employment by the Corporation, and any and all information regarding personnel, customers, pricing, terms of sale, research and development, or otherwise relating to the business of the Corporation) relating to the business or operations of the Corporation or off its affiliates, shall be kept and treated as confidential both during and after the Term, provided, however, that Mr. Malone shall not incur any liability for  disclosure of information which (a) was permitted in writing by the Board of Directors, or (b) is within the public domain or comes within the public domain without any breach of this Agreement.  All notes, memoranda, reports, drawings, blueprints, manuals, computer programs, records, materials, data and other papers of every kind which were in or shall come into Mr. Malone’s possession at any time during Mr. Malone’s employment by the Corporation relating to any such confidential and proprietary information shall be the sole and exclusive property of the Corporation.  This property shall be surrendered to the Corporation upon termination of the employment period or upon request by the Corporation at any other time either before or after such termination, and Mr. Malone agrees not to retain any copies, notes or excerpts thereof.

8.           Copyright.  Mr. Malone agrees that, except as provided in the preceding sentence, any and all writings produced at any time during the term hereof by Mr. Malone as a part of the performance of his duties hereunder are and will be the sole property of the Corporation, and that the Corporation will have the exclusive right to copyright such writings in any country.

9.           Miscellaneous.

9.1           Waiver.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

9.2           Entire Agreement; Modification.  Except as otherwise expressly provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof and supersedes any and all prior understandings, agreements, plans and negotiations, writer or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments or entitlements to Mr. Malone from the Corporation.  All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

9.3           Notices.  All notices and other communications under this Agreement shall be in writing and shall be delivered personally or given by telegraph or facsimile transmission or first class mail and shall be deemed to have been duly given when personally delivered or seven days after mailing or one day after facsimile or telegraph transmission to the respective persons named below:

If to the Corporation:                           FindEx.com, Inc.
1313 South Killian Drive
Lake Park, FL 33403

If to Mr. Malone:                                  Steven Malone
18151 Lafayette Avenue
Elkhorn, NE 68022

Any party may change its address for notices by notice duly pursuant to this Section 9.3.

9.4           Headings.  The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

9.5           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.  Mr. Malone and the Corporation each agree that service upon them in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in Section 9.3.

9.6           Injunctive Relief.  The parties acknowledge and agree that the extent of damages to the Corporation in the event of a breach of Sections 6, 7 or 8 of this Agreement would be difficult or impossible to ascertain and that there is and will be available to the Corporation no adequate remedy at law in the event of any such breach.  Accordingly, Mr. Malone agrees that, in the event of such breach, the Corporation shall be entitled to enforce such sections by injunctive or other equitable relief in addition to any other relief to which the Corporation may be entitled.

9.7           Attorneys.  In the event legal action in brought to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorney fees and related costs.

9.8           Survival; Non-Assignability.  The Corporation’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Corporation.  This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Corporation.  In the event any such merger, consolidation, or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and shall insure to the benefit of the surviving or resulting Corporation or person.  This Agreement shall be binding upon and insure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that, except as herein expressly provided, this Agreement shall not be assignable either by the Corporation (except to an affiliate of the Corporation) or by Mr. Malone.

9.9           Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

9.10           Severability.  If any portion of this Agreement is determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

______________________________
                Steven Malone

COMPANY:

FINDEX.COM, INC.

By: ____________________________
Name:    Joseph Alvarez
Title:     Chief Executive Officer

ESCT ACQUISITION CORP.

By: ____________________________
Name:    Joseph Alvarez
Title:     Chief Executive Officer